Exhibit 4.11

EXECUTION VERSION

Dated     18 October 2019

among
GLOBALFOUNDRIES INC.
as the Company
GLOBALFOUNDRIES INC.
GLOBALFOUNDRIES SINGAPORE PTE. LTD.
- and -
GLOBALFOUNDRIES U.S. INC.
as the Original Borrowers
THE ENTITIES NAMED AS GUARANTORS
CITIBANK, N.A., LONDON BRANCH
- and -
DBS BANK LTD.
as Arrangers and Bookrunners
- and -
CITIBANK EUROPE PLC, UK BRANCH
as Facility Agent

_____________________________________
REVOLVING AND L/C FACILITIES AGREEMENT
_____________________________________

WE OPERATE IN THE UK AND ITALY AS SHEARMAN & STERLING (LONDON) LLP, A LIMITED LIABILITY PARTNERSHIP ORGANISED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS. SHEARMAN & STERLING (LONDON) LLP IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY (FIRM SRA NUMBER 211340). A LIST OF ALL PARTNERS’ NAMES, WHICH INCLUDES SOLICITORS AND REGISTERED FOREIGN LAWYERS, IS OPEN FOR INSPECTION AT THE ABOVE ADDRESS. EACH PARTNER OF SHEARMAN & STERLING (LONDON) LLP IS ALSO A PARTNER OF SHEARMAN & STERLING LLP WHICH HAS OFFICES IN THE OTHER CITIES NOTED ABOVE.

CONTENTS    Page
    i

41. REMEDIES AND WAIVERS	129
42. AMENDMENTS AND WAIVERS	129
43. CONFIDENTIAL INFORMATION	136
44. CONFIDENTIALITY OF FUNDING RATES	139
45. DISCLOSURE OF LENDER DETAILS BY FACILITY AGENT	140
46. COUNTERPARTS	141
47. USA PATRIOT ACT	141
48. GOVERNING LAW	141
49. CONTRACTUAL RECOGNITION OF BAIL-IN	141
50. ENFORCEMENT	142
SCHEDULE 1 THE ORIGINAL PARTIES	143
Part A Original Guarantors	143
Part B Original Borrowers	144
Part C Original Lenders	145
SCHEDULE 2 CONDITIONS PRECEDENT	146
Part A Conditions Precedent to Financial Close	146
Part B Conditions Precedent required to be delivered by an Additional Guarantor	149
SCHEDULE 3 REQUESTS AND NOTICES	151
Part A Utilisation Request Loans	151
Part B Utilisation Request Letters of Credit	152
SCHEDULE 4 SPECIFIED TIMES	154
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE	156
SCHEDULE 6 FORM OF ASSIGNMENT AGREEMENT	159
SCHEDULE 7 FORM OF ACCESSION DEED	162
SCHEDULE 8 FORM OF RESIGNATION LETTER	164
SCHEDULE 9 FORM OF COMPLIANCE CERTIFICATE	165
SCHEDULE 10 FORM OF LETTER OF CREDIT	166
SCHEDULE 11 GUARANTEE LIMITATIONS IN GENERAL	169
SCHEDULE 12 REPRESENTATIONS	170
SCHEDULE 13 INFORMATION COVENANTS	174
SCHEDULE 14 AFFIRMATIVE COVENANTS	177
SCHEDULE 15 NEGATIVE COVENANTS	179
SCHEDULE 16 EVENTS OF DEFAULT	182
SCHEDULE 17 FORM OF CONFIDENTIALITY AGREEMENT	185
SCHEDULE 18 FORM OF INCREASE CONFIRMATION	190
SCHEDULE 19 FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE	193
Part A Form of Notice on entering into Notifiable Debt Purchase Transaction	193
Part B Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate	194
SCHEDULE 20 EXISTING FINANCE LEASES AND CAPITAL LEASES	195
SCHEDULE 21 EXISTING INVESTMENT COMMITMENTS	196
Part A Existing loans and guarantees already made or committed to be made	196
Part B Other investments already committed	196
SCHEDULE 22 FORM OF ACCEPTABLE LETTER OF CREDIT	197

    ii

THIS AGREEMENT is made on 18 October 2019
BETWEEN:
(1)    GLOBALFOUNDRIES INC., an exempted company incorporated in the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company");
(2)    THE ENTITIES listed in Part B (Original Borrowers) of Schedule 1 (The Original Parties) as the original borrowers (the "Original Borrowers");
(3)    THE ENTITIES listed in Part A (Original Guarantors) of Schedule 1 (The Original Parties) as the original guarantors (the "Original Guarantors");
(4)    CITIBANK, N.A., LONDON BRANCH and DBS BANK LTD. as arrangers and bookrunners (the "Arrangers" and "Bookrunners");
(5)    THE FINANCIAL INSTITUTIONS listed in Part C (Original Lenders) of Schedule 1 (The Original Parties) as lenders under the Revolving Facility (the "Original Revolving Lenders");
(6)    CITIBANK, N.A. as lender under the Additional L/C Facility (the "Original Additional L/C Lender" and together with the Original Revolving Lenders, the "Original Lenders"); and
(7)    CITIBANK EUROPE PLC, UK BRANCH as facility agent of the other Finance Parties (the "Facility Agent").
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
"Acceptable Bank" means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Baa1 or higher by Moody's Investors Service Limited or BBB+ or higher by Fitch Ratings Ltd; or
(b)any other bank or financial institution approved by the Facility Agent (acting on the instructions of the Majority Lenders) following a request in writing from the Company.
"Acceptable Letter of Credit" means a first demand stand by letter of credit, substantially in the form of Schedule 22 (Form of Acceptable Letter of Credit) issued by an Acceptable Bank.
"Acceptable Transferee" means a (i) bank or financial institution; or (ii) a trust, fund or other entity that is regularly engaged in, or established for the purposes of, making, purchasing or investing in loans, securities or other financial assets and which has been approved by the Company in its sole discretion (acting reasonably) provided that, unless as otherwise agreed by the Company at its sole discretion, the following shall be deemed not to be an Acceptable Transferee:

(a)at any time (other than when an Event of Default is continuing), a Loan-to-Own/Distressed Investor;
(b)at any time (other than (1) when an Event of Default is continuing or (2) in respect of a transfer or assignment to an Affiliate of the transferring or assigning Lender) but solely in respect of transfers and assignments of Additional L/C Facility Commitments, a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or lower by Standard & Poor's Rating Services or Baa3 or lower by Moody's Investors Service Limited or BBB- or lower by Fitch Ratings Ltd;
(c)at any time, any Industry Competitor; and
(d)any person that is (or would, upon becoming a Lender, be) a Defaulting Lender at the time of such assignment, transfer or sub-participation (provided that, unless an Existing Lender has knowledge or is advised to the contrary, it shall be entitled to rely on a written statement from a New Lender in an Assignment Agreement or Transfer Certificate (as the case may be), that it is not, and will not become, a Defaulting Lender on the date on which it becomes a Lender under this Agreement).
"Accession Deed" means an accession deed substantially in the form set out in Schedule 7 (Form of Accession Deed).
"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 31.2 (Additional Borrowers).
"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors).
"Additional Obligor" means an Additional Borrower or an Additional Guarantor.
"Additional L/C Facility" means the letter of credit facility made or to be made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).
"Additional L/C Facility Commitment" means:
(a)for the Original Additional L/C Lender, the amount set opposite its name in Part C (Original Lenders) of Schedule 1 (The Original Parties) under the heading Additional L/C Facility Commitments and the amount of any other Additional L/C Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(b)for any other Lender, the amount in the Base Currency of any Additional L/C Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), in each case, to the extent not cancelled, transferred or reduced under this Agreement.
"Adjusted Group" means the Group excluding the Excluded Guarantor Companies.
"Affiliate" means, in respect of any person, a Subsidiary of that person, a Holding Company of that person or any Subsidiary of that Holding Company.

"Affiliate Investment" means any entity in which the Company has ownership, directly or indirectly, of not less than ten per cent. (10%) of the securities having ordinary voting power for the election of directors or other governing body of such entity.
"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.
"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.
"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).
"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).
"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:
(a)the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);
(b)the face amount of each guarantee, bond and letter of credit under that Ancillary Facility net of cash cover and as reduced in accordance with its terms; and
(c)the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
"Applicable Law" means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Government Approval, or any published directive, guideline, requirement or other governmental restriction that has the force of law or any determination by, or interpretation of, any of the foregoing by any judicial authority, binding on a given person whether in effect as of the date hereof or as of any date thereafter, including all applicable Environmental Laws.
"Approved Borrower" means, in relation to a Facility, any Borrower (other than the Company in respect of any Facility and GLOBALFOUNDRIES U.S. Inc. in respect of the Additional L/C Facility only) which has been approved by each Original Lender that is a Lender under that Facility in accordance with Clause 4.5 (Approved Borrowers).

"Approved Accounting Principles" means, as the context may require, in the case of the Company, IFRS or, in the case of any other member of the Group, the accounting standards generally accepted in the jurisdiction of incorporation of the relevant member of the Group.
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed by the Facility Agent and the Company.
"Auditor’s Determination" has the meaning given to that term in paragraph (b)(iv) of Clause 22.11 (Guarantee limitations).
"Authorised Officer" means, in respect of a person, the chairman or any other director of the board of directors, the chief executive officer, the chief financial officer, the general manager, the treasurer or any other duly authorised officer of such person.
"Automatic Acceleration Event" has the meaning given to that term in paragraph (b) of Clause 28 (Remedies following Default).
"Availability Period" means:
(a)in relation to the Revolving Facility, the period from and including the Signing Date to and including the date falling one month prior to the Final Maturity Date; and
(b)in relation to the Additional L/C Facility, the period from and including the Signing Date to and including the date falling one month prior to the Final Maturity Date.
"Available Commitment" means, in relation to a Facility, the Commitment of a Lender under that Facility at any time minus subject to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below:
(a)the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in respect of the Revolving Facility, the Base Currency Amount of the aggregate of its (and its Affiliate's) Ancillary Commitments; and
(b)in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in respect of the Revolving Facility, the Base Currency Amount of its (and its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.
For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under that Facility, the following amounts shall not be deducted from that Lender's Commitment under that Facility:
(i)that Lender's participation in any Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)that Lender's (and its Affiliate's) Ancillary Commitments under that Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.
"Available Credit Balance" means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.
"Available Facility" means, in relation to a Facility at any time, the aggregate of the Available Commitments under that Facility at such time.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"Bank Levy" means any amount payable by any Finance Party or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the United Kingdom bank levy as set out in the Finance Act 2011 (as amended), the French taxe de risque systémique as set out in Article 235 ter ZE of the French Tax Code and the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French Tax Code, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012, the Swedish bank levy as set out in the Swedish Act on state support to credit institutions (lag (2008:814) (as amended or replaced from time to time)) and any tax in any jurisdiction levied on a similar basis or for a similar purpose in force (or formally announced) as at the Signing Date.
"Base Currency" means Dollars.
"Base Currency Amount" means:
(a)in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit); and
(b)in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Facility Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Facility Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.
"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Clause 9.9 (Affiliates of Borrowers).
"Break Costs" means the amount (if any) by which:
(a)the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day" means:
(a)for the purposes of determining EURIBOR, a TARGET Day;
(b)for the purposes of determining LIBOR, a day (other than a Saturday or Sunday) on which dealings in Dollar deposits are carried on in the London interbank market and on which banks are generally open for general business in London; and
(c)for the purposes of delivering any Utilisation Request or Renewal Request, identifying any Utilisation Date, issuing any Letters of Credit, funding any Utilisation (or calculating any amounts for the relevant Utilisation) and making any other payment, a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Singapore provided that such day is a TARGET Day for payment or purchase of Euro;
(c)for all other purposes, a day (other than a Friday, Saturday or Sunday) on which banks are open for general business in London, New York, Abu Dhabi and Singapore.

"Calculation Date" means each last day of the second quarter of a Financial Year and each last day of a Financial Year commencing with 31 December 2019.
"Calculation Period" means any twelve (12) calendar month period ending on a Calculation Date (and including, for the avoidance of doubt, only one previous Calculation Date).
"Capital Stock" means, of any person, any shares, interests, rights to purchase, warrants, options, debt securities, participations or other equivalents of or interests in (however designated), the common or preferred equity share capital of such person, including, without limitation, partnership interests, and any securities convertible into or exchangeable for any thereof (whether optionally or mandatorily).
"Cash" means, at any time, cash at bank credited to an account in the name of a member of the Adjusted Group with an Acceptable Bank which is freely transferable into Dollars or Euro and immediately available (or immediately available upon the giving of notice and the expiry of the relevant notice period) to be applied in repayment or prepayment of the Facilities.
"Cash Equivalent Investments" means at any time:
(a)certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;
(b)any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, the Emirate of Abu Dhabi, Japan, Singapore or any member state of the European Economic Area or any Participating Member State which has a credit rating of A- or higher by Standard & Poor's Rating Services, A3 or higher by Moody's Investors Service Limited or Aa3 or higher by Fitch Ratings Limited or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;
(c)commercial paper not convertible or exchangeable to any other security:
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America, the United Kingdom, any Emirate of the United Arab Emirates, Japan, Singapore, any member state of the European Economic Area or any Participating Member State;
(iii)which matures within one (1) year after the relevant date of calculation; and
(iv)which has a credit rating of A-1 or higher by Standard & Poor's Rating Services or P-1 or higher by Moody's Investors Service Limited or F1 or higher by Fitch Ratings Ltd, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)any investment in money market funds which (i) have assets with a credit rating of A-1 or higher by Standard & Poor's Rating Services or P-1 or higher by Moody's Investors Service Limited or F1 or higher by Fitch Ratings Ltd, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than thirty (30) days' notice;

(e)any loan made to an entity which has a credit rating of A+ or higher by Standard & Poor's Rating Services or A1 or higher by Moody's Investors Service Limited or A+ or higher by Fitch Ratings Ltd;
(f)any letter of credit or other similar instrument issued by an Acceptable Bank providing for payment on first written demand, which shall be in the form of an Acceptable Letter of Credit; or
(g)any other debt security approved by the Facility Agent,
in each case, denominated either in Dollars, Euro or in any other currency which is freely convertible into Dollars or Euro and to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any security (other than the normal security arising in favour of a clearing system due to the relevant investment being held in such clearing system).
"Change of Control" means the occurrence of an event resulting in (i) an entity wholly owned (directly or indirectly) by the government of the Emirate of Abu Dhabi ceasing to Control the Company; or (ii) the Company ceasing to Control any Borrower.
"China Investment" means the contribution of equipment and other assets to the China Joint Venture in exchange for, amongst other things, equity ownership rights in the China Joint Venture, provided that the China Joint Venture becomes a member of the Group and the aggregate value of such equipment and other assets does not exceed US$450,000,000 (or its equivalent in any other currency or currencies).
"China Joint Venture" means the joint venture entity to be established between a member of the Group and the Government of Chongqing or the Government of Chengdu of the People's Republic of China (and/or their respective affiliated entities and local partners).
"Closing Date" means the date of first utilisation of the Facilities.
"Closing Date Security Documents" means:
(a)the security confirmation agreement made between GLOBALFOUNDRIES INC., GLOBALFOUNDRIES Investments LLC, GLOBALFOUNDRIES (Netherlands) Coöperatief U.A., GLOBALFOUNDRIES Netherlands Holding B.V., GLOBALFOUNDRIES Netherlands B.V. and Wilmington Trust, National Association, as the Pledgee, governed by the laws of the Netherlands;
(b)a German law governed confirmation and junior share and interest pledge agreement to be entered into among, inter alios, GLOBALFOUNDRIES Netherlands Holding B.V., GLOBALFOUNDRIES Dresden Module One LLC, GLOBALFOUNDRIES Dresden Module Two LLC, GLOBALFOUNDRIES Management Services Limited Liability Company & Co. KG, GLOBALFOUNDRIES Dresden Module One Holding GmbH, GLOBALFOUNDRIES Dresden Module Two Holding GmbH, GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG and GLOBALFOUNDRIES Dresden Module Two Limited Liability Company & Co. KG as pledgors and Wilmington Trust, National Association as collateral trustee and pledgee regarding the pledge of all current and future shares and partnership interests (as the case may be) in GLOBALFOUNDRIES Management Services

Limited Liability Company & Co. KG, GLOBALFOUNDRIES Dresden Module One Holding GmbH, GLOBALFOUNDRIES Dresden Module Two Holding GmbH, GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG, and GLOBALFOUNDRIES Dresden Module Two Limited Liability Company & Co. KG;
(c)the Singapore law governed supplemental share charge, supplemental to the share charge dated 30 October 2018 (as supplemented by the supplemental share charge dated 5 June 2019), entered into between GLOBALFOUNDRIES Inc. and the Collateral Agent; and
(d)the Reaffirmation Agreement.
"Code" means the U.S. Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.
"Collateral Trust Agreement" means the amended and restated collateral trust agreement dated 20 September 2018 (and as further amended, supplemented, amended and restated or otherwise modified from time to time) between, among others, the Company, GLOBALFOUNDRIES Borrower LLC, GLOBALFOUNDRIES Singapore Pte. Ltd., Morgan Stanley Senior Funding Inc. as administrative agent, Bank of America, N.A. as equipment financing global trustee and Wilmington Trust, National Association, as collateral trustee.
"Commitment" means a Revolving Facility Commitment or an Additional L/C Facility Commitment.
"Committed Debt Facilities" means revolving credit facilities providing for Financial Indebtedness maturing not later than three hundred sixty-five (365) calendar days after the date incurred (although any such revolving credit facilities availability period may be longer than one (1) year), whether unsecured or secured (including where structured as a securitisation or other asset backed financing) which are identified in the Compliance Certificate delivered in respect of the relevant Calculation Date pursuant to Clause 2 (Compliance Certificate) of Schedule 13 (Information Covenants) or, in respect of Clause 7 (Distribution) of Schedule 15 (Negative Covenants), as identified in any certificate signed by an Authorised Officer of the Company and delivered to the Facility Agent on the date of the proposed Distribution.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA set out in Schedule 17 (Form of Confidentiality Agreement) or in any other form agreed between the Company and the Facility Agent.
"Control" means (a) the ownership, directly or indirectly, of more than fifty-one per cent. (51%) of the securities having ordinary voting power for the election of directors or other governing body of a company, corporation or other entity; or (b) the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of the management and policies (including operations and maintenance decisions) of, a person. The terms "Controlled by", "under common Control with" and the term ''Control'' when used as a verb, shall have correlative meanings.
"Corrupt Practices Laws" means, collectively (a) the Foreign Corrupt Practices Act 1977, 15 U.S.C. 78dd-1 – 78dd-3 (2000), as amended, and (b) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs or similar business practices.

"Cross-stream Guarantee" has the meaning given to that term in paragraph (b)(i) of Clause 22.11 (Guarantee limitations).
"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:
(a)purchases by way of assignment or transfer;
(b)enters into any sub-participation in respect of; or
(c)enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
"Debt Service Coverage Ratio" means, in relation to any Calculation Period, the ratio of (a) EBITDA of the Adjusted Group to (b) Senior Debt Service for such period.
"Declared Default" means the occurrence of an Automatic Acceleration Event or the occurrence of an Event of Default specified in Schedule 16 (Events of Default) which has resulted in a notice of acceleration being served by the Facility Agent declaring that all Utilisations under the Facilities shall become immediately due and payable.
"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender (other than a Lender which is a Sponsor Affiliate):
(a)which has failed to make its participation in a Loan under any Facility available (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Facility Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover);
(b)which has otherwise rescinded or repudiated a Finance Document;
(c)which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or
(d)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraphs (a) and (c) above:
(i)its failure to pay, or to issue a Letter of Credit is caused by:

(A)administrative or technical error; or
(B)a Disruption Event, and
payment is made within three (3) Business Days of its due date; or
(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Designated Gross Amount" means the amount notified by the Company to the Facility Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.
"Designated Net Amount" means the amount notified by the Company to the Facility Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Distribution" means in relation to an entity a dividend or other distribution (whether in cash or in kind) made on or in respect of its share capital (or any class of its share capital) and any payment on any Shareholder Loans.
"Dutch CS Security Documents" has the meaning given to that term in paragraph (c) of Clause 26 (Covenants).
"EBITDA" means:
(a)in respect of the Adjusted Group, the net income of the Adjusted Group on a consolidated basis for the testing period plus adding back interest expense, taxes, non-operating expenses and amortisation, depreciation and other non-cash items to the extent deducted and deducting interest income to the extent added; and

(b)in respect of any member of the Group, the net income of that member of the Group on an unconsolidated basis for the testing period (but excluding intra-Group items and investments in Subsidiaries) plus adding back interest expense, taxes, non-operating expenses and amortisation, depreciation and other non-cash items to the extent deducted and deducting interest income to the extent added.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)land (including, without limitation, land under water).
"Environmental Law" means any applicable law or regulation which relates to:
(a)the pollution or protection of the Environment;
(b)the conditions of the workplace; or
(c)the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.
"Equity" means the amount of funding provided to the Company by its shareholders or their affiliates (other than members of the Group) either in the form of Capital Stock or Shareholder Loans, whether by way of cash or other assets.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"EU Blocking Regulation" means European Union Regulation (EC) 2271/96, as amended, (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom) or any similar blocking or anti-boycott law, regulation or statute in force from time to time, including the German Blocking Regulation.
"EU Obligor" means any Obligor subject to the EU Blocking Regulation.
"EURIBOR" means in relation to any Loan denominated in Euro:
(a)the applicable Screen Rate as of the Specified Time for Euro and for a period equal in length to the Interest Period of that Loan; or
(b)as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
"Event of Default" means any event or circumstance specified as such in Schedule 16 (Events of Default).
"Excluded Guarantor Company" means an entity which satisfies the requirements of all the sub paragraphs below and which is nominated in writing by the Company as an Excluded Guarantor Company:
(a)it was not a member of the Group on 21 December 2016;
(b)it became a member of the Group after 21 December 2016 in accordance with an acquisition or investment permitted under Clause 6 (Acquisitions; Investments) of Schedule 15 (Negative Covenants);
(c)it is not a wholly owned member of the Group;
(d)by virtue of arrangements with its other shareholder(s), it could not provide a guarantee of the Facilities (whether limited or not); and
(e)the acquisition of, and any investment made in, such entity by other members of the Group was financed by Equity (or, if not financed by Equity, the Company has received Equity in an amount not less than the fair market value of such acquisition or investment).
"Excluded Tax" means any Tax imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by a Finance Party under the law of the jurisdiction in which that Finance Party is incorporated or if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or the jurisdiction in which that Finance Party's Facility Office, or other permanent establishment through which it acts in connection with this Agreement, is located in respect of amounts received or receivable in that jurisdiction.
"Existing Facilities" means:
(a)the facilities agreement dated 29 December 2015 (as extended and amended on 20 December 2016, 22 December 2017 and 21 December 2018) with an aggregate commitment of up to US$50,000,000 between, amongst others, GLOBALFOUNDRIES U.S. Inc. and Citibank N.A. (the "Existing Citibank Facility");
(b)the banker's guarantee facility with an aggregate amount of US$2,000,000 provided by Citibank N.A., Singapore to GLOBALFOUNDRIES Singapore Pte. Ltd.;
(c)the banker's guarantee facility with an aggregate amount of US$5,000,000 provided by Deutsche Bank AG, Singapore to GLOBALFOUNDRIES Singapore Pte. Ltd.;
(d)the banker's guarantee facility with an aggregate amount of S$37,000,000 provided by Société Générale Singapore Branch to GLOBALFOUNDRIES Singapore Pte. Ltd.;
(e)the First Common Terms Agreement;

(f)the US$1,030,180,000 credit agreement dated on the date of the First Common Terms Agreement between, amongst others, GLOBALFOUNDRIES Inc. and Citibank, N.A. as Ex-Im Facility Agent;
(g)the US$528,000,000 credit agreement dated on the date of the First Common Terms Agreement between, amongst others, GLOBALFOUNDRIES Inc. and Société Générale SA as Atradius Facility Agent;
(h)the Second Common Terms Agreement;
(i)the US$407,600,000 and EUR100,000,000 facility agreement dated on the date of the Second Common Terms Agreement between, amongst others, GLOBALFOUNDRIES Inc., the Mandated Lead Arrangers (as defined therein) and ING Bank N.V. as Atradius Facility Agent;
(j)the US$361,000,000 facility agreement dated on the date of the Second Common Terms Agreement between, amongst others, GLOBALFOUNDRIES Inc., the Mandated Lead Arrangers (as defined therein) and Commerzbank Finance & Covered Bond S.A. as Term Loan Facility Agent;
(k)the US$55,000,000 facility agreement dated on the date of the Second Common Terms Agreement between, amongst others, GLOBALFOUNDRIES Inc., the Mandated Lead Arranger (as defined therein) and Société Générale SA as Tied Commercial Facility Agent;
(l)the US$225,000,000 facility agreement dated 4 August 2017 between, amongst others, GLOBALFOUNDRIES Inc., the banks specified therein as Relevant Lenders (as defined in the Second Common Terms Agreement) and Barclays Bank PLC as Relevant Facility Agent (as defined in the Second Common Terms Agreement);
(m)the Third Common Terms Agreement;
(n)the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Australia and New Zealand Banking Group Limited as Lessor, incorporating the Third Common Terms Agreement;
(o)the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS Bank Ltd. as Lessor, incorporating the Third Common Terms Agreement;
(p)the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Bank of America, N.A., Singapore Branch as Lessor, incorporating the Third Common Terms Agreement;
(q)the lease agreement dated on the date of the Third Common Terms Agreement between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Oversea-Chinese Banking Corporation Limited as Lessor, incorporating the Third Common Terms Agreement;
(r)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Australia and New Zealand Banking Group Limited as Lessor, in respect of equipment with a total purchase price of US$25,000,000, incorporating the Third Common Terms Agreement;

(s)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Australia and New Zealand Banking Group Limited as Lessor, in respect of equipment with a total purchase price of US$75,000,000, incorporating the Third Common Terms Agreement;
(t)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Bank of America, N.A., Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$25,000,000, incorporating the Third Common Terms Agreement;
(u)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Bank of America, N.A., Singapore Branch as Lessor, in respect of equipment with a total purchase price of US$75,000,000, incorporating the Third Common Terms Agreement;
(v)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS Bank Ltd. as Lessor, in respect of equipment with a total purchase price of US$50,000,000, incorporating the Third Common Terms Agreement;
(w)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and DBS Bank Ltd. as Lessor, in respect of equipment with a total purchase price of US$100,000,000, incorporating the Third Common Terms Agreement;
(x)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Mitsubishi UFJ Lease (Singapore) Pte. Ltd. as Lessor, in respect of equipment with a total purchase price of US$25,000,000, incorporating the Third Common Terms Agreement;
(y)the lease agreement dated 21 January 2019 between GLOBALFOUNDRIES Singapore Pte. Ltd as Lessee and Oversea-Chinese Banking Corporation Limited as Lessor, in respect of equipment with a total purchase price of US$50,000,000, incorporating the Third Common Terms Agreement;
(z)the EUR50,000,000 facility agreement dated 6 June 2018 between, amongst others, GLOBALFOUNDRIES Inc., GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG and IKB Deutsche Industriebank AG as Lender;
(aa)the master agreement for receivables purchase with an aggregate commitment of US$150,000,000 dated as of 8 January 2018, between GLOBALFOUNDRIES Singapore Pte. Ltd, a company incorporated and existing under the laws of the Republic of Singapore, as the Seller and Société Générale, Singapore Branch;
(ab)the master agreement for receivables purchase with an aggregate commitment of up to US$55,000,000 dated 8 January 2018 between GLOBALFOUNDRIES U.S. Inc. as the Seller and Société Générale, Singapore Branch;
(ac)the reimbursement agreement dated 29 June 2013 (and as amended on 5 June 2014) between GLOBALFOUNDRIES U.S. Inc. and JP Morgan Chase Bank N.A. for the issuance of a letter of credit in amount of US$32,570,521 (as of 5 June 2019);

(ad)the US$18,465,000 instalment purchase agreement dated 14 June 2016 between GLOBALFOUNDRIES U.S. Inc. and Cisco Systems Capital Corporation;
(ae)the US$21,580,519 lease agreement dated 31 August 2017 between GLOBALFOUNDRIES U.S. 2 LLC and I.Park East Fishkill I LLC;
(af)the US$525,000,000 and EUR200,000,000 credit agreement dated 5 June 2019 between, amongst others, GLOBALFOUNDRIES Inc. and GLOBALFOUNDRIES Borrower LLC as Borrowers, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd. and First Abu Dhabi Bank, UAE as Joint Lead Arrangers and Bookrunners and Wilmington Trust, National Association. as Collateral Agent; and
(ag)the US$25,000,000 facility agreement dated 25 March 2019 between GLOBALFOUNDRIES Inc. and Bank of America Merrill Lynch International Designated Activity Company (the "Existing BAML Facility"),
in each case as amended, restated or novated.
"Existing Letter of Credit" means any letter of credit, bank guarantee, bond, instrument, agreement or assurance (or similar) under or in respect of any debt financing or arrangement made available to the Group or any existing debt (or issued on behalf of or pursuant to a guarantee or indemnity from the Group) and which is issued on behalf of the Group by a Lender (or an Affiliate of a Lender) which is an Issuing Bank under this Agreement, and which is designated in writing as an Existing Letter of Credit by such Issuing Bank which will provide such Letter of Credit and the Company.
"Expiry Date" means, for a Letter of Credit, the last day of its Term.
"Facility" means the Revolving Facility or the Additional L/C Facility.
"Facility Agent's Spot Rate of Exchange" means:
(a)the Facility Agent's spot rate of exchange; or
(b)(if the Facility Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Facility Agent (acting reasonably), for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.
"Facility Office" means:
(a)in respect of a Lender or Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or Issuing Bank (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or
(b)in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
"Fallback Interest Period" means one (1) calendar month.

"FATCA" means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means:
(a)any letter or letters dated on or about the Signing Date between a Finance Party and the Company setting out any of the fees referred to in Clause 17 (Fees); and
(b)any agreement setting out fees payable to a Finance Party referred to in paragraph (h) of Clause 2.2 (Increase) Clause 17.4 (Fees payable in respect of Letters of Credit) or Clause 17.5 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document.
"Fees" means any fees set out in any Fee Letter, together with any other fees due and payable to a Lender under or in connection with the transactions contemplated by the Finance Documents including the waiver, amendment or modification of any provision thereof or any consent requested thereunder (but for the avoidance of doubt shall not include any costs or expenses due and payable to a Lender or the Facility Agent under any such provisions or any such transactions).
"Final Maturity Date" means:
(a)in relation to the Additional L/C Facility, the date falling five (5) years after the Signing Date; and
(b)in relation to the Revolving Facility, the date falling five (5) years after the Signing Date.

"Finance Documents" means:
(a)this Agreement;
(b)the Fee Letters;
(c)the Subordination Deed;
(d)each Accession Deed;
(e)any Ancillary Document;
(f)any Utilisation Request;
(g)the Collateral Trust Agreement;
(h)the Transaction Security Documents; and
(i)any other document from time to time designated as such by the Facility Agent and the Company.
"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with the Approved Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Approved Accounting Principles in force as at the Signing Date, have been treated as an operating lease).
"Finance Parties" means the Lenders, the Facility Agent, any Issuing Bank, any Ancillary Lender, the Arrangers and the Bookrunners.
"Financial Close" means the date on which the Facility Agent notifies the Company and the Lenders that all of the conditions precedent referred to in Part A (Conditions Precedent to Financial Close) of Schedule 2 (Conditions Precedent) have been satisfied or waived.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in respect of Finance Leases;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and classified as borrowings in accordance with the Approved Accounting Principles;

(g)the acquisition cost of any asset or service where such amount is unpaid more than two hundred seventy (270) days after the expiry of the due date thereof (after giving effect to the payment terms customarily allowed by the relevant supplier) save where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier or from the contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;
(h)any Treasury Transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any Treasury Transaction, only the marked-to-market value shall be taken into account);
(i)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not in the support of the performance by a member of the Group under any contract other than in respect of "Financial Indebtedness" falling within any of paragraphs (a) to (g) (inclusive) of this definition); and
(j)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, but:
(i)excluding indebtedness owed by one member of the Group to another member of the Group (other than loans made by Non-Obligors to Obligors), Shareholder Loans, all pension provisions and all accounts payable in the ordinary course of business save as provided in paragraph (g) above; and
(ii)without any double counting.
"Financial Statements" means, in respect of any person, the cashflow statement, balance sheet, profit and loss account and disclosure of material liabilities relating to such person.
"Financial Year" means a financial year of the Company.
"First Common Terms Agreement" means the common terms agreement dated 21 December 2012 (as amended and restated on 4 September 2014 and as amended and/or restated from time to time) between, among others, GLOBALFOUNDRIES Inc., Deutsche Bank Trust Company Americas as Global Facility Agent, Export-Import Bank Of The United States as US Ex-Im Bank and Société Générale SA as Atradius Facility Agent.
"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (d)(i) of Clause 16.4 (Cost of funds).
"German Additional Guarantor" means an Additional Guarantor incorporated under the laws of Germany.
"German Blocking Regulation" means section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or a similar anti-boycott statute.
"German Borrower" means a Borrower incorporated in Germany.

"German Qualifying Lender" means, in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to it under a Finance Document and is (a) lending through a Facility Office in Germany, or (b) a German Treaty Lender.
"German Treaty Lender" means a Lender which:
(a)is treated as a resident of a German Treaty State for the purposes of the relevant German Treaty;
(b)does not carry on a business in Germany through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(c)fulfils any other conditions which must be fulfilled under the relevant German Treaty by residents of the relevant German Treaty State for such residents to obtain full exemption from Tax imposed on interest by the relevant German Treaty State, including the completion of any necessary procedural formalities.
"German Treaty State" means a jurisdiction having an avoidance of double taxation agreement (a "German Treaty") with Germany which makes provision for full exemption from Tax imposed by Germany on interest.
"German GAAP" means generally accepted accounting principles in Germany.
"German GmbH Guarantor" has the meaning given to that term in paragraph (b) of Clause 22.11 (Guarantee limitations).
"German Original Obligor" means an Original Obligor incorporated under the laws of Germany.
"GmbHG" has the meaning given to that term in paragraph (b)(i)(B) of Clause 22.11 (Guarantee limitations).
"Government Approval" means any consent, license, approval, registration, permit, sanction, filing or registration with or other authorisation or other action of any nature that is required to be granted or taken by or with any Governmental Authority.
"Governmental Authority" means any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of any relevant nation or any political subdivision thereof, and any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including, without limitation, all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other person or entity controlled by any of the foregoing.
"Gross Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.
"Group" means the Company and its Subsidiaries and "member of the Group" shall be construed accordingly.
"Guarantor" means each Original Guarantor and each Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

"Historic Screen Rate" means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three (3) calendar days before the Quotation Day.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant Financial Statements.
"Impaired Agent" means the Facility Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Facility Agent otherwise rescinds or repudiates a Finance Document; or
(c)(if the Facility Agent is also a Lender or an Issuing Bank) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of "Defaulting Lender"; or
(d)an Insolvency Event has occurred and is continuing with respect to the Facility Agent, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event; and
payment is made within three (3) Business Days of its due date; or
(ii)the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 18 (Form of Increase Confirmation).
"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).
"Industry Competitor" means any person or entity (a "Principal Competitor") which is a competitor of the Group in any of the material activities of the Group or any person that is an Affiliate of or is acting on behalf of a Principal Competitor.
"Information Package" means any written information concerning the Group which has been prepared by the Company and provided to the Finance Parties on a confidential basis in connection with the entry of the Company into the Facilities.
"Insolvency Event" in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor, judicial manager or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;
(f)has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the United Kingdom Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the United Kingdom Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the United Kingdom Banking Act 2009;
(g)has a resolution passed for its winding-up, official management, judicial management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)seeks or becomes subject to the appointment of an administrator, provisional liquidator, judicial manager, administrative receiver, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(i)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;
(j)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interest Period" means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.
"Interpolated Historic Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each for the currency of that Loan and each of which is as of a day which is no more than three (3) calendar days before the Quotation Day.
"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.
"IRS" means the U.S. Internal Revenue Service.
"Issuing Bank" means:
(a)in respect of the Additional L/C Facility, the Original Additional L/C Lender; and
(b)in respect of the Revolving Facility, any Lender which has become a Party as an Issuing Bank pursuant to Clause 6.10 (Appointment of additional Issuing Banks),
(and if there is more than one such Issuing Bank, such Issuing Banks shall be referred to, whether acting individually or together, as the "Issuing Bank") provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the "Issuing Bank" shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.
"L/C Proportion" means in relation to a Lender in respect of any Letter of Credit issued under a Facility, the proportion (expressed as a percentage) borne by that Lender's Available Commitment under that Facility to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

"Legal Reservation" means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(c)similar principles, rights and defences under the laws of any relevant jurisdiction; and
(d)any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Facility Agent in connection with this Agreement.
"Lender" means:
(a)any Original Lender; or
(b)any person which becomes a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),
which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
"Letter of Credit" means:
(a)a letter of credit, substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Company and:
(i)in respect of the Additional L/C Facility, agreed by the Facility Agent with the prior consent of the Majority L/C Lenders and the relevant Issuing Bank; or
(ii)in respect of the Revolving Facility, agreed by the Facility Agent with the prior consent of the Majority RCF Lenders and the relevant Issuing Bank; or
(b)any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and:
(i)in respect of the Additional L/C Facility, agreed by the Facility Agent with the prior consent of the Majority L/C Lenders and the relevant Issuing Bank; or
(ii)in respect of the Revolving Facility, agreed by the Facility Agent with the prior consent of the Majority RCF Lenders and the relevant Issuing Bank.
"Leverage Ratio" means, in relation to any Calculation Date, the ratio of Senior Debt to Total Capitalisation on such date.
"LIBOR" means, in relation to any Loan denominated in Dollars:
(a)the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.
"Loan-To-Own/Distressed Investors" means any person whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of owning the equity or gaining control of a business (directly or indirectly) (the "Specified Investment Strategies"), provided that:
(a)Affiliates or Related Funds of such persons:
(i)whose principal business is not, and who do not have as a material activity, a Specified Investment Strategy;
(ii)which are managed and controlled independently; and
(iii)where any information made available under the Finance Documents is not disclosed or otherwise made available to other Affiliates or Related Funds that are Loan to Own/Distressed Investors; and
(b)the Original Lenders,
shall not, in each case, be a Loan to Own/Distressed Investor.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than fifty per cent. (50%) of the Total Commitments (or if the Total Commitments have been reduced to zero, whose Commitments aggregated more than fifty per cent. (50%) of the Total Commitments immediately prior to that reduction).
"Majority L/C Lenders" means
(a)(for the purposes of paragraph (a) of Clause 42.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Additional L/C Facility (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Additional L/C Facility Commitments aggregate more than fifty per cent. (50%) of the Total Additional L/C Facility Commitments; and
(b)(in any other case), a Lender or Lenders whose Additional L/C Facility Commitments aggregate more than fifty per cent. (50%) of the Total Additional L/C Facility Commitments (or if the Total Additional L/C Facility Commitments have been reduced to zero, whose Commitments aggregated more than fifty per cent. (50%) of the Total Additional L/C Facility Commitments immediately prior to that reduction).

"Majority RCF Lenders" means:
(a)(for the purposes of paragraph (a) of Clause 42.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Revolving Facility Commitments aggregate more than fifty per cent. (50%) of the Total Revolving Facility Commitments; and
(b)(in any other case), a Lender or Lenders whose Revolving Facility Commitments aggregate more than fifty per cent. (50%) of the Total Revolving Facility Commitments (or if the Total Revolving Facility Commitments have been reduced to zero, whose Revolving Facility Commitments aggregated more than fifty per cent. (50%) of the Total Revolving Facility Commitments immediately prior to that reduction).
"Management Determination" has the meaning given to that term in paragraph (b)(iii)(B) of Clause 22.11 (Guarantee limitations).
"Margin" means:
(a)in relation to any Revolving Facility Loan two point seven-five per cent. (2.75%) per annum;
(b)in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and
(c)in relation to any other Unpaid Sum, the highest rate specified above.
"Material Adverse Effect" means a material adverse effect on:
(a)the Obligors’ ability to pay any amounts due under the Finance Documents; or
(b)the business and financial condition of the Group taken as a whole.
"Multi-account Overdraft" means an Ancillary Facility which is an overdraft facility comprising more than one account.
"Net Assets" for the purposes of Clause 22 (Guarantee and Indemnity) has the meaning given to that term in paragraph (b)(i)(A) of Clause 22.11 (Guarantee limitations).
"Net Interest" means, in respect of the Adjusted Group on a consolidated basis, interest expense to the extent paid in cash less interest income to the extent received in cash during the relevant Calculation Period, determined in accordance with the Approved Accounting Principles.
"Net Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.
"New Lender" has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).
"Non-Acceptable L/C Lender" means a Lender which:

(a)is not an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" (other than (i) an Arranger, (ii) an Original Lender, (iii) an Affiliate of an Issuing Bank or (iii) a Lender which each relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);
(b)is a Defaulting Lender; or
(c)has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders' indemnity to the Facility Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i)(A) and (i)(B) of the definition of "Defaulting Lender".
"Non-Obligors" means a member of the Group that is neither an Obligor nor an Excluded Guarantor Company.
"Obligor" means a Borrower or a Guarantor.
"Obligors' Agent" means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).
"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
"Original Obligor" means an Original Borrower or an Original Guarantor.
"Other Borrower" means a Borrower other than the Company, a Singapore Borrower, a US Borrower or a German Borrower.
"Other Qualifying Lender" means, in respect of interest payable by an Other Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is (a) lending through a Facility Office in the jurisdiction in which the Other Borrower is resident for tax purposes; or (b) an Other Treaty Lender.
"Other Treaty Lender" means a Lender which:
(a)is treated as a resident of the relevant Other Treaty State for the purposes of the relevant Other Treaty;
(b)does not carry on a business in the jurisdiction in which the relevant Borrower is resident for tax purposes through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(c)fulfils any other conditions which must be fulfilled under the relevant Other Treaty by residents of the relevant Other Treaty State for such residents to obtain full exemption from Tax imposed on interest by the jurisdiction in which the Borrower is resident for tax purposes, including the completion of any necessary procedural formalities.

"Other Treaty State" means a jurisdiction having a double taxation agreement (an "Other Treaty") with the jurisdiction in which the Borrower is resident for tax purposes which makes provision for full exemption from Tax imposed by that jurisdiction on interest.
"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Payment Demand" has the meaning given to that term in paragraph (b)(iii) of Clause 22.11 (Guarantee limitations).
"Permitted Disposal" means any of the following sales, leases, licences, transfers, or other disposals (each, a "disposition") by a member of the Group:
(a)sales of inventory and product;
(b)leases of or other agreements relating to unused or underutilised production capacity in the ordinary course of business;
(c)agreements relating to dedication of production capacity to customers, in the form of leases or otherwise, or the licensing or other disposition of intellectual property or other property in connection with joint development or co-development arrangements or agreements or other licensing or disposition of intellectual property, in each case in the ordinary course of business;
(d)(A) dispositions of any of its assets that are (1) uneconomic or obsolete; (2) no longer used or useful or necessary in connection with the operation of its business; or (3) at the end of their useful life and that, to the extent necessary for the operation of its business, are replaced by other property or assets of equal value and utility as at the beginning of its useful life; or (B) dispositions of any intellectual property rights or interests provided that the aggregate consideration for such dispositions by members of the Group shall not exceed US$50,000,000 (or its equivalent in any other currency or currencies) in any Financial Year;
(e)dispositions of cash or Cash Equivalent Investments not otherwise prohibited under the Finance Documents;
(f)dispositions of assets in exchange for other assets comparable or superior as to type, value and quality;
(g)dispositions made with the prior consent of the Facility Agent;
(h)without limiting any other restrictions on any such transaction set forth herein, dispositions of receivables or inventory pursuant to (1) any securitisation, factoring or other working capital financing or (2) any financing permitted under paragraph (h) of the definition of "Permitted Indebtedness" and any disposition required as part of a transaction permitted under paragraphs (f) or (j) of the definition of "Permitted Indebtedness";
(i)dispositions of the shares of, or other ownership interests in, any Obligor or other asset where the net proceeds of that disposition are applied within three (3) months (A) in permanent repayment of Financial Indebtedness secured on the asset which has been disposed of and/or (B) in permanent prepayment of any Facility or, at the option of the Company, the Facilities and other Financial Indebtedness (other than Shareholder Loans) of an Obligor or Obligors on a pro rata basis and/or (C) in reinvestment, if the asset comprises shares of, other ownership interests in, or assets of, an Obligor, in an Obligor or its assets or business and otherwise in any member of the Group or its assets or business, provided that if the disposing entity is a member of the Group that is not an Excluded Guarantor Company and the asset being disposed of is not an ownership interest in an Excluded Guarantor Company, such reinvestment shall not be permitted in the ownership interests in or the assets or business of an Excluded Guarantor Company;
(j)dispositions (A) from an Obligor to another Obligor, (B) from a Non-Obligor to another Non-Obligor, (C) from a Non-Obligor to an Obligor or (D) from an Obligor to a Non-Obligor;
(k)dispositions by Obligors which are permitted by Clause 6 (Acquisitions; Investments) of Schedule 15 (Negative Covenants);
(l)dispositions which are Permitted Security; or
(m)dispositions where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other dispositions, other than any disposition falling under any other paragraph of this definition of Permitted Disposal) does not exceed one per cent. (1.00%) of Total Assets of the Group in such Financial Year, provided that no material disposition shall be a Permitted Disposal for the purposes of this definition unless made on arm's length terms or better except for the following:
(i)dispositions permitted under paragraphs (j)(A) or (j)(B) above and paragraph (j)(D) above;
(ii)dispositions permitted under paragraph (k) to the extent comprising a Permitted Investment under paragraph (b) of such definition; and
(iii)an intra-Group Reorganisation permitted under Clause 3 (Merger) of Schedule 15 (Negative Covenants), provided further that the aggregate of the difference between the market value of the assets disposed of pursuant to transactions under paragraphs (j)(D) and (k) which are not on arm's length terms or better and the aggregate consideration therefor shall not exceed US$50,000,000 (or its equivalent in any other currency or currencies) in any Financial Year.
"Permitted Indebtedness" means any Financial Indebtedness:
(a)incurred under or pursuant to the Finance Documents;
(b)owed by a member of the Group which is fully subordinated to the amounts owing to the Finance Parties under the Finance Documents in accordance with the provisions of the Subordination Deed or otherwise on terms acceptable to the Finance Parties;

(c)incurred under or pursuant to (A) the Existing Facilities or (B) Finance Leases existing prior to the Signing Date to the extent that the aggregate Financial Indebtedness under such Finance Leases does not exceed the relevant amount described in Schedule 20 (Existing Finance Leases);
(d)incurred for the purpose of refinancing Financial Indebtedness existing on the Signing Date provided that the weighted average life to maturity of the new Financial Indebtedness is not shorter than that of the Financial Indebtedness being refinanced;
(e)consisting of revolving working capital indebtedness up to a maximum aggregate amount in respect of all of the Obligors of US$750,000,000 (or its equivalent in any other currency or currencies) (less any Permitted Indebtedness outstanding under paragraph (h) below only, at such time) outstanding at any time and maturing not later than three hundred and sixty-five (365) calendar days after the date incurred (although any such revolving working capital facility availability period may be longer than one (1) year);
(f)incurred within ninety (90) calendar days of the completion of the acquisition of fixed or capital assets to finance or refinance the acquisition of such asset provided that such Financial Indebtedness only relates to the assets so acquired and the aggregate amount of all such Financial Indebtedness does not exceed US$250,000,000 (or its equivalent in any other currency or currencies) at any time;
(g)which is incurred pursuant to the operation of cash pooling, net balance or balance transfer arrangements made available to members of the Group provided that the aggregate amount owing by Non-Obligors to Obligors pursuant to such arrangements shall not exceed US$200,000,000 (or its equivalent in any other currency or currencies) at any time;
(h)arising in relation to the sale or disposal of receivables or inventory permitted under paragraph (h) of the definition of "Permitted Disposal" or secured on receivables or inventory provided that the aggregate amount of Financial Indebtedness outstanding at any time under all such securitisation, factoring and other working capital or other financing shall not exceed US$750,000,000 (or its equivalent in any other currency or currencies) at any time;
(i)arising under Treasury Transactions entered into on arm's length terms and for non-speculative purposes in the ordinary course of business;
(j)under Finance Leases including sale and leaseback transactions in the ordinary course of business, provided that the aggregate capital value of all such assets so leased under outstanding leases by members of the Group does not exceed US$750,000,000 (or its equivalent in any other currency or currencies) at any time (less any Permitted Indebtedness outstanding under paragraph (f) of this definition only, at such time);
(k)arising under any Permitted Investment;
(l)guarantees, indemnities or counter-indemnity obligations incurred by an Obligor given in connection with Permitted Indebtedness or Financial Indebtedness that is otherwise permitted under Clause 5 (Financial Indebtedness) of Schedule 15 (Negative Covenants) (including any guarantee, indemnity or counter-indemnity obligation which is within paragraphs (i) or (j) of the definition of "Financial Indebtedness" in respect of Financial Indebtedness of another

Obligor) but, if in respect of a Non-Obligor, only as permitted under paragraph (b) of the definition of "Permitted Investment";
(m)counter-indemnity obligations falling within paragraph (i) of the definition of "Financial Indebtedness" arising in the ordinary course of business and where the relevant guarantee, indemnity, bond, standby or documentary letter of credit or other instrument does not support or relate to Financial Indebtedness;
(n)incurred in connection with any financing or refinancing by or, insured, guaranteed or otherwise supported by, any export credit agency, any other governmental, quasi-governmental, multi-lateral, federal institution or agency, or any similar institution or agency where the terms of such financing or refinancing provide for the incurrence of such Financial Indebtedness by a subsidiary of the Company, provided that the aggregate amount of all such Financial Indebtedness does not exceed US$500,000,000 (or its equivalent in any other currency or currencies) at any time;
(o)incurred in connection with any financing or refinancing by or, insured guaranteed or otherwise supported by the European Investment Bank's on-lending programme where the terms of such financing or refinancing provide for the incurrence of such Financial Indebtedness by a subsidiary of the Company, provided that the aggregate amount of all such Financial Indebtedness does not exceed US$100,000,000 (or its equivalent in any other currency or currencies) at any time;
(p)incurred by a wholly-owned direct Subsidiary of the Company as a co-borrower of Financial Indebtedness provided that: (A) such Financial Indebtedness is also incurred by the Company as a co-borrower, (B) the incurrence of such Financial Indebtedness by the Company is permitted pursuant to this Agreement, and (C) such Subsidiary does not carry out any manufacturing or trade activities or any other business activities (other than any activities reasonably necessary for maintaining its existence), does not have any material liabilities (other than as co-borrower of such Financial Indebtedness and obligations pursuant to the foregoing permitted business activities), and does not own any material assets (including Capital Stock, shares or other ownership interests in any company, corporation, partnership or other entity) other than as reasonably necessary for maintaining its existence; and
(q)(other than Financial Indebtedness described in paragraphs (a) to (p) above) which in aggregate does not exceed US$350,000,000 (or its equivalent in any other currency or currencies) at any time outstanding.
"Permitted Investment" means any of the following:
(a)any acquisition or investment to the extent financed by Equity;
(b)without limiting Clause 7 (Guarantor Coverage) of Schedule 14 (Affirmative Covenants), any acquisition from or investment (including any loan to, or guarantee in respect of, Financial Indebtedness of any other member of the Group) in another member of the Group provided that:
(i)the aggregate of (1) loans by Obligors to Non-Obligors and (2) guarantees by Obligors of Financial Indebtedness of Non-Obligors shall not exceed the sum of (x) US$50,000,000 (or its equivalent in any other currency or currencies) and (y) the amount of existing loans and guarantees made, or committed to be made, prior to the Signing Date and described in Part A of Schedule 21 (Existing Investment Commitments) (including any refinancing or replacement thereof up to the maximum amount thereof outstanding or committed as at the Signing Date) at any time; and
(ii)the aggregate of other investments made in Non-Obligors by Obligors after the Signing Date (other than (i) the China Investment; and (ii) investments already committed at the Signing Date and described in Part B of Schedule 21 (Existing Investment Commitments)) shall not exceed the aggregate of US$50,000,000 (or its equivalent in any other currency or currencies) in any Financial Year plus the aggregate of Equity contributed to the Group after the Signing Date and applied in such investments;
(c)any acquisition of or investments in cash or Cash Equivalent Investments;
(d)any acquisition of additional equity ownership interests in any existing Affiliate Investment;
(e)loans made to an employee or director of any member of the Group whether pursuant to a share option scheme or otherwise; provided that the amount of that loan when aggregated with the amount of all loans to employees and directors by any member of the Group shall not exceed US$10,000,000 (or its equivalent in any other currency or currencies) at any time;
(f)a loan, which does not constitute Financial Indebtedness, which is given or made in the ordinary course of business;
(g)any investment in an entity engaged in business reasonably related to the core business of the Group if such entity is made or becomes an Obligor within ninety (90) calendar days of such investment occurring;
(h)any acquisitions or investment which is provided for in paragraph (f) of the definition of "Permitted Disposals" or results from a transaction permitted under Clause 3 (Merger) of Schedule 15 (Negative Covenants) (provided that such transaction is also in compliance with paragraph (b) of this definition);
(i)any refinancing, renewal or replacement of a loan or other investment outstanding on the Signing Date (up to the maximum amount thereof outstanding or committed as at the Signing Date); or
(j)acquisitions and investments not otherwise permitted by this definition, which will not cause a breach of Clause 9 (Nature of Business) of Schedule 15 (Negative Covenants), where the relevant consideration does not exceed in aggregate, for each Financial Year, one per cent. (1%) of Total Assets of the Group.
"Permitted Security" means:
(a)any Security or Quasi-Security entered into pursuant to any Finance Document;
(b)any Security or Quasi-Security in respect of Finance Leases described in paragraph (c)(B) of the definition of "Permitted Indebtedness";

(c)any netting or set-off arrangement entered into in the ordinary course of the banking arrangements of the relevant member of the Group for the purpose of netting debit and credit balances, including under any cash pooling permitted under this Agreement, provided that the aggregate amount owing by Non-Obligors to Obligors under such arrangements shall not exceed US$200,000,000 (or its equivalent in any other currency or currencies) at any time;
(d)any payment or close out netting or set-off arrangement, including section 6(f) of the 2002 ISDA Master Agreement or any provision which is similar in meaning and effect, under documentation for any Treasury Transaction entered into for the purpose of:
(i)hedging any risk to which any member of the Group is exposed in its ordinary course of business and for non-speculative purposes only; or
(ii)its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a Treasury Transaction;
(e)any Security or Quasi-Security in connection with:
(i)any securitisation, factoring or other working capital financing;
(ii)any financing permitted under paragraph (h) of the definition of "Permitted Indebtedness"; or
(iii)any disposal of receivables or inventory permitted under paragraph (h) of the definition of "Permitted Disposals", provided that any such Security or Quasi-Security is limited to Security or Quasi-Security over (A) the receivables or inventory that are the subject of the relevant financing, (B) shares or investments in any entity engaged solely in the business of effecting or facilitating any such financings and (C) any bank accounts or other assets of such entity;
(f)any Security arising by operation of law and in the ordinary course of business;
(g)any Security imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with Approved Accounting Principles;
(h)any Security or Quasi-Security over or affecting any asset acquired after the Signing Date if:
(i)the Security or Quasi-Security was not created in contemplation of the acquisition of that asset;
(ii)the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and
(iii)the Security or Quasi-Security is removed or discharged within three (3) months of the date of acquisition of such asset;

(i)any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group, if:
(i)the Security or Quasi-Security was not created in contemplation of the acquisition of that person;
(ii)the principal amount secured has not increased in contemplation of or since the acquisition of that person; and
(iii)the Security or Quasi-Security is removed or discharged within three (3) calendar months of that person becoming a member of the Group;
(j)any Security or Quasi-Security arising under any retention of title, extended retention of title (verlängerter Eigentumsvorbehalt), hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;
(k)any Security or Quasi-Security in respect of Finance Lease obligations or sale and leaseback transactions in the ordinary course of business permitted pursuant to Clause 5 (Financial Indebtedness) of Schedule 15 (Negative Covenants);
(l)any Security in respect of purchase-money indebtedness entered into by a member of the Group (as described in paragraph (f) of the definition of "Permitted Indebtedness") provided that any such Security shall encumber only the assets acquired with or whose acquisition is refinanced by the proceeds of such indebtedness;
(m)any Security or Quasi-Security over any assets of any member of the Group securing any Financial Indebtedness ("Third Party Secured Debt") provided that either:
(i)the same Security or Quasi-Security over the same assets has been provided to the Finance Parties and/or the Collateral Agent, as applicable, on a pari passu basis pursuant to the Collateral Trust Agreement and the Lenders have acceded thereto; or
(ii)each of the following is satisfied:
(A)the same Security or Quasi-Security over the same assets has been provided to the Finance Parties and/or the Collateral Agent, as applicable, on a pari passu basis and in form and substance satisfactory to the Lenders, and each such document is designated as a Finance Document;
(B)the Lenders and the providers of the Third Party Secured Debt, among others, have entered into a New York law-governed collateral trust agreement (or intercreditor agreement) in form and substance satisfactory to the Finance Parties acting reasonably and containing, among other things, any related appointment of a security agent or trustee in respect of the Security and Quasi-Security referred to in (A) above;

(C)the Facility Agent has customary legal opinions addressed to, or upon which reliance is permitted to, the Finance Parties in form and substance satisfactory to the Lenders from counsel to the Obligors (or, to the extent consistent with market practice in the relevant jurisdiction, counsel to the Finance Parties) with respect to the legal, valid, binding nature of the documents referred to in (A) above and the capacity and authority of any Obligor party thereto;
(D)the Facility Agent has received a certified copy of the resolution of the board of directors and shareholders resolution (to the extent required) of any Obligor party to the documents referred to in (A) above: (1) approving the terms of, and the transactions contemplated by, such documents to which the relevant Obligor is party and resolving that it execute such documents, (2) authorising a specified person or persons to execute such documents to which the relevant Obligor is party on its behalf and (3) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with such documents to which the relevant Obligor is party; and
(E)the Facility Agent has received a specimen of the signature of persons authorised by the resolutions referred to in paragraph (ii)(D) above and these are certified to be true and correct;
(n)any lien arising under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) or similar general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business;
(o)any landlord's pledge (Vermieterpfandrecht) arising by operation of law under a lease in favour of the relevant third party landlord; or
(p)any Security or Quasi-Security over, or in respect of, any equipment or other assets of GLOBALFOUNDRIES Dresden Module One LLC & CO. KG and GLOBALFOUNDRIES Dresden Module One LLC & CO. KG in respect of Financial Indebtedness; or
(q)any Security or Quasi-Security securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of any Security or Quasi-Security other than any permitted under sub-paragraphs (a) to (p) above) does not exceed one per cent. (1.00%) of Total Assets of the Group at any time.
"Projected Leverage Ratio" means, in relation to any Calculation Date falling on or prior to the Final Maturity Date, the ratio of projected Senior Debt to projected Total Capitalisation on such date (such projections in each case being made in the reasonable judgment of an authorised officer of the Company).
"Prudent Industry Practice" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by foundries comparable to the relevant foundry operated by the Group as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of electricity generation and other equipment and facilities, with commensurate standards of safety, performance, dependability, efficiency and economy.
"Qualifying Lender" means:
(a)in respect of a Singapore Borrower, a Singapore Qualifying Lender;
(b)in respect of a US Borrower, a US Qualifying Lender;
(c)in respect of a German Borrower, a German Qualifying Lender; and
(d)in respect of interest payable by an Other Borrower, an Other Qualifying Lender.
"Quarter Date" means each 31 March, 30 June, 30 September and 31 December.
"Quasi-Security" has the meaning given to that term in Clause 1 (Negative Pledge) of Schedule 15 (Negative Covenants).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined:
(a)if the currency is the Base Currency, two (2) Business Days before the first day of that period;
(b)if the currency is Euros, two (2) TARGET Days before the first day of that period; or
(c)(for any other currency), two (2) Business Days before the first day of that period,
(unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one (1) calendar day, the Quotation Day will be the last of those days)).
"Reaffirmation Agreement" means a reaffirmation agreement in respect of the Collateral Trust Agreement dated on or about the date of this Agreement and executed by the relevant Obligors party to the Collateral Trust Agreement.
"Reference Bank Quotation" means any quotation supplied to the Facility Agent by a Reference Bank.
"Reference Bank Rate" means:
(a)the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:
(i)in relation to LIBOR as either:
(A)if:
(1)the Reference Bank is a contributor to the applicable Screen Rate; and
(2)it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or
(B)in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or
(ii)in relation to EURIBOR:
(A)(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in Euro within the Participating Member States for the relevant period; or
(B)if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.
"Reference Banks" means the principal London or other offices of such banks as may be appointed by the Facility Agent in consultation with the Company (provided any such bank has consented to be a Reference Bank for the purposes of this Agreement).
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Market" means, in relation to the Base Currency, the London interbank market, and in relation to Euros, the European interbank market.
"Renewal Request" means a written notice delivered to the Facility Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).
"Reorganisation" means a corporate reorganisation of one or more members of the Group whereby all or substantially all of the assets of one or more members of a Group are transferred to other members of the Group and the transferring entity or entities ceases or cease business or is or are dissolved.
"Repeating Representations" means the representations set out in Schedule 12 (Representations) other than those set out in Clauses 4 (No Proceedings), 6 (No Default), 7 (Provision of Information), 8 (Solvency), 9 (Financial Statements), 11 (Applicable Laws), 13 (Taxes), 15 (Anti-Money Laundering), 16 (Immunity), 18 (Pari Passu Ranking) and 19 (Projections).
"Replacement Lender" has the meaning given to that term in Clause 42.10 (Replacement of a Defaulting Lender).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Resignation Letter" means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Restricted Lender" means a Lender that notifies the Facility Agent that complying with a given Sanction would result in a violation of, a conflict with, or liability under the EU Blocking Regulation or any national law contemplating a similar anti-boycott regulation.
"Retiring Guarantor" has the meaning given to that term in Clause 22.9 (Release of Guarantors' right of contribution).
"Revenues" means, in respect of a Calculation Period:
(a)in respect of the Company, the net revenues of the Company on a consolidated basis for that Calculation Period, as demonstrated by the consolidated Financial Statements for that period; and
(b)in respect of any other member of the Group, the net revenues of that member of the Group on an unconsolidated basis for that Calculation Period as demonstrated by the relevant consolidated Financial Statements for that period (but excluding intra-Group items and investments in Subsidiaries).
"Revolving Facility" means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).
"Revolving Facility Commitment" means:
(a)in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part C (Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(b)in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Revolving Facility Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.
"Revolving Facility Utilisation" means a Revolving Facility Loan or a Letter of Credit issued under the Revolving Facility.
"Rollover Loan" means one or more Revolving Facility Loans:
(a)made or to be made on the same day that:
(i)a maturing Revolving Facility Loan is due to be repaid; or

(ii)a demand by the Facility Agent pursuant to a drawing in respect of a Letter of Credit issued under the Revolving Facility is due to be met;
(b)the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit issued under the Revolving Facility;
(c)in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and
(d)made or to be made to the same Borrower for the purpose of:
(i)refinancing that maturing Revolving Facility Loan; or
(ii)satisfying the relevant claim in respect of that Letter of Credit issued under the Revolving Facility.
"Sanctions" means any international economic or trade sanctions adopted, administered or enforced from time to time by any of:
(a)the United Nations Security Council (the Council as a whole and not its individual members);
(b)the Office of Foreign Assets Control of the US Department of Treasury;
(c)the US Department of Commerce Bureau of Industry and Security;
(d)the US Department of State;
(e)the European Union (the Union as a whole and not its individual member states); or
(f)Her Majesty's Treasury of the United Kingdom.
"Screen Rate" means:
(a)in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and
(b)in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

"Second Common Terms Agreement" means the common terms agreement dated 21 December 2016 (and as amended and/or restated from time to time) between, among others, the Borrower, ING Bank, N.V. as Global Facility Agent and Atradius Facility Agent and Société Générale SA as Tied Commercial Facility Agent.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Senior Debt" means, at any time, the aggregate outstanding principal or capital amount of all external, unsubordinated Financial Indebtedness of the Adjusted Group, calculated on a consolidated basis, except that:
(a)only the capitalised value of Finance Leases shall be included;
(b)the amount of a guarantee shall not be included, to the extent it relates to indebtedness already included in the calculation of Senior Debt;
(c)the aggregate amount of Cash and Cash Equivalent Investments held at such time shall be deducted other than any such Cash or Cash Equivalent Investments which would need to be counted to satisfy the covenant set out in paragraph (a)(ii) of Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants) if it were to be tested at such time, in which case to the extent it would need to be so counted it will not be a deduction under this paragraph (c);
(d)Financial Indebtedness arising under paragraph (h) of the definition of "Financial Indebtedness" shall be excluded (except to the extent that it represents actual close out or early termination amounts due from the Company or another member of the Adjusted Group which has not been paid when due (or within any applicable grace period) and which are outstanding;
(e)Financial Indebtedness arising under paragraph (j) of the definition of "Financial Indebtedness" shall be excluded (but only in relation to Financial Indebtedness arising under paragraph (h) of the definition of "Financial Indebtedness"); and
(f)the aggregate outstanding principal amount of all loans from Non-Obligors to Obligors shall be included, and so that no amount shall be included or excluded more than once.
"Senior Debt Service" means the aggregate of:
(a)Net Interest for the relevant Calculation Period; and
(b)all scheduled repayments of principal under the terms of any external Financial Indebtedness of the Adjusted Group (other than any subordinated Financial Indebtedness payable solely from the proceeds of an issue of Capital Stock or Financial Indebtedness subordinated to at least the same extent as a Shareholder Loan or from the proceeds of a permitted Distribution made by the Company) falling due during that testing period:
(i)including, without limitation, all capital payments falling due in respect of any Finance Leases (to the extent not already included);

(ii)excluding any repayment or prepayment of any overdraft or revolving credit facility (including, without limitation, the Revolving Facility and any Ancillary Facility) falling due during that period and which is either capable of being simultaneously redrawn under the terms of the relevant facility or refinanced or replaced by drawings under another credit facility; and
(iii)excluding any repayment representing a lump-sum balloon repayment upon the maturity of any term Financial Indebtedness to the extent refinanced or replaced during that period by new Financial Indebtedness, Equity or other cash available to a member or members of the Group (provided that the repayment thereof would not cause the Company to breach its obligation under paragraph (a)(ii) of Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants)).
"Separate Loan" has the meaning given to that term in Clause 10.1 (Repayment of Loans).
"Shareholder Loans" means funding provided to the Company by its shareholders or their affiliates (other than members of the Group) in the form of subordinated shareholder debt or subordinated convertible debt, subject to one or more subordination agreements among the provider of such funding, the Facility Agent and the Company substantially in the form of the Subordination Deed or otherwise on terms acceptable to the Finance Parties, whether by way of cash or other assets.
"Shareholders' Equity" means "Shareholders' Equity" as described in the Financial Statements of the Group.
"Signing Date" means the date of this Agreement.
"Singapore Borrower" means a Borrower resident for tax purposes in Singapore.
"Singapore Qualifying Lender" means, in respect of interest payable by a Singapore Borrower, a Lender which is beneficially entitled to interest payable to it under a Finance Document and is:
(a)a Lender which:
(i)is a company resident in Singapore for Singapore tax purposes, or
(ii)is, or is lending through a Facility Office which is, a Singapore branch of a non-resident bank which is entitled to and has been granted a waiver, exemption or remission of Singapore withholding tax under the Income Tax Act Chapter 134 of Singapore or from the Inland Revenue Authority of Singapore on payments of interest to be made to it; or
(b)a Singapore Treaty Lender.
"Singapore Treaty Lender" means a Lender which:
(a)is treated as a resident of a Singapore Treaty State for the purposes of the relevant Singapore Treaty;
(b)does not carry on a business in Singapore through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c)fulfils any other conditions which must be fulfilled under the relevant Singapore Treaty by residents of the relevant Singapore Treaty State for such residents to obtain full exemption from Tax imposed on interest, including the completion of any necessary procedural formalities.
"Singapore Treaty State" means a jurisdiction having an avoidance of double taxation agreement (a "Singapore Treaty") with Singapore which makes provision for full exemption from Tax imposed by Singapore on interest.
"Specified Time" means a day or a time determined in accordance with Schedule 4 (Specified Times).
"Sponsor Affiliate" means any Affiliate of the Company that is not:
(a)a member of the Group; or
(b)any bank or financial institution which is regularly engaged in or established for the purpose of making purchasing or investing in loans, securities or other financial assets.
"Subordinated Creditor" has the meaning given to such term in the Subordination Deed.
"Subordination Deed" means the subordination deed to be entered into on or about the Signing Date in connection with the incurrence of any Shareholder Loans.
"Subsidiary" means, as to any person, any other person that, at any time of determination (i) such first person owns directly, or indirectly through one or more intermediaries, capital stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or, persons performing similar functions) of such second person or (ii) is Controlled by such first person (save where the level of Control does not result in the second person being treated as a consolidated subsidiary in accordance with IFRS and consolidated with the Company for the purposes of its consolidated audited financial statements).
"Super Majority Lenders" means, at any time, a Lender or Lenders:
(a)whose Commitments together aggregate more than sixty-six and two-thirds per cent. (66⅔%) of the Total Commitments; or
(b)if the Total Commitments have been reduced to zero, whose Commitments aggregated more than sixty-six and two-thirds per cent. (66⅔%) of the Total Commitments immediately before the reduction.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in Euros.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).
"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.1 (Tax Gross-up) or a payment under Clause 18.2 (Tax Indemnity).
"Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.
"Third Common Terms Agreement" means the common terms agreement dated 2 March 2018 (as amended and/or restated from time to time) between (amongst others) GLOBALFOUNDRIES Singapore Pte. Ltd. as lessee and the original guarantors.
"Total Additional L/C Facility Commitments" means the aggregate Additional L/C Facility Commitments, being $20,000,000 as at the Signing Date.
"Total Assets" means at any time:
(a)in respect of the Group, the value of the Group's gross assets on a consolidated basis, as shown in the latest consolidated financial statements of the Company provided pursuant to Clause 1 (Financial Statements) of Schedule 13 (Information Covenants); and
(b)in respect of any member of the Group, the value of its gross assets on an unconsolidated basis, as shown in the latest consolidated financial statements of the Company provided pursuant to Clause 1 (Financial Statements) of Schedule 13 (Information Covenants) (but excluding intra-Group items and investments in Subsidiaries).
"Total Capitalisation" means, at any date of determination, the sum of the following for the Adjusted Group on a consolidated basis, determined in accordance with the Approved Accounting Principles and, for the purposes of the Leverage Ratio, as determined from the latest consolidated financial statements of the Company delivered pursuant to Clause 1 (Financial Statements) of Schedule 13 (Information Covenants) but adjusted to reflect (i) the amount of Senior Debt immediately prior to the date of determination and the amount of any Shareholders' Equity (including Shareholder Loans) contributed or advanced to the Company since the date of such latest consolidated financial statements (to the extent not taken into account therein) and (ii) any transactions committed on the date of determination for the incurrence (in accordance with the definition of "Permitted Indebtedness") and/or prepayment or repayment of Senior Debt (and which shall include the transaction which has required, in accordance with the definition of "Permitted Indebtedness", the relevant determination of Total Capitalisation to be made):
(a)Shareholders' Equity (including Shareholder Loans); plus
(b)the amount of surplus and retained earnings of the Adjusted Group (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus
(c)the Senior Debt.
"Total Commitments" means the aggregate of the Total Additional L/C Facility Commitments and the Total Revolving Facility Commitments of all the Lenders.

"Total Revolving Facility Commitments" means the aggregate Revolving Facility Commitments, being $235,000,000 as at the Signing Date.
"Transaction Security" means the Security created or expressed to be created in favour of the Collateral Trustee pursuant to the Transaction Security Documents.
"Transaction Security Discharge Date" means the first date on which all of the Transaction Security has been released.
"Transaction Security Documents" means:
(a)the deed of pledge of shares executed on 30 October 2018 between GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Pledgor), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES Netherlands Holding B.V. (as the Company);
(b)the deed of pledge of shares executed on 31 July 2019 between GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Pledgor), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES Netherlands Holding B.V. (as the Company);
(c)the agreement and deed of pledge of cooperative membership interests executed on 30 October 2018 between GLOBALFOUNDRIES INC. and GLOBALFOUNDRIES Investments LLC (as the Pledgors), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Cooperative);
(d)the agreement and deed of pledge of cooperative membership interests executed on 31 July 2019 between GLOBALFOUNDRIES INC. and GLOBALFOUNDRIES Investments LLC (as the Pledgors), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Cooperative);
(e)the deed of pledge of shares executed on 30 October 2018 between GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Pledgor), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES Netherlands B.V. (as the Company);
(f)the deed of pledge of shares executed on 31 July 2019, between GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Pledgor), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES Netherlands B.V. (as the Company);
(g)the German law governed share and interest pledge agreement dated 5 June 2019 and entered into among, inter alios, GLOBALFOUNDRIES Netherlands Holding B.V., GLOBALFOUNDRIES Dresden Module One LLC, GLOBALFOUNDRIES Dresden Module Two LLC, GLOBALFOUNDRIES Management Services Limited Liability Company & Co. KG, GLOBALFOUNDRIES Dresden Module One Holding GmbH, GLOBALFOUNDRIES Dresden Module Two Holding GmbH, GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG and GLOBALFOUNDRIES Dresden Module Two Limited Liability Company & Co. KG as pledgors and Wilmington Trust, National Association as collateral trustee and pledgee regarding the pledge of all current and future shares and partnership interests (as the case may be) in GLOBALFOUNDRIES Management Services Limited Liability Company & Co. KG, GLOBALFOUNDRIES Dresden Module One Holding GmbH, GLOBALFOUNDRIES Dresden Module Two Holding GmbH, GLOBALFOUNDRIES Dresden Module One Limited Liability Company & Co. KG, and

GLOBALFOUNDRIES Dresden Module Two Limited Liability Company & Co. KG (roll of deeds no. 188/2019 of the notary Dr. Carsten J. Angersbach in Frankfurt am Main);
(h)the Singapore law governed share charge dated 30 October 2018 (as supplemented by the supplemental share charge dated 5 June 2019), entered into between GLOBALFOUNDRIES Inc. and the Collateral Agent;
(i)the Closing Date Security Documents;
(j)the Dutch CS Security Documents;
(k)any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents; and
(l)any other document entered into by any entity creating or expressed to create any Security over all or any part of its assets which forms part of the Collateral (as such term is defined in the Collateral Trust Agreement) for the purposes of the Collateral Trust Agreement and which the Lenders have the benefit of as secured creditors.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"Up-stream Guarantee" has the meaning given to that term in paragraph (b)(i) of Clause 22.11 (Guarantee limitations).
"US" and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.
"US Borrower" means a Borrower that is incorporated or organised under the laws of the United States of America, any state or territory thereof or the District of Columbia.

"US Debtor Relief Laws" means the US Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally.
"US Guarantor" has the meaning given to that term in paragraph (c) of Clause 22.11 (Guarantee limitations).
"US Obligor" means any US Borrower or US Guarantor.
"US Qualifying Lender" means, in respect of amounts payable by a US Borrower, a Lender which, under the law in effect as of the date it became a party to this Agreement: (a) is entitled to a complete exemption from withholding of US federal income tax on interest payable to it under this Agreement; and (b) has supplied to the relevant US Borrower a properly completed and executed applicable US Tax Form evidencing such exemption.
"US Tax Form" means:
(a)with respect to any Lender that is a US Person, a properly completed and executed IRS Form W-9, or any successor or other form prescribed by the IRS, certifying that such Lender is a US Person and is not subject to US backup withholding tax on payments made by US Obligor to such Lender under this Agreement;
(b)with respect to any Lender that is not a US Person:
(i)in the case of a Lender claiming the benefits of an exemption from or reduction in US federal withholding tax pursuant to a double taxation agreement between the US and the jurisdiction of which such Lender is or is treated as a resident, a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor or other form prescribed by the IRS, certifying that such Lender is exempt from or entitled to a reduced rate of US federal withholding tax under an applicable double taxation agreement or treaty on payments made by a US Obligor to such Lender under this Agreement;
(ii)in the case of a Lender claiming the benefits of an exemption from US federal withholding tax because payments made by a US Obligor otherwise subject to such withholding tax are effectively connected with the Lender’s conduct of a trade or business within the US, a properly completed and duly executed IRS Form W-8ECI, or any successor or other form prescribed by the IRS, certifying that such interest payments are effectively connected with the conduct of a trade or business within the US;
(iii)in the case of a Lender claiming the benefits of the exemption from US federal withholding tax pursuant to Section 881(c) of the Code with respect to payments of portfolio interest made by a US Obligor to such Lender under this Agreement, (1) a certificate to the effect that such Lender is (x) not a “bank” referred to in Section 881(c)(3)(A) of the Code, (y) not a ten per cent. (10%) shareholder of any Obligor (within the meaning of Section 881(c)(3)(B) of the Code), and (z) not a controlled foreign corporation related to any Obligor (as such term is described in Section 881(c)(3)(C) of the Code), and (2) a properly completed and duly executed copy of

IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor or other form prescribed by the IRS, certifying that such Lender is not a US Person; or
(iv)in the case of a Lender that is a (D) foreign intermediary or foreign flow-through entity for US federal income tax purposes, a properly completed and duly executed IRS Form W-8IMY or any successor or other form prescribed by the IRS, as a basis for claiming exemption from or reduction in US federal withholding tax on interest payments made by the relevant US Obligor to such Lender under this Agreement, together with any supplementary information such Lender is required to transmit with such form and, in the case of a non-qualified intermediary that is a Lender or a non-withholding Lender that is a foreign flow-through entity, with respect to each beneficiary or member of such Lender, two forms or certificates described in sub-clause (i), (ii) or (iii) above, as applicable; or
(c)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in US federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the US Obligor to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete in any respect, it shall update such form or certification or promptly notify the US Obligor in writing of its legal inability to do so.
"US Tax Obligor" means:
(a)the Company to the extent it is resident for tax purposes in the US; or
(b)an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
"US Person" shall have the meaning specified in Section 7701(a)(30) of the Code for “United States person” and shall include any disregarded entity (for US federal income tax purposes) of any such person.
"Utilisation" means a Loan or a Letter of Credit.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.
"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices).
"VAT" means:
(a)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
"Voting Rights" means, in relation to a Lender, any of its rights and obligations under any Finance Document, including all rights under this Agreement in relation to waivers, consents modifications and amendments and confirmations as to satisfaction of conditions precedent.
"Write-down and Conversion Powers" means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation; and
(c)in relation to any UK Bail-In Legislation:
(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that UK Bail-In Legislation.
1.2Construction
(a)Unless a contrary indication appears a reference in this Agreement to:
(i)a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent;

(ii)"assets" includes present and future properties, revenues and rights of every description;
(iii)"director" or "managing director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);
(iv)a "Lender", any "Finance Party", the "Facility Agent", any "Issuing Bank", any "Obligor", any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(v)a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, extended, restated or replaced from time to time (whether or not such amendment, novation, supplement, extension, restatement or replacement contemplated as at the Signing Date), and including cases where the amendments concerned involve an increase, extension or other change (however great) to any facility or the grant of any additional facility (however great);
(vi)"guarantee" means (other than in Clause 22 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(vii)"include", "includes" and "including" shall be construed without limitation;
(viii)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(ix)the "Interest Period" of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;
(x)a Lender's "participation" in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;
(xi)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, unincorporated organisation, trust, governmental authority, partnership (whether or not having separate legal personality) of two or more of the foregoing joint venture or other entity;
(xii)a "quarter" is a reference to each consecutive period of approximately three (3) calendar months in each Financial Year commencing on or about 1 January or as otherwise agreed in accordance with the terms hereof and "quarterly" shall be construed correspondingly;
(xiii)a "transferee" means a person to which another person seeks to assign and transfer all or part of its rights, benefits and obligations;
(xiv)a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;
(xv)a provision of law, statute or treaty is a reference to that provision as amended or re-enacted; and
(xvi)a time of day is a reference to London time except where specifically provided otherwise.
(b)The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)References to paragraphs, Clauses and Schedules are references to paragraphs, clauses and schedules of this Agreement unless stated otherwise.
(d)Clause and Schedule headings are for ease of reference only.
(e)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(f)A Borrower providing "cash cover" for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:
(i)the account is with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;
(ii)subject to paragraph (b) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and
(iii)if requested by the relevant Issuing Bank or Ancillary Lender (as the case may be), the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.
(g)A Default or an Event of Default is "continuing" if it has not been remedied or waived in writing by the Facility Agent.
(h)A Borrower "repaying" or "prepaying" a Letter of Credit or Ancillary Outstandings means:

(i)that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;
(ii)in the case of a Letter of Credit, that Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or that Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);
(iii)the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms;
(iv)the Letter of Credit or Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary to the Issuing Bank with its written confirmation that it is released and cancelled;
(v)a bank or financial institution having a long-term credit rating from any of Moody's, S&P or Fitch at least equal to BBB+/Baa1 (as applicable or such other rating as the Facility Agent and the applicable Issuing Bank or Ancillary Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable Issuing Bank having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of all amounts due under that Letter of Credit or Ancillary Facility (as the case may be); or
(vi)the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility, and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) to (v) above is the amount of the relevant cash cover, payment, reduction, cancellation or assurance.
(i)An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.
(j)A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.
(k)Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.
(l)An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.
(m)A Borrower's obligation on Utilisations becoming "due and payable" includes the Borrower repaying any Letter of Credit in accordance with paragraph (h) above.
(n)The singular includes the plural and vice versa.
(o)Except where specifically provided otherwise, each of the permissions included in the definitions of Permitted Disposals, Permitted Security, Permitted Indebtedness and Permitted Investments are separate and if any disposition, Security or Quasi-Security, Financial Indebtedness or acquisition or investment could fall within more than one paragraph of the relevant definition then the Company shall select which paragraph it shall fall into and it shall not reduce or use a basket under any other paragraph.
(p)For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):
(i)if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and
(ii)if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its shares at such time.
1.3Currency Symbols and Definitions
(a)"EUR", "€" and "Euro" means the single currency of the Participating Member States.
(b)"USD", "US$" and "Dollars" denote the lawful currency of the United States of America.
1.4Contracts (Rights of Third Parties) Act 1999
(a)A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term or condition of this Agreement unless expressly provided to the contrary in a Finance Document.
(b)Subject to paragraph (a) of Clause 42.4 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.5Fluctuations in exchange rates
For the avoidance of doubt, for the purposes of Schedule 12 (Representations), Schedule 14 (Affirmative Covenants), Schedule 15 (Negative Covenants) or Schedule 16 (Events of Default) (and, in each case, the related definitions) but excluding any Event of Default resulting from a breach of Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants) (and related definitions), a reference to an amount (or its equivalent in any other currency or currencies) shall be determined by reference to the rate of exchange on the date of incurrence or making of a particular disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action and any subsequent exchange rate fluctuation shall not cause an Event of Default or the breach of any provision of Schedule 14 (Affirmative Covenants), Schedule 15 (Negative Covenants) or misrepresentation in respect of any provision of Schedule 12 (Representations).
1.6Calculation of baskets
If any of the baskets set forth in the definitions of Permitted Disposal, Permitted Investment or Permitted Security are exceeded solely as a result of fluctuations to Total Assets as set out in the financial statements delivered after the time when such baskets were calculated in connection with the relevant activity, such basket(s) will not be deemed to have been exceeded solely as a result of such fluctuations.

2.THE FACILITIES
2.1The Facilities
(a)Subject to the terms of this Agreement, the Lenders make available to the Company:
(i)a letter of credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Additional L/C Facility Commitments; and
(ii)a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.
(b)The Revolving Facility will be available to the Company and each Approved Borrower under the Revolving Facility.
(c)The Additional L/C Facility will be available to the Company, GLOBALFOUNDRIES U.S. Inc. and each Approved Borrower under the Additional L/C Facility.
(d)Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.
2.2Increase
(a)The Company may by giving prior notice to the Facility Agent after the effective date of a cancellation of:
(i)the Available Commitments of a Defaulting Lender in accordance with Clause 11.6 (Right of cancellation in relation to a Defaulting Lender); or
(ii)the Commitments of a Lender in accordance with:
(A)Clause 11.1 (Illegality); or
(B)paragraph (a) of Clause 11.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:
(C)the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(D)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(E)each Increase Lender shall become a Party as a "Lender" hereunder and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(F)the Commitments of the other Lenders shall continue in full force and effect; and
(G)any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.
(b)The Facility Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.
(c)The Facility Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.
(d)The consent of the relevant Issuing Bank is required for an increase in the Total Revolving Facility Commitments or the Total Additional L/C Facility Commitments (as applicable).
(e)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.
(f)The Company shall promptly on demand pay the Facility Agent the amount of all reasonable and documented costs and expenses (including legal fees but excluding any allocations of overhead or internal costs) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.
(g)The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under

Clause 29.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.6 (Procedure for transfer) and if the Increase Lender was a New Lender.
(h)The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.
(i)Neither the Facility Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
(j)Clause 29.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(ii)the "New Lender" were references to that "Increase Lender"; and
(iii)a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".
2.3Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4Obligors' Agent
(a)Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions

(including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any other agreement and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. For this purpose each Obligor incorporated in Germany releases the Company to the fullest extent possible from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
3.PURPOSE
3.1Purpose
(a)Each Borrower shall apply all amounts borrowed by it under the Revolving Facility in or towards the general corporate and working capital purposes of the Group including, without restriction:
(i)refinancing and/or repayment or replacement of any existing revolving credit facilities or other existing debt or credit arrangements (including, without limitation, letters of credit, bank guarantees and other similar bond or instruments);
(ii)financing or refinancing any transaction costs, taxes, original issue discount, premium, repayment costs, break costs, fees, flex and any other costs or expenses; and/or
(iii)financing or refinancing existing indebtedness of the Group and any associated fees, costs, taxes or expenses (including any breakage costs, issue discount, redemption premium, make whole costs and other fees) related to or incurred or charged in connection therewith and related financing costs and/or the Finance Documents; and/or
(iv)any capital expenditure of the Group; and/or

(v)any acquisitions of any assets, shares or businesses permitted under this Agreement.
(b)Each Borrower shall only request Letters of Credit to be issued under the Additional L/C Facility in connection with the general corporate and working capital purposes of the Group or any other activities in the ordinary course of business of any member of the Group.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
4.1Initial conditions precedent
(a)The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) or Clause 6.5 (Issue of Letters of Credit) in relation to any Utilisation to be advanced on the Closing Date if on or before that Utilisation Date, the Facility Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent (acting upon the instructions of (A) each of the Original Lenders under the Revolving Facility and (B) each of the Original Lenders under the Additional L/C Facility), or the Facility Agent has (acting upon the instructions of each of the relevant Original Lenders) waived the requirement of receipt of such documents or evidence which have not been received and the Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.
(b)Other than to the extent that the Majority L/C Lenders or Majority RCF Lenders (as applicable) notify the Facility Agent in writing to the contrary before the Facility Agent gives a notification described in paragraph (a) above, the Lenders under the relevant Facility authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)other than in the case of a Rollover Loan, no Default is continuing or would result from the proposed Utilisation;
(b)in the case of a Rollover Loan, no Event of Default is continuing; and
(c)other than in the case of a Rollover Loan, the Repeating Representations are true and accurate in all material respects by reference to the facts and circumstances then subsisting.
4.3Conditions relating to Optional Currencies
(a)A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)it is Euro; or
(ii)it:
(A)is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation;
(B)has been requested of the Facility Agent at least five (5) Business Days prior to the date of the relevant Utilisation Request; and
(C)has been approved by the Facility Agent (in both its capacity as such and acting on the instructions of all the Lenders under the relevant Facility) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation.
(b)If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii)(C) above, the Facility Agent will confirm to the Company by the Specified Time:
(i)whether or not each of it and the relevant Lenders have granted their approval; and
(ii)if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.4Maximum number of Utilisations
(a)A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)more than twenty (20) Letters of Credit would be outstanding in respect of the Additional L/C Facility; or
(ii)more than twelve (12) Utilisations would be outstanding in respect of the Revolving Facility.
(b)Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.
(c)Any Separate Loan shall not be taken into account in this Clause 4.4.
4.5Approved Borrowers
(a)Notwithstanding any other provision of this Agreement, no Borrower (other than the Company or GLOBALFOUNDRIES U.S. Inc. in respect of the Additional L/C Facility only) may utilise a Facility unless each Original Lender that is a Lender in respect of that Facility upon submission of the relevant Utilisation Request has notified the Company and the Facility Agent in writing (an "Approval Notice") that it has obtained all necessary internal or external approvals to lend to that Borrower or otherwise participate in any Utilisation under that Facility by or on behalf of that Borrower.

(b)An Approval Notice shall not be duly completed unless it identifies the relevant Borrower to be approved and the Facility to which such approval relates.
(c)The delivery of an Approval Notice shall be in each Original Lender's sole discretion.
(d)Once the Facility Agent has, in respect of a Borrower received Approval Notices in respect of that Borrower from each Original Lender that is a Lender under the relevant Facility, the relevant Borrower shall be an Approved Borrower in respect of that Facility and the Facility Agent shall promptly notify the Company and the Lenders that such Borrower is an Approved Borrower under that Facility.
(e)This Clause 4.5 shall not apply to the establishment or utilisation of any Ancillary Facility.
5.UTILISATION – LOANS
5.1Delivery of a Utilisation Request
Subject to the terms of this Agreement, a Borrower (or the Company on its behalf) may utilise the Revolving Facility by delivering to the Facility Agent a duly completed Utilisation Request not later than the Specified Time.
5.2Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)it identifies the Facility to be utilised, which shall be the Revolving Facility;
(ii)it identifies the Borrower, which shall be the Company or an Approved Borrower under the Revolving Facility;
(iii)the proposed Utilisation Date is a Business Day which falls within the Availability Period applicable to that Facility;
(iv)the currency and amount of the Loan(s) comply with Clause 5.3 (Currency and Amount); and
(v)the proposed Interest Period complies with Clause 15 (Interest Periods).
(b)Multiple Loans may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Loan may be requested in each subsequent Utilisation Request.
5.3Currency and amount
(a)The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)The amount of a proposed Utilisation must be:
(i)if the currency selected is the Base Currency, not less than US$ 1,000,000 (and thereafter in integral multiples of $1,000,000) or, if less, the Available Facility;

(ii)if the currency selected is Euro, not less than EUR 1,000,000 (and thereafter in integral multiples of €1,000,000) or, if less, the Available Facility; or
(iii)if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.
5.4Lenders' participation
(a)Subject to the terms of this Agreement, and subject to Clause 4.5 (Approved Borrowers) and Clause 10.1 (Repayment of Loans), each Lender shall make available its participation in each Loan through its Facility Office if on the date of the Utilisation Request each of the conditions in Clause 4.2 (Further conditions precedent) is satisfied or waived.
(b)Other than as set out in paragraph (c) below, the amount of each Lender's participation in each Loan under a Facility will be equal to the proportion borne by its Available Commitment to the Available Facility in respect of that Facility immediately prior to making the Loan.
(c)If a Revolving Facility Utilisation is made to repay Ancillary Outstandings, each Lender's participation in that Utilisation will be in an amount (as determined by the Facility Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments.
(d)The Facility Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 35.1 (Payments to the Facility Agent) by the Specified Time.
(e)The Facility Agent shall notify each Lender of the amount of such Lender's participation in each Loan by the Specified Time on the date falling three (3) Business Days before the proposed Utilisation Date.
5.5Limitations on Utilisations
(a)The maximum aggregate Base Currency Amount of all Letters of Credit issued under:
(i)the Revolving Facility shall not exceed the Total Revolving Facility Commitments; and
(ii)the Additional L/C Facility shall not exceed the Total Additional L/C Facility Commitments.
(b)The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed the Total Revolving Facility Commitments.

5.6Cancellation of Commitment
(a)The Additional L/C Facility Commitments that are unutilised at the end of the Availability Period for the Additional L/C Facility shall be immediately cancelled at that time.
(b)The Revolving Facility Commitments that are unutilised at the end of the Availability Period for the Revolving Facility shall be immediately cancelled at that time.
6.UTILISATION – LETTERS OF CREDIT
6.1The Facilities
(a)The Additional L/C Facility shall only be utilised by way of Letters of Credit.
(b)The Revolving Facility may be utilised by way of Letters of Credit.
(c)Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.
(d)In determining the amount of the Available Facility and a Lender's L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring (i) any cash cover provided for outstanding Letters of Credit and (ii) repayment of Letters of Credit by way of the issuance of an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in accordance with paragraph (h)(v) of Clause 1.2 (Construction).
6.2Delivery of a Utilisation Request for Letters of Credit
A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.
6.3Completion of a Utilisation Request for Letters of Credit
Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(a)it specifies that it is for a Letter of Credit;
(b)it identifies the Borrower of the Letter of Credit, which shall be:
(i)the Company;
(ii)GLOBALFOUNDRIES U.S. Inc. (in respect of the Additional L/C Facility only); or
(iii)an Approved Borrower under the relevant Facility;
(c)it identifies the Facility to be utilised;
(d)it identifies the Issuing Bank which has agreed to issue the Letter of Credit;
(e)the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(f)the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);
(g)the form of Letter of Credit is attached;
(h)the Expiry Date of the Letter of Credit falls on or before the Final Maturity Date in relation to the relevant Facility (unless cash cover is provided in respect of such Letter of Credit prior to the Final Maturity Date); and
(i)the delivery instructions for the Letter of Credit are specified.
6.4Currency and amount
(a)The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)Subject to paragraph (a) of Clause 5.5 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available L/C Facility or the Available Revolving Facility (as applicable) and which is:
(i)if the currency selected is the Base Currency, a minimum of US$ 50,000 or, if less, that Available Facility;
(ii)if the currency selected is the Base Currency, a minimum of EUR 50,000 or, if less, that Available Facility; or
(iii)if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, that Available Facility.
6.5Issue of Letters of Credit
(a)If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.
(b)Subject to Clause 4.1 (Initial conditions precedent) and Clause 4.5 (Approved Borrowers), the Issuing Bank will only be obliged to comply with paragraph (a) above, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Event of Default is continuing and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and
(ii)other than in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the Repeating Representations to be made by each Obligor are true in all material respects by reference to the facts and circumstances then subsisting.
(c)The amount of each Lender's participation in each Letter of Credit issued under a Facility will be equal to its L/C Proportion in respect of that Facility.

(d)The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender under the relevant Facility of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.
(e)The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.
(f)The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Facility Agent has no duty to monitor the form of that document.
(g)Subject to paragraph (i) of Clause 32.7 (Rights and discretions), each of the Issuing Bank and the Facility Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.
(h)The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.
6.6Renewal of a Letter of Credit
(a)A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.
(b)The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.
(c)The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and
(ii)its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal (unless such relevant Letter of Credit expires on a business day after the stated Expiry Date in accordance with its terms, in which case the Term of such new Letter of Credit shall expire on such later date), and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.
(e)Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit in accordance with this Clause 6.7, the applicable Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is (acting reasonably) satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7Reduction of a Letter of Credit
(a)If, on the proposed Utilisation Date of a Letter of Credit issued under a Facility, any Lender under that Facility is a Non-Acceptable L/C Lender and:
(i)that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover); and
(ii)the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.
(b)The Issuing Bank shall notify the Facility Agent and the Company of each reduction made pursuant to this Clause 6.7.
(c)This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.
6.8Revaluation of Letters of Credit
(a)If any Letters of Credit are denominated in an Optional Currency, the Facility Agent shall at six-monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Facility Agent's Spot Rate of Exchange on the date of calculation.
(b)The Company shall, if requested by the Facility Agent within ten (10) days of any calculation under paragraph (a) above, ensure that within five (5) Business Days sufficient Revolving Facility Utilisations or Letters of Credit issued under the Additional L/C Facility (as applicable) are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) or the Total Additional L/C Facility Commitments by more than five per cent. (5%) following any adjustment to a Base Currency Amount under paragraph (a) above.
6.9Reduction or expiry of Letter of Credit
If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Facility Agent of the details upon becoming aware of them.

6.10Appointment of additional Issuing Banks
Any Lender which has agreed to the Company's request to be an Issuing Bank for the purposes of this Agreement and a relevant Facility shall become a Party as an Issuing Bank in respect of the relevant Facility upon notifying the Facility Agent and the Company that it has so agreed to be an Issuing Bank.
6.11Effect of Final Maturity Date
Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Company on its behalf) on the Final Maturity Date applicable to the relevant Facility, (or such earlier date in accordance with this Agreement) provided that if any Letter of Credit has an Expiry Date ending on or after the Final Maturity Date applicable to the applicable Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Final Maturity Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Final Maturity Date:
(a)the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant Borrower on a bilateral basis and not as part of or under the Finance Documents subject to the provision by the relevant Borrower of (i) a back-to-back guarantee or similar instrument in respect of such Letter of Credit or (ii) cash cover or other collateral in relation to such Letter of Credit, in each case, on terms acceptable to the Issuing Bank (acting reasonably) and/or (iii) completion of replacement financing documentation in form and substance satisfactory to the relevant Issuing Bank and the relevant Borrower; and
(b)save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Final Maturity Date applicable to the relevant Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Final Maturity Date, and, in such circumstances, from the Final Maturity Date paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Final Maturity Date applicable to the relevant Facility.
7.LETTERS OF CREDIT
7.1Immediately payable
If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.
7.2Claims under a Letter of Credit
(a)Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7.2, a "claim").

(b)Each Borrower shall within five (5) Business Days of demand pay to the Facility Agent for the relevant Issuing Bank an amount equal to the amount of any claim or, provided that no Declared Default has occurred, may elect to have that claim converted into a Loan under the Revolving Facility (whereupon the relevant Borrower shall (unless it notifies the Facility Agent otherwise) be deemed to have delivered a duly completed Utilisation Request for the relevant currency and amount and such Utilisation Request shall be deemed to comply with all applicable requirements of this Agreement).
(c)Each Borrower acknowledges that the Issuing Bank:
(i)is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)The obligations of a Borrower under this Clause 7 will not be affected by:
(i)the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3Indemnities
(a)Subject to Clause 7.2 above, each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.
(b)Each Lender under the relevant Facility shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit issued under that Facility (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).
(c)The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.
(d)The obligations of each Lender or Borrower under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit issued under the relevant Facility, regardless of any intermediate payment or discharge in whole or in part.
(e)If a Borrower has provided cash cover in respect of a Lender's participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender's liability under paragraph (b) above.

(f)The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:
(i)any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;
(ii)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;
(iii)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument (other than the relevant Letter of Credit) or any failure to realise the full value of any security;
(iv)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;
(v)any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;
(vi)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or
(vii)any insolvency or similar proceedings.
7.4Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover
(a)If, at any time, a Lender under the Revolving Facility or the Additional L/C Facility (as applicable) is a Non-Acceptable L/C Lender, an Issuing Bank which has issued a Letter of Credit under any Facility in respect of which such Non-Acceptable L/C Lender is a Lender (a "Relevant L/C"), by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five (5) Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of:
(i)the outstanding amount of the Relevant L/C; or
(ii)in the case of a proposed Relevant L/C, the amount of that proposed Relevant L/C, and in the currency of that Relevant L/C to an interest-bearing account held in the name of that Lender with the Issuing Bank.
(b)The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Relevant L/C.

(c)Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Relevant L/C until no amount is or may be outstanding under that Relevant L/C.
(d)Each Lender shall notify the Facility Agent and the Company:
(i)on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and
(ii)as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in Part C (Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) above to the Facility Agent and, upon delivery in accordance with Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company.
(e)Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender's status and the Facility Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.
(f)Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the Relevant L/C (together with any accrued interest) be returned to it:
(i)to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the Relevant L/C;
(ii)if:
(A)it ceases to be a Non-Acceptable L/C Lender;
(B)its obligations in respect of the Relevant L/C are transferred to a New Lender in accordance with the terms of this Agreement; or
(C)an Increase Lender has agreed to undertake that Lender's obligations in respect of the Relevant L/C in accordance with the terms of this Agreement; and
(iii)if no amount is due and payable by that Lender in respect of a Relevant L/C, and the Issuing Bank shall pay that amount to the Lender within five (5) Business Days of that Lender's request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause 7.4 in respect of a proposed Relevant L/C, the Issuing Bank shall promptly notify the Company (with a copy to the Facility Agent) and the Borrower of that proposed Relevant L/C may, at any time before the proposed Utilisation Date of that Relevant L/C, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the amount of that proposed Relevant L/C.
7.5Requirement for cash cover from Borrower
If:
(a)a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender and Borrower's option to provide cash cover) in respect of a Relevant L/C that has been issued;
(b)the Issuing Bank notifies the Company (with a copy to the Facility Agent) that it requires the Borrower of the Relevant L/C to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Relevant L/C; and
(c)that Borrower has not already provided such cash cover which is continuing to stand as collateral, then that Borrower shall provide such cash cover within five (5) Business Days of the notice referred to in paragraph (b) above.
7.6Regulation and consequences of cash cover provided by Borrower
(a)Any cash cover provided by a Borrower pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) may be funded out of the Revolving Facility.
(b)Notwithstanding paragraph (f) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:
(i)to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;
(ii)if:
(A)the relevant Lender ceases to be a Non-Acceptable L/C Lender;
(B)the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)an Increase Lender has agreed to undertake the relevant Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit, and the Issuing Bank shall pay that amount to that Borrower within five (5) Business Days of that Borrower's request.
(c)To the extent that a Borrower has provided cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (f)(ii) of Clause 1.2 (Construction)). However the relevant Borrower's obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Facility Agent (for the account of that Lender) in accordance with paragraph (a) of Clause 17.4 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).
(d)The relevant Issuing Bank shall promptly notify the Facility Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.
7.7Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.
7.8Lender as Issuing Bank
A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.
7.9Existing Letters of Credit
Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Company on its behalf) may by notice in writing to the Facility Agent (including in any Utilisation Request) require that any Existing Letter of Credit be deemed a Letter of Credit issued and established under the Additional L/C Facility and with effect from the date specified in such notice (being a date falling within the Availability Period of the Additional L/C Facility) that any such Existing Letter of Credit shall be a Letter of Credit for all purposes under this Agreement, subject only to the Facility Agent having received notification in writing from the Original Additional L/C Lender that it agrees to the Existing Letter of Credit being a Letter of Credit issued under the Additional L/C Facility for all purposes under this Agreement.

8.OPTIONAL CURRENCIES
8.1Selection of currency
A Borrower (or the Company on its behalf) shall select the currency of a Utilisation in a Utilisation Request.
8.2Unavailability of a currency
If before the Specified Time on any Quotation Day:
(a)a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower or the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.
8.3Facility Agent's calculations
Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' Participation).
9.ANCILLARY FACILITIES
9.1Type of Facility
An Ancillary Facility may be by way of:
(a)an overdraft facility;
(b)a guarantee, bonding, documentary or stand-by letter of credit facility;
(c)a short term loan facility;
(d)a derivatives facility;
(e)a foreign exchange facility; or
(f)any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

9.2Availability
(a)If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.
(b)An Ancillary Facility shall not be made available unless, not later than three (3) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Facility Agent has received from the Company:
(i)a notice in writing of the establishment of an Ancillary Facility and specifying:
(A)the proposed Facility to be utilised, which shall be the Revolving Facility;
(B)the proposed Borrower(s) which may use the Ancillary Facility;
(C)the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(D)the proposed type of Ancillary Facility to be provided;
(E)the proposed Ancillary Lender;
(F)the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and
(G)the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and
(ii)any other information which the Facility Agent may reasonably request in connection with the Ancillary Facility.
(c)The Facility Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(d)Subject to compliance with paragraph (b) above:
(i)the Lender concerned will become an Ancillary Lender; and
(ii)the Ancillary Facility will be available,
with effect from the date agreed by the Company and the Ancillary Lender.
9.3Terms of Ancillary Facilities
(a)Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.
(b)Those terms:
(i)must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.9 (Affiliates of Borrowers)) to use the Ancillary Facility;
(iii)may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;
(iv)may not allow a Lender's Ancillary Commitment to exceed that Lender's Available Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on the Available Commitment under the Revolving Facility); and
(v)must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Final Maturity Date applicable to the applicable Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).
(c)If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:
(i)Clause 39.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;
(ii)an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and
(iii)where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(d)Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.5 (Interest, commission and fees on Ancillary Facilities).
9.4Repayment of Ancillary Facility
(a)An Ancillary Facility shall cease to be available on the Final Maturity Date applicable to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.
(b)If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.
(c)No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:
(i)the Total Revolving Facility Commitments have been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;
(ii)it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or
(iii)both:
(A)the Available Commitments relating to the Revolving Facility; and
(B)the notice of the demand given by the Ancillary Lender,
would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisation.
(d)If a Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.
9.5Limitation on Ancillary Outstandings
Each Borrower shall procure that:
(a)the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and
(b)in relation to a Multi-account Overdraft:
(i)the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.
9.6Adjustment for Ancillary Facilities upon acceleration
(a)In this Clause 9.6:
(i)"Outstandings" means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:
(A)its participation in each Utilisation under the Revolving Facility then outstanding under the Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and
(B)if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of an Ancillary Facility under the Revolving Facility provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and
(ii)"Total Outstandings" means the aggregate of all Outstandings under the Revolving Facility.

(b)If the Facility Agent exercises any of its rights under Clause 28 (Remedies following Default) (other than declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Outstandings of each Lender bear the same proportion to the Total Outstandings as such Lender's relevant Commitment bears to the Total Revolving Facility Commitments, each as at the date the Facility Agent exercises the relevant right(s) under Clause 28 (Remedies following Default).
(c)If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.
(d)Any transfer of rights and obligations relating to Outstandings made pursuant to this Clause 9.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 29.11 (Pro rata interest settlement)).
(e)Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.
(f)All calculations to be made pursuant to this Clause 9.6 shall be made by the Facility Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Facility Agent's Spot Rate of Exchange.
(g)This Clause 9.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation or in another currency which is acceptable to that Lender.
9.7Information
Each Borrower and each Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

9.8Affiliates of Lenders as Ancillary Lenders
(a)Subject to the terms of this Agreement, an Affiliate of a Lender under the Revolving Facility may become an Ancillary Lender. In such case, the Lender under the Revolving Facility and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender's name in Part C (Original Lenders) of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.
(b)The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).
(c)If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.
(d)Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.
9.9Affiliates of Borrowers
(a)Subject to the terms of this Agreement, an Affiliate incorporated in Germany, Singapore or the US of a Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.
(b)The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).
(c)If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.
(d)Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.
(e)Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.
9.10Revolving Facility Commitment amounts
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment in respect of the Revolving Facility is not less than:
(a)its Ancillary Commitment; or

(b)the Ancillary Commitment of its Affiliate.
9.11Amendments and Waivers – Ancillary Facilities
No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of, or waiver under, this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 42 (Amendments and Waivers) will apply.
9.12Continuation of Ancillary Facilities
(a)Each Ancillary Facility shall be repaid or prepaid and cancelled on the Final Maturity Date (or such earlier date in accordance with this Agreement), provided that a Borrower and an Ancillary Lender may, as between themselves only, agree that any Ancillary Facilities will continue to remain available following the Final Maturity Date applicable to the relevant Facility or, as the case may be, the date the relevant Commitments are otherwise cancelled under this Agreement.
(b)If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Final Maturity Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to such Final Maturity Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue.
10.REPAYMENT
10.1Repayment of Loans
(a)Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(b)Without prejudice to each Borrower's obligation under paragraph (a) above, if:
(i)one or more Loans are to be made available to a Borrower:
(A)on the same day that a maturing Loan is due to be repaid by that Borrower;
(B)in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and
(C)in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the relevant Borrower or the Company notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(A)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and
(2)each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Facility Agent) in respect of its participation in the new Revolving Facility Loans; and
(B)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)the relevant Borrower will not be required to make a payment under Clause 35.1 (Payments to the Facility Agent); and
(2)each Lender will be required to make a payment under Clause 35.1 (Payments to the Facility Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.
(c)At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the last day of the relevant Availability Period and will be treated as separate Loans (the "Separate Loans") denominated in the currency in which the relevant participations are outstanding.
(d)A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than five (5) Business Days' prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.
(e)Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Facility Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.
11.ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
11.1Illegality
(a)If, in any applicable jurisdiction, it becomes unlawful (including, for the avoidance of doubt, as a result of a breach of Sanctions) for a Lender to perform any of its obligations as contemplated by the Finance Documents or to fund or maintain its participation in any Loan:
(i)such Lender shall promptly notify the Facility Agent upon becoming aware of that event, the Facility Agent shall promptly notify the Company thereof;
(ii)unless the Company has exercised its rights under Clause 42.8 (Replacement of Lender) to replace that Lender, each Available Commitment of that Lender will be immediately cancelled; and
(iii)the relevant Borrower shall repay that Lender's participation in the Utilisations on the last day of the relevant Interest Period for each such Utilisation occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law), in each case, together with all accrued and unpaid interest and fees, any Break Costs and all other amounts payable to that Lender under this Agreement relating to such Utilisation and that Lender's participation in that Facility and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.
(b)If any Obligor is in breach of any Sanctions, such Obligor shall, promptly upon becoming aware of that event, notify the Facility Agent, who shall notify the Lenders of such breach.
11.2Illegality in relation to Issuing Bank
If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit or it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so then:
(a)that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;
(b)upon the Facility Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit under the relevant Facility;
(c)the Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); and
(d)unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the relevant Facility shall cease to be available for the issue of Letters of Credit.

11.3Voluntary cancellation
The Company or any Borrower may, if it gives the Facility Agent not less than ten (10) days' prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000) of an Available Facility. Any cancellation under this Clause 11.2 shall reduce the Commitments of the Lenders under the relevant Facility rateably.
11.4Voluntary prepayment of Utilisations
A Borrower to which a Utilisation has been made may, if it or the Company gives the Facility Agent not less than five (5) Business Days' (or such shorter period as the Majority L/C Lenders or Majority RCF Lenders, as applicable, may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of $1,000,000).
11.5Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.1 (Tax Gross-up); or
(ii)any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 18.2 (Tax Indemnity) or Clause 19.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice:
(A)(if such circumstances relate to a Lender) of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations; or
(B)(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future; or
(C)its intention to replace such Lender in accordance with Clause 42.8 (Replacement of Lender).
(b)On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.
(c)On the last Business Day of the relevant Interest Period for each Loan which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

(d)In the case of a prepayment pursuant to this Clause 11.5, the remaining Lenders shall, in good faith, provide all commercially reasonable assistance to the Company in exploring alternative sources of bank and other financing to replace any such affected Lender.
11.6Right of cancellation in relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent ten (10) Business Days' notice of cancellation of each Available Commitment of that Lender.
(b)On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
12.MANDATORY PREPAYMENT AND CANCELLATION
12.1Change of Control
If a Change of Control occurs, then:
(a)the Company shall promptly notify the Facility Agent upon becoming aware of such Change of Control and the Facility Agent shall promptly notify the Lenders (the date of such notification being, the "Notification Date");
(b)each Lender under any Facility shall have the right by notice in writing to be received by the Facility Agent within sixty (60) calendar days (unless such Lender has earlier waived the right to be prepaid) of the Notification Date to elect for its Commitments to be cancelled and its participation in all outstanding Utilisations and its Ancillary Outstandings to be prepaid ("Change of Control Election"); and
(c)if any Lender makes a Change of Control Election, its Available Commitments shall automatically be cancelled on and as of the date of such election without further action by any of the Parties and its participation in all outstanding Utilisations and its Ancillary Outstandings, together with accrued interest, Break Costs and all other amounts accrued under the Finance Documents in respect of such participation shall become due and payable on the date falling ninety (90) calendar days after the Notification Date.
13.RESTRICTIONS
13.1Notices of cancellation or prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment, provided that, for the avoidance of doubt, conditional notices shall be permitted.

13.2Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to applicable Break Costs, without premium or penalty.
13.3Reborrowing of Revolving Facility and Additional L/C Facility
Unless a contrary indication appears in this Agreement, any part of the Revolving Facility or the Additional L/C Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
13.4Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
13.5No reinstatement of Commitments
Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
13.6Facility Agent's receipt of notices
If the Facility Agent receives a notice under Clause 11 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.
13.7Effect of repayment and prepayment on Commitments
If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing other than by operation of Clause 4.2 (Further conditions precedent), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.
13.8Application of prepayments
Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality), Clause 11.4 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 12.1 (Change of Control)) shall be applied pro rata to each Lender's participation in that Loan.
14.INTEREST
14.1Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)LIBOR or, in relation to any Loan in Euro, EURIBOR.

14.2Payment of interest
Except where it is provided to the contrary in this Agreement, the Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period for that Loan.
14.3Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. (1.0%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Facility Agent.
(b)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. (1.0%) per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
14.4Notification of rates of interest
(a)The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.
(b)The Facility Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.
15.INTEREST PERIODS
15.1Selection
(a)A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to this Clause 15, a Borrower (or the Company) may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.
15.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
16.CHANGES TO THE CALCULATION OF INTEREST
16.1Unavailability of Screen Rate
(a)Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period of a Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.
(b)Shortened Interest Period: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:
(i)the currency of a Loan; or
(ii)the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.
(c)Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:
(i)the currency of that Loan; or
(ii)the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR or EURIBOR shall be the Historic Screen Rate for that Loan.
(d)Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.
(f)If LIBOR or EURIBOR (as applicable) is no longer available or in place of LIBOR or EURIBOR (as applicable) the lending market has adopted a common alternative reference rate, then subject to consent from the Company, the Facility Agent may specify that such common alternative reference rate be used.
(g)Cost of funds: If either (A) paragraph (e) above applies but no Reference Bank Rate is available for Dollars or Euros (as applicable) for the relevant Interest Period or (B) paragraph (f) above is applicable, there shall be no LIBOR or EURIBOR (as applicable) for that Loan and Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.
16.2Calculation of Reference Bank Rate
(a)Subject to paragraph (b) below, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
16.3Market disruption
If before close of business in London (17:00 London time) on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty-one per cent. (51.0%) of that Loan) that the cost to it or them of funding its or their participations in that Loan from the wholesale market for Dollars would be in excess of LIBOR, or if applicable, for Euros would be in excess of EURIBOR, then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
16.4Cost of funds
(a)If this Clause 16.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin; and
(ii)the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by the close of business on the date falling two (2) Business Days after the relevant Quotation Day (or, if earlier, on the date falling two (2) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)If this Clause 16.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than sixty (60) calendar days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)If this Clause 16.4 applies pursuant to Clause 16.3 (Market disruption) and:
(i)a Lender’s Funding Rate is less than LIBOR in relation to any Loan in Dollars or, EURIBOR, in relation to any Loan in Euro; or
(ii)a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR in relation to any Loan in Dollars or, EURIBOR, in relation to a Loan in Euro.
16.5Notification to Company
If Clause 16.4 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Company.
16.6Break Costs
(a)The Company shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
17.FEES
17.1Commitment Fee
(a)The Company must pay (or procure that an Obligor pays) to the Facility Agent (for the account of each Lender) a fee in the relevant currency computed at:
(i)the rate of zero-point-fifty-five per cent. (0.55%) on that Lender's Available Commitment under the Additional L/C Facility for the Availability Period applicable to the Additional L/C Facility; and
(ii)the rate of zero-point-fifty-five per cent. (0.55%) on that Lender's Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.
(b)The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the relevant Availability Period, on the last day of the relevant

Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
(c)For the avoidance of doubt, no commitment fee is payable:
(i)to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender; or
(ii)in respect of a Facility, prior to the date on which Financial Close occurs for that Facility, or if Financial Close does not occur in respect of that Facility.
17.2Upfront fee
The Company shall pay (or procure that an Obligor pays) to the relevant Finance Parties for their own account fees in the amount and manner agreed under the relevant Fee Letter. No fee under this Clause 17.2 shall be due and payable in respect of a Facility until the date on which Financial Close occurs in respect of that Facility.
17.3Facility Agent fees
The Company shall pay (or procure that an Obligor pays) to the Facility Agent (for its own account) the fees in the amount and at the time agreed in the Fee Letter entered or to be entered into between the Company and the Facility Agent. No fee under this Clause 17.3 shall be due and payable in respect of a Facility until the first date on which Financial Close occurs in respect of a Facility.
17.4Fees payable in respect of Letters of Credit
(a)The Company or each Borrower shall pay to an Issuing Bank under the Revolving Facility a fronting fee at the rate agreed between the Company and that Issuing Bank on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.
(b)The Company or each Borrower shall pay to the Facility Agent (for the account of each Lender under the relevant Facility) a Letter of Credit fee in the Base Currency (computed at the rate equal to (i) the Margin applicable to a Revolving Facility Loan for a Letter of Credit issued under the Revolving Facility or (ii) one hundred and fifteen (115) basis points for a Letter of Credit issued under the Additional L/C Facility) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.
(c)The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable quarterly in arrears on each Quarter Date starting on the date of issue of that Letter of Credit and ending on the Expiry Date for that Letter of Credit. If the outstanding amount of a Letter of Credit is reduced, any fronting fee and Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.
(d)If a Borrower provides cash cover in respect of any Letter of Credit:

(i)the fronting fee payable to the Issuing Bank and (subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower)), the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit; and
(ii)each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in paragraph (i) above.
17.5Interest, commission and fees on Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.
18.TAX
18.1Tax Gross–up
(a)The Obligors shall make all payments to be made by them under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
(b)Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Facility Agent receives such notification from a Lender or Issuing Bank it shall notify the Company.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment by or in respect of a Singapore Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Singapore if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Singapore Qualifying Lender, but on that date that Lender is not or has ceased to be a Singapore Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a Singapore Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (j) below.
(e)A payment by or in respect of a US Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the US if on the date on which the payment falls due, the payment could have been made to the relevant Lender without a

Tax Deduction if it were a US Qualifying Lender, but on that date the Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date such Lender first became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement.
(f)A payment by or in respect of a German Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Germany if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a German Treaty Lender, the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) below.
(g)A payment by or in respect of an Other Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction in which the Borrower is resident for tax purposes if, on the date the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Other Qualifying Lender, but on that date the Lender is not or has ceased to be an Other Qualifying Lender other than as a result of any change after the date such Lender first became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement; or
(ii)the relevant Lender is an Other Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligation under paragraph (j) below.
(h)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(i)Within thirty (30) calendar days of an Obligor making either a Tax Deduction or a payment required in connection with a Tax Deduction, such Obligor shall deliver to the Facility Agent for the relevant Lender evidence reasonably satisfactory to such Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
(j)A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain any authorisations necessary to make that payment without a Tax Deduction.

18.2Tax Indemnity
(a)If any Finance Party suffers any loss, liability or cost for or on account of any Tax on or in relation to any sum received or receivable under any Finance Document or if any liability in respect of any such sum is asserted, imposed, levied or assessed against any such person, the Company shall upon demand of the Facility Agent promptly reimburse such person for or, as applicable, indemnify such person against, such payment, loss, liability or cost.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Excluded Tax assessed on the Finance Party; or
(ii)to the extent the loss, liability or cost:
(A)is compensated under Clause 18.1 (Tax Gross-up), Clause 18.5 (Stamp Taxes) or Clause 18.6 (VAT) (or would have been so compensated but for the exclusions therein);
(B)relates to a FATCA Deduction required to be made by a Party; or
(C)is in respect of or relates to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).
(c)A Finance Party making, or intending to make a claim under paragraph (a) above, shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim following which the Facility Agent shall notify the Company.
(d)A Finance Party shall, on receiving a payment from an Obligor under this Clause 18.2, notify the Facility Agent.
18.3Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party (or another member of a fiscal group of which that Finance Party forms part) has obtained and utilised that Tax Credit, that Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (taking into account a Tax Credit of the fiscal group of which that Finance Party forms part) (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.
18.4Lender Status Confirmation
(a)Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(i)in respect of a Lender to a Singapore Borrower:
(A)a Singapore Qualifying Lender (other than a Singapore Treaty Lender);
(B)a Singapore Treaty Lender; or
(C)not a Singapore Qualifying Lender;
(ii)in respect of a Lender to a US Borrower:
(A)a US Qualifying Lender; or
(B)not a US Qualifying Lender;
(iii)in respect of a Lender to a German Borrower:
(A)a German Qualifying Lender (other than a German Treaty Lender);
(B)a German Treaty Lender; or
(C)not a German Qualifying Lender; or
(iv)in respect of a Lender to an Other Borrower:
(A)an Other Qualifying Lender (other than an Other Treaty Lender);
(B)an Other Treaty Lender; or
(C)not an Other Qualifying Lender.
(b)If such a Lender fails to indicate its status in accordance with this Clause 18.4 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 18.4.
18.5Stamp Taxes
The Company shall pay and, within five (5) Business Days of written demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than as a result of a Finance Party assigning or transferring any of its rights or obligations under any Finance Document.
18.6VAT
(a)All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it or any member of the group of which it is a member for VAT purposes is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it or any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 18.6 (VAT) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the EU) or any other similar provision in any jurisdiction which is not a member state of the EU) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

(f)Notwithstanding paragraphs (a) through (e) above, no Borrower is required to pay VAT if such VAT is solely due because a Finance Party has voluntarily opted to subject a payment to VAT, unless the Borrower is able to claim such VAT as input VAT. The Borrower shall cooperate and provide any reasonable information in respect of such claim for refund as input VAT.
18.7FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)If the Company is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require the supply to the Facility Agent of any of the items referred to in (A) or (B) of this paragraph (e), each Lender shall, within ten (10) Business Days of:

(i)where the Company is a US Tax Obligor and the relevant Lender is an Original Lender, the Signing Date;
(ii)where the Company is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or
(iii)where the Company is not a US Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:
(A)a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Company.
(g)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.
(h)The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.
18.8FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

19.INCREASED COSTS
19.1Increased costs
(a)Subject to Clause 19.3 (Exceptions), the Company shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or legally binding regulation; or
(ii)compliance with any law or legally binding regulation made after the Signing Date.
(b)In this Agreement:
(i)"Increased Costs" means:
(A)a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
(B)an additional or increased cost; or
(C)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.
(ii)"CRD IV" means:
(A)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012; and
(B)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, and any law, rule or guidance by which CRD IV is implemented.
(iii)"CRD IV Costs" means any Increased Cost which is attributable to or results from the implementation or application of, or compliance with, the changes implemented under CRD IV.
19.2Increased Cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)Each Finance Party shall, as soon as practicable after a demand by the Company (delivered via the Facility Agent), provide a certificate confirming:
(i)the amount of its Increased Costs; and
(ii)the calculation of such amount.
19.3Exceptions
Clause 19.1 (Increased costs) does not apply to the extent:
(a)any Increased Cost is:
(i)compensated under Clause 18.1 (Tax Gross-up), Clause 18.2 (Tax Indemnity), Clause 18.5 (Stamp Taxes) or Clause 18.6 (VAT) (or would have been so compensated but for the exclusions therein);
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)attributable to an Excluded Tax;
(iv)attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);
(v)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;
(vi)attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision ("BCBS") in June 2004 in the form existing on the Signing Date (but excluding any amendment arising out of Basel III or CRD IV) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);
(vii)attributable to the implementation or application of or compliance with the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: "International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented and restated ("Basel III") or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates) ("Basel III Costs") or CRD IV Costs unless a Finance Party delivers to the Company a statement certifying that, to the best of its knowledge, it is that Finance Party's general policy to seek to recover such Basel III Costs or CRD IV Costs, as applicable, in relation to similar facilities with other similar borrowers. If a Finance Party has delivered such duly signed statement, it will not be required to provide any further evidence or substantiate its policy concerning Basel III Costs and CRD IV Costs; or

(viii)attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any request, rule guideline or directive thereunder or issued in connection therewith unless a Finance Party delivers to the Company a statement certifying that, to the best of its knowledge, it is that Finance Party's general policy to seek to recover such costs in relation to similar facilities. If a Finance Party has delivered such duly signed statement, it will not be required to provide any further evidence or substantiate its policy concerning the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; or
(b)the relevant Finance Party does not notify the Facility Agent of its intention to make a claim within ninety (90) days after the date of which that Finance Party becomes aware of the relevant Increased Cost.
20.OTHER INDEMNITIES
20.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against that Obligor, that Obligor shall, as an independent obligation, within five (5) Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the currency conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
20.2Other indemnities
The Company shall (or shall procure that an Obligor will), within five (5) Business Days of written demand, indemnify the Arrangers, and each other Finance Party against any cost, loss or liability incurred by it as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date;
(c)funding, or making arrangements to fund, its participation in a Loan requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(d)issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(e)a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company, including any loss (other than in the case of paragraph (c) above, loss of Margin) or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or Utilisation.
20.3Indemnity to the Facility Agent
Subject to Clause 23 (Costs and Expenses), the Company shall promptly, and in any event within five (5) Business Days, indemnify the Facility Agent against:
(a)any reasonable and documented cost, loss or liability (including legal fees but excluding any allocations of overhead or internal costs) incurred by the Facility Agent as a direct result of:
(i)instructing lawyers, accountants, tax advisers, surveyors, a financial adviser or other professional advisers or experts whilst investigating any event which it reasonably believes is a Default or in responding to a waiver request; or
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and
(b)any cost, loss or liability incurred in connection with claims of third parties (other than Finance Parties) by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct).
21.MITIGATION BY THE LENDERS
21.1Mitigation
(a)Each Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank), Clause  18.1 (Tax Gross-up), Clause 18.2 (Tax Indemnity) or Clause 19 (Increased Costs) including by transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or and/or taking reasonable steps to secure the benefit of any Tax Credit.
(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2Limitation of liability
(a)The Company shall promptly indemnify each Lender for all reasonable and documented costs and expenses (including legal fees but excluding any allocations of overhead or internal costs) incurred by that Lender as a result of steps taken by it under Clause 21.1 (Mitigation).
(b)A Lender is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.
22.GUARANTEE AND INDEMNITY
22.1Guarantee and Indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents (including, without limitation, all amounts which, but for any US Debtor Relief Law, would become due and payable and all interest accruing after the commencement of any proceeding under a US Debtor Relief Law at the rate provided for in the relevant Finance Document, whether or not allowed in any such proceeding);
(b)undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 22 if the amount claimed had been recoverable on the basis of a guarantee.
Notwithstanding anything to the contrary herein, upon any Automatic Acceleration Event any presentment, demand, protest or notice of any kind required by the foregoing clauses are expressly waived
22.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
22.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of each Guarantor under this Clause 22 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
22.4Waiver of defences
The obligations of each Guarantor under this Clause 22 will not be affected by an act, omission, matter or thing which, but for this Clause 22, would reduce, release or prejudice any of its obligations under this Clause 22 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
22.5Guarantor intent
Without prejudice to the generality of Clause 22.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
22.6Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 22. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

22.7Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 22.
22.8Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 22:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 22.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 35 (Payment mechanics).

22.9Release of Guarantors' right of contribution
If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
22.10Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
22.11Guarantee limitations
(a)General
With respect to any Additional Guarantor, this guarantee is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.
(b)Germany
Any guarantee owing by a Guarantor incorporated and existing as a German limited liability company (Gesellschaft mit beschränkter Haftung) ("German GmbH Guarantor"), shall be subject to the following limitations:
(i)To the extent that a guarantee secures amounts which are owed by direct or indirect shareholder(s) of a German GmbH Guarantor ("Up-stream Guarantee") or its affiliated companies (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (other than directly or indirectly wholly-owned subsidiaries of that German GmbH Guarantor) ("Cross-stream Guarantee") (save for any guarantees in respect of funds to the extent they are on-lent to, or letters of credit issued for the benefit of, that German GmbH Guarantor or its directly or indirectly wholly-owned subsidiaries, and such amount on-lent or letters of credit are still outstanding), this guarantee shall not be enforced at the time of the respective Payment Demand (as defined below) if and to the extent the German GmbH Guarantor demonstrates to the satisfaction of the Facility Agent (acting reasonably) that the enforcement would have the effect of:

(A)causing the relevant German GmbH Guarantor's net assets (the "Net Assets") to be reduced below zero; or (if its Net Assets are already below zero) causing such amount to be further reduced,
(B)and thereby affecting its assets required for the maintenance of its stated share capital (Stammkapital) pursuant to sections 30, 31 German Limited Liability Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, "GmbHG") (as applicable at the time of enforcement).
(ii)The value of the Net Assets shall be determined in accordance with German GAAP consistently applied by the relevant German GmbH Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to Section 42 GmbHG, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years, provided that for the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:
(A)the amount of any increase of the stated share capital (Erhöhung des Stammkapitals) after the Signing Date that has been effected without the prior written consent of the Facility Agent, shall be deducted from the stated share capital;
(B)loans and other contractual liabilities incurred by the relevant German GmbH Guarantor in wilful or negligent violation of the provisions of this Agreement, shall be disregarded;
(C)the costs of the Auditor’s Determination (as defined below), shall be taken into account either as a reduction of assets or as an increase of liabilities;
(D)the amounts which pursuant to Section 268 paragraph 8 of the German Commercial Code (Handelsgesetzbuch) must not be distributed to the shareholders of the German GmbH Guarantor shall be deducted from the Net Assets.
(iii)The limitations set out in paragraph (b)(i) above only apply if within twenty (20) Business Days following receipt of a notice from the Facility Agent stating that the Facility Agent demands payment under the guarantee against the relevant German GmbH Guarantor (the "Payment Demand"), the managing director(s) of such German GmbH Guarantor has (have) confirmed in writing to the Facility Agent:
(A)to what extent the guarantee is an Up-stream Guarantee or a Cross-stream Guarantee as described in paragraph (b)(i) above; and
(B)which amount of such Up-stream Guarantee and/or Cross-stream Guarantee cannot be enforced as the respective German GmbH Guarantor's Net Assets are below zero or such enforcement would cause such German GmbH Guarantor's Net Assets to be reduced below zero, and such confirmation is supported by an up-to-date balance sheet of such German GmbH Guarantor together with a detailed calculation of the amount of such German GmbH Guarantor's Net Assets taking into account the adjustments and obligations set forth in paragraph (b)(ii) above (the "Management Determination"). The Facility Agent shall then be entitled to enforce the guarantee in an amount which would, in accordance with the Management Determination, not cause the German GmbH Guarantor's Net Assets to be reduced below zero.
(iv)Following the Facility Agent's receipt of the Management Determination, the relevant German GmbH Guarantor shall deliver to the Facility Agent within thirty (30) Business Days of a written request from the Facility Agent an up-to-date balance sheet of the German GmbH Guarantor, drawn-up by an auditor of international standard and reputation appointed by the relevant German GmbH Guarantor together with a detailed calculation of the amount of the Net Assets of the relevant company taking into account the adjustments and obligations set forth in paragraph (b)(ii) above (the "Auditor’s Determination"). The Facility Agent shall then be entitled to enforce the guarantee in an amount which would, in accordance with the Auditor's Determination, not cause the German GmbH Guarantor's Net Assets to be reduced below zero.
(v)Each German GmbH Guarantor shall within three (3) calendar months after receipt of the Payment Demand and of a written request from the Facility Agent realise, to the extent legally permitted and commercially reasonable, any assets that are (i) shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the assets and (ii) not required for continuing its business, if, as a result of the enforcement of the guarantee, its Net Assets would be reduced below zero. After the expiry of such three (3) calendar months period the German GmbH Guarantor shall, within ten (10) Business Days, notify the Facility Agent of the net amount of the proceeds from the sale and submit a statement setting forth a new calculation of the amount of the Net Assets of the German GmbH Guarantor taking into account such proceeds. Such calculation shall, upon the Facility Agent's request, be confirmed by the auditors referred to in paragraph (iv) above within a period of thirty (30) Business Days following the request.
(vi)The restrictions set forth in paragraph (b)(i) above shall not apply, if and to the extent:
(A)the relevant German GmbH Guarantor has failed to comply with its obligations pursuant to paragraphs (iii) through (v) above;
(B)the relevant German GmbH Guarantor is a party to a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) where the relevant German GmbH Guarantor is the dominated entity (beherrschtes Unternehmen) and/or the entity being obliged to share its profits with the other party of such profit and loss sharing agreement, unless a restriction or limitation is necessary in order to avoid a violation of the capital maintenance requirement as set out in section 30, paragraph 1 of the GmbHG; or
(C)the relevant German GmbH Guarantor holds, at the time when a payment is made under the guarantee, a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against the relevant shareholder covering at least the relevant amount enforced under the guarantee.
(vii)If there will be available any high court rulings holding that the granting of an Up-stream Guarantee and/or Cross-stream Guarantee may, in case of the enforcement of such guarantee, trigger any liability of the German GmbH Guarantor's directors pursuant to Section 64 sentence 3 GmbHG, the Facility Agent shall, upon request of the respective German GmbH Guarantor's directors and on the condition that the debt structure is (to the extent legally possible) further improved, e.g. through a push down of loans to the level of the relevant German GmbH Guarantor, enter into negotiations and consider (acting reasonably) whether to make appropriate adjustments to this provisions to avoid any personal liability of the managing directors pursuant to Section 64 sentence 3 GmbHG, resulting solely from the granting of such guarantee by the managing directors and not from any other personal misconduct of the German GmbH Guarantor's directors.
(viii)This limitation shall apply mutatis mutandis to a Guarantor organised and existing as a partnership organised under any law with a German limited liability company (Gesellschaft mit beschränkter Haftung) as unlimited partner, provided that in such case and for the purpose of this limitation only any reference to such Guarantor's net assets (Reinvermögen) shall be deemed to be a reference to the net assets (Reinvermögen), and any reference to an unlawful payment by such German GmbH Guarantor shall be deemed to be a reference of an unlawful payment, of any unlimited partner which is a German limited liability company (Gesellschaft mit beschränkter Haftung).
(c)United States
Each Guarantor incorporated, formed or organised under the laws of the United States of America, any State thereof or the District of Columbia (each, a "US Guarantor"), and by its acceptance of the guarantee under this Clause 22, the Facility Agent and each other Finance Party, hereby confirms that it is the intention of all such persons that the guarantee under this Clause 22 and the obligations of each US Guarantor under this Clause 22 not constitute a fraudulent transfer or conveyance or unlawful financial assistance for purposes of Title 11 of the United States Code entitled Bankruptcy, as amended, or any successor thereof, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the guarantee under this Clause 22 and the obligations of each US Guarantor under this Clause 22. To effectuate the foregoing intention, the Facility Agent, the other Finance Parties and each such US Guarantor hereby irrevocably agree that the obligations of each US Guarantor under this Clause 22 shall be limited to the maximum amount as will, after giving effect to any collections from rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Clause 22, result in the obligations of such Guarantor under its guarantee not constituting a fraudulent transfer or conveyance. The Company acknowledges that it will receive, directly or indirectly, a portion of the proceeds of the Loans under this Agreement and each US Guarantor acknowledges that it will derive substantial direct and indirect benefits from the transactions contemplated by this Agreement (including the making of the Loans thereunder).

22.12Acknowledgement regarding any Supported QFCs
(a)To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support "QFC Credit Support" and each such QFC, a "Supported QFC") the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "US Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support.
(b)In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(c)As used in this Clause 22.12, the following terms have the following meanings:
"BHC Act Affiliate" of a Party means an "affiliate" (as such term is defined under, and interpreted in accordance with, section 2(k) of the Bank Holding Company Act of 1956 (12 U.S.C. 1841(k))) of such Party.
"Covered Entity" means any of the following:
(i)a "covered entity" as that term is defined in, and interpreted in accordance with, section 252.82(b) of Title 12 of the Code of Federal Regulations (12 C.F.R. § 252.82(b));
(ii)a "covered bank" as that term is defined in, and interpreted in accordance with section 47.3(b) of Title 12 of the Code of Federal Regulations (12 C.F.R. § 47.3(b)); or
(iii)a "covered FSI" as that term is defined in, and interpreted in accordance with, section 382.2(b) of Title 12 of the Code of Federal Regulations (12 C.F.R. § 382.2(b)).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, sections 252.81, 47.2 or 382.1 (as applicable) of Title 12 of the Code of Federal Regulations (12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable).
"Hedge Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, section 210(c)(8)(D) of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5390(c)(8)(D)).
23.COSTS AND EXPENSES
23.1Transaction Expenses
(a)The Company shall pay (without double counting), on the date of Financial Close in respect of the relevant Facility (or at such earlier or other dates as may be specified in any relevant Fee Letter), the Facility Agent, the Issuing Bank, any Arranger and any Bookrunner in accordance with, and subject to, the commitment letter(s) and/or mandate letter(s) and/or fee letter(s) entered into by the Company with the Facility Agent, the Issuing Bank, such Arranger and such Bookrunner the amount of all reasonable and documented pre-agreed costs and expenses (including legal fees (up to any pre-agreed cap) but excluding any allocations of overhead or internal costs) incurred by any of them in connection with the negotiation, preparation, printing, administration, execution and syndication of:
(i)this Agreement and any other documents referred to in this Agreement; and
(ii)any other Finance Documents executed after the Signing Date and prior to the Closing Date.
(b)The Company shall pay (without double counting) within thirty (30) days after the entry into of any further Finance Document, entered into at its request, the amount of all reasonable and documented pre-agreed costs and expenses (including legal fees (up to any pre-agreed cap) but excluding any allocations of overhead or internal costs) incurred by the Facility Agent in negotiating, preparing and executing such further Finance Document.

23.2Amendment Costs
If (a) the Company requests an amendment, waiver or consent; or (b) an amendment is required pursuant to Clause 35.10 (Change of Currency) the Company shall, within five (5) Business Days of written demand, reimburse the Facility Agent for the amount of all pre-approved reasonable and documented costs and expenses (including legal fees but excluding any allocations of overhead or internal costs) incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.
23.3Enforcement Costs
The Company shall, within five (5) Business Days of written demand, pay to each Finance Party the amount of all documented costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
24.REPRESENTATIONS
(a)Subject to paragraph (b) below, the Company will make the representations set out in Schedule 12 (Representations) to the Finance Parties, in respect of itself and in respect of each other Obligor, and each other Obligor makes the following representations to each Finance Party in respect of itself at the times set out in Schedule 12 (Representations).
(b)The representations set out in Clause 10 (Sanctions) and Clause 14 (Corrupt Practices Laws) of Schedule 12 (Representations) shall:
(i)be made with respect to a EU Obligor; or
(ii)apply for the benefit of a Restricted Lender,
in each case, only to the extent that giving or having the benefit of, as applicable, such representations and warranties would not result in any violation of, conflict with or liability under the EU Blocking Regulation.
25.INFORMATION COVENANTS
The undertakings set out in Schedule 13 (Information Covenants) remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
26.COVENANTS
(a)The undertakings set out in Schedule 14 (Affirmative Covenants) remain in force from the Signing Date for so long as any amount is outstanding under any Finance Documents or any Commitment is in force.
(b)The undertakings set out in Schedule 15 (Negative Covenants) remain in force from the Signing Date for so long as any amount is outstanding under any Finance Documents or any Commitment is in force.
(c)The Company shall procure that, within sixty (60) days after the Signing Date, the following deeds are entered into:

(i)a deed of pledge of shares between GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Pledgor), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES Netherlands Holding B.V. (as the Company);
(ii)an agreement and deed of pledge of cooperative membership interests between GLOBALFOUNDRIES INC. and GLOBALFOUNDRIES Investments LLC (as the Pledgors), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Cooperative); and
(iii)a deed of pledge of shares between GLOBALFOUNDRIES (Netherlands) Coöperatief U.A. (as the Pledgor), Wilmington Trust, National Association (as the Pledgee) and GLOBALFOUNDRIES Netherlands B.V. (as the Company),
(together the "Dutch CS Security Documents").
(d)Promptly following the date on which the Dutch CS Security Documents (and in any event within five (5) Business Days of such date) are entered into, the Company shall procure that the Facility Agent is provided with:
(i)a certified copy of the relevant updated members / shareholders register (as applicable) reflecting the Dutch CS Security Documents set out in paragraphs (c)(i), (c)(ii) and (c)(iii) above;
(ii)a certified copy of its updated register of mortgages and charges reflecting the Dutch CS Security Document set out in paragraph (c)(ii) above; and
(iii)a copy of the Dutch CS Security Documents along with a customary legal opinion from Hogan Lovells as to Dutch law (dated the same date as the Dutch CS Security Documents), in form reasonably satisfactory to the Original Lenders.
27.EVENTS OF DEFAULT
Each of the events or circumstances set out in Schedule 16 (Events of Default) shall be an Event of Default.
28.REMEDIES FOLLOWING DEFAULT
(a)On and at any time after the occurrence of an Event of Default that is continuing, the Facility Agent may, and shall, if so instructed by the Super Majority Lenders, by notice to the Company declare:
(i)the Total Commitments and/or Ancillary Commitments to be cancelled, whereupon they shall be so cancelled;
(ii)all or any part of the Utilisations, together with accrued interest thereon, any fees and any amounts payable under the Finance Documents to be immediately due and payable whereupon they shall become so due and payable;
(iii)that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Super Majority Lenders;

(iv)that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;
(v)that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Super Majority Lenders;
(vi)all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or
(vii)all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent.
(b)If an Event of Default under Clause 5 (Insolvency Events) of Schedule 16 (Events of Default) shall occur in a U.S. court of competent jurisdiction (an "Automatic Acceleration Event") in respect of a Borrower, then without notice to such Borrower or any other person, or any other act by the Facility Agent or any other person, the Total Commitments shall automatically terminate and the principal of the Loans to such Borrower, together with all accrued interest thereon, cash cover in respect of each Letter of Credit issued for the account of such Borrower, and all other amounts owed by such Borrower under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.
29.CHANGES TO THE LENDERS
29.1Assignments and transfers by the Lenders
Subject to this Clause 29 and to Clause 30 (Debt Purchase Transactions), a Lender (the "Existing Lender") may on giving ten (10) Business Days prior notice to the Company and the Facility Agent:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,
under the Finance Documents to an Acceptable Transferee (the "New Lender").
29.2Company consent
(a)The prior written consent of the Company is required for an assignment or transfer by an Existing Lender (such consent not to be unreasonably withheld or delayed), unless:
(i)such assignment or transfer is to another Lender;
(ii)such assignment or transfer is to an Affiliate or a Related Fund of an Existing Lender; or
(iii)an Event of Default has occurred and is continuing at the time of such transfer or assignment,

and such assignment or transfer does not affect the rights of the Obligors.
(b)Any sub-participation or sub-contract that is not effected such that the Existing Lender remains lender of record of such Loan and retains its Voting Rights, liabilities and obligations under the Finance Documents shall be deemed to be a transfer to which the provisions of Clause 29.1 (Assignments and transfers by the Lenders), this Clause 29.2 and Clause 29.3 (Other conditions of assignment or transfer) shall apply (other than in respect any requirement to comply with Clause 29.6 (Procedure for transfer) or Clause 29.7 (Procedure for assignment)).
29.3Other conditions of assignment or transfer
(a)The consent of the relevant Issuing Bank (if any) is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility or the Additional L/C Facility (in each case, if applicable).
(b)Unless the Company and the Facility Agent otherwise agree, an assignment or transfer of part (but not the entirety) of an Existing Lender's Commitment or rights and obligations under this Agreement must be in a minimum amount of US$10,000,000 (or its equivalent in any other currency or currencies).
(c)An assignment or transfer in respect of any Facility will only be effective on:
(i)receipt by the Facility Agent (whether in the Assignment Agreement, Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;
(ii)performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender;
(iii)(in the case of a transfer only) the procedure set out in Clause 29.6 (Procedure for transfer) and the restrictions otherwise set out in this Clause 29 are complied with; and
(iv)(in the case of an assignment only) the procedure set out in Clause 29.7 (Procedure for assignment) and the restrictions otherwise set out in this Clause 29 are complied with.
(d)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18.2 (Tax Indemnity), Clause 19 (Increased Costs) or any other Tax provision of this Agreement, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under Clause 18.2 (Tax Indemnity), Clause 19 (Increased Costs) or other Tax provision of this Agreement to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, novation, sub-participation, sub-contract, trust or other change had not occurred.
(e)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
29.4Assignment or transfer fee
(a)Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$ 3,000. No Obligor shall be responsible for bearing any of the costs of any assignment, novation, transfer, sale of any participation or securitisation.
(b)No fee is payable pursuant to paragraph (a) above if the Facility Agent (in its absolute discretion) agrees that no fee is payable.
29.5Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
29.6Procedure for transfer
(a)Subject to the conditions set out in Clause 29.2 (Company consent) and Clause 29.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Facility Agent makes a corresponding entry in the Register pursuant to Clause 29.8. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make a corresponding entry in the Register once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Facility Agent, the Arrangers, the Bookrunners, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers, the Bookrunners, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".
29.7Procedure for assignment
(a)Subject to the conditions set out in Clause 29.2 (Company consent) and Clause 29.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this Clause 29.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Company consent) and Clause 29.3 (Other conditions of assignment or transfer).
29.8The Register
The Facility Agent, acting solely for this purpose as a non-fiduciary agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 29, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary.
29.9Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.
29.10Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
29.11Pro rata interest settlement
(a)In respect of any transfer pursuant to Clause 29.6 (Procedure for transfer) or any assignment pursuant to Clause 29.7 (Procedure for assignment) the Transfer Date of which, in each case, is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.11, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)In this Clause 29.11 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(c)An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 29.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
30.DEBT PURCHASE TRANSACTIONS
30.1Prohibition on Debt Purchase Transactions
The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or be a party to a Debt Purchase Transaction of the type referred to in paragraph (b) or (c) of the definition of "Debt Purchase Transaction".
30.2Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates
(a)For so long as a Sponsor Affiliate:
(i)beneficially owns a Commitment; or
(ii)has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:
(A)the Majority Lenders, Majority L/C Lenders, Majority RCF Lenders or the Super Majority Lenders; or
(B)whether:
(1)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).
(b)Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a "Notifiable Debt Purchase Transaction"), such notification to be substantially in the form set out in Part A (Form of Notice on entering into Notifiable Debt Purchase Transaction) of Schedule 19 (Forms of Notifiable Debt Purchase Transaction Notice).
(c)A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)is terminated; or
(ii)ceases to be with a Sponsor Affiliate or a member of the Group, such notification to be substantially in the form set out in Part B (Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate) of Schedule 19 (Forms of Notifiable Debt Purchase Transaction Notice).
(d)Each Sponsor Affiliate that is a Lender agrees that:
(i)in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent (acting reasonably) or, unless the Facility Agent (acting reasonably) otherwise agrees, be entitled to receive the agenda or any minutes of the same; and
(ii)in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.
30.3Debt Purchase Transactions with Subordinated Lenders
Each Subordinated Lender (as defined in Clause 35.12 (Subordinated Lenders)) agrees that to the extent and for so long as its Commitment, participation in any Utilisation or sub-participation or other agreement or arrangement relating to a Commitment, including, without limitation, following a Debt Purchase Transaction, could result in the subordination of claims of any other Lender under the Facilities pursuant to any law regarding the subordination of shareholder loans or prejudice or adversely affect the Transaction Security or guarantee and indemnity pursuant to Clause 22 (Guarantee and Indemnity) (or their enforceability) in any way, the relevant Subordinated Lender shall not be a secured or guaranteed party (however described) under and for the purposes of any Finance Document and no amount owing to it under any Finance Document shall be secured by the Transaction Security Documents (unless the subordination ceases to apply or subsequently or at the same time applies to the Lenders generally (other than where such subordination of the Lenders generally is caused by a Debt Purchase Transaction by a Subordinated Lender)).

31.CHANGES TO THE OBLIGORS
31.1Transfer by Obligors
Subject to this Clause 31, an Obligor (other than the Company and any Borrower) may transfer by novation its rights and obligations to another Obligor incorporated in the same jurisdiction of the transferring Obligor without the prior consent of the Finance Parties, provided that such transfer does not cause a breach of Clause 7 (Guarantor Coverage) of Schedule 14 (Affirmative Covenants).
31.2Additional Borrowers
(a)Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 5 ("Know your customer" checks) of Schedule 13 (Information Covenants), the Company may request that any of its wholly owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:
(i)it is incorporated in Germany or in the same jurisdiction as an existing Borrower in respect of the relevant Facility or otherwise if all the Lenders under that Facility approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed provided that such approval shall, for the avoidance of doubt, be subject to inclusion of tax gross-up provisions in respect of such Borrower which are acceptable to each Lender (to the extent required));
(ii)the Company and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Deed;
(iii)the Subsidiary is (or becomes) a Guarantor on or prior to becoming a Borrower;
(iv)the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(v)the Facility Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent (acting reasonably).
(b)The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed Part B of Schedule 2 (Conditions Precedent).
(c)Other than to the extent that the relevant Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
31.3Resignation of a Borrower
(a)The Company may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)The Facility Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:
(i)the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and
(iii)where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case).
(c)Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.
(d)The Facility Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Facility Agent confirming the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.
31.4Additional Guarantors
(a)Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 5 ("Know your customer" checks) of (Information Covenants) of Schedule 13 (Information Covenants), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)the Company delivers to the Facility Agent a duly completed and executed Accession Deed; and
(ii)the Facility Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably).
(b)The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent).
31.5Resignation of a Guarantor
(a)The Company may request that a Guarantor (other than the Company or any Borrower) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter which shall include confirmations that:
(i)immediately following such resignation (and taking such resignation into account) there will be compliance with the requirements of Clause 7 (Guarantor Coverage) of Schedule 14 (Affirmative Covenants); and

(ii)no Default is continuing or would result from the acceptance of such Resignation Letter.
(b)The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if no payment is then due from the resigning Guarantor under its guarantee obligations.
31.6Repetition of Representations
Delivery of an Accession Deed constitutes confirmation by the Company and the Additional Guarantor that the representations referred to in Clause 21 (Times When Representations Made) of Schedule 12 (Representations) in respect of the relevant Subsidiary are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
32.ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE BOOKRUNNERS, THE ISSUING BANK AND OTHERS
32.1Appointment of the Facility Agent
(a)Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents including, without limitation, as the Secured Debt Representative under and as defined in the Collateral Trust Agreement in respect of this Agreement.
(b)Each Finance Party irrevocably authorises the Facility Agent on its behalf to:
(i)perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to the Facility Agent under the Finance Documents, together with any other such rights, powers, authorities and discretions as are reasonably incidental thereto; and
(ii)enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.
(c)Each Finance Party (other than the Facility Agent) hereby relieves the Facility Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to it. A Finance Party that is barred by its constitutional documents or by-laws from granting such exemption shall notify the Facility Agent accordingly.
(d)All provisions of this Clause 32 applicable to the Facility Agent shall apply to the Facility Agent in its capacity as Secured Debt Representative under the Collateral Trust Agreement and all the benefits and indemnities (including, without limitation, any hold harmless or exculpatory provisions) applicable to the Facility Agent under this Agreement and the Finance Documents shall extend to the Facility Agent acting in such capacity.
32.2Instructions
(a)The Facility Agent shall:

(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent (including as a Secured Debt Representative under and as defined in the Collateral Trust Agreement) in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;
(B)the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision;
(C)the Majority L/C Lenders if the relevant Finance Document stipulates the matter is a Majority L/C Lender decision;
(D)the Majority RCF Lenders if the relevant Finance Document stipulates the matter is a Majority RCF Lender decision; and
(E)in all other cases, the Majority Lenders (including, without limitation, in respect of decisions of the requisite lenders under the Collateral Trust Agreement); and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

32.3Duties of the Facility Agent
(a)The Facility Agent's duties under the Finance Documents are solely of a mechanical and administrative nature; the Facility Agent shall not have by reason of this Agreement, any other Finance Document a fiduciary relationship or any implied duties under any agency doctrine under Applicable Law in respect of any of the Lenders.
(b)Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(c)Without prejudice to Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) and paragraph (e) of Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.
(d)Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arrangers or the Bookrunners) under this Agreement, it shall promptly notify the other Finance Parties.
(g)The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
32.4Role of the Arrangers and Bookrunners
Except as specifically provided in the Finance Documents, the Arrangers and the Bookrunners have no obligations of any kind to any other Party under or in connection with any Finance Document.
32.5No fiduciary duties
(a)In performing its functions and duties under the Finance Documents, the Facility Agent shall act solely as agent of the Lenders pursuant to the Finance Documents and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency, trust or fiduciary with or for the Company or any other person.
(b)Neither the Facility Agent, nor any Arranger or Bookrunner, nor the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6Business with the Group
The Facility Agent, the Arrangers, the Bookrunners, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of lending or other business with any person including the Company, any other member of the Group and any party to any Finance Document.
32.7Rights and discretions
(a)The Facility Agent and the Issuing Bank may:
(i)rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates or members of the Group)) believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Facility Agent may assume (unless it has received notice to the contrary in its capacity as Facility Agent) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 1 (Non-Payment) of Schedule 16 (Events of Default);
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)no Notifiable Debt Purchase Transaction:

(A)has been entered into;
(B)has been terminated; or
(C)has ceased to be with a Sponsor Affiliate.
(c)Subject to Clause 20.3 (Indemnity to the Facility Agent) and Clause 23 (Costs and Expenses), the Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below but subject to Clause 20.3 (Indemnity to the Facility Agent) and Clause 23 (Costs and Expenses), the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.
(e)The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents and the Facility Agent shall not:
(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Facility Agent's gross negligence or wilful misconduct.
(g)Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Without prejudice to the generality of paragraph (g) above, the Facility Agent:
(i)may disclose; and
(ii)on the written request of the Company, the Majority RCF Lenders or the Majority L/C Lenders (as applicable) shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.
(i)Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, any Arranger, any Bookrunner or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Facility Agent, the Arranger, any Bookrunner or the Issuing Bank to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Facility Agent, such Arranger, such Bookrunner or the Issuing Bank (as the case may be) holds the required approval, licence or registration.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
32.8Responsibility for documentation
None of the Facility Agent, any Arranger, any Bookrunner, the Issuing Bank or any Ancillary Lender is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, an Arranger, a Bookrunner, the Issuing Bank or any Ancillary Lender an Obligor or any other person in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
32.9No duty to monitor
The Facility Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
32.10Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Issuing Bank or any Ancillary Lender), none of the Facility Agent, the Issuing Bank, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Facility Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Issuing Bank or an Ancillary Lender in respect of any claim it might have against the Facility Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent, the Issuing Bank or an Ancillary Lender may rely on this Clause subject to Clause 1.4 (Contracts (Rights of Third Parties) Act) and the provisions of the Third Parties Act.
(c)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Facility Agent, any Arranger or any Bookrunner to carry out:
(i)any "know your customer" or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent, the Arrangers and the Bookrunners that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Arrangers or the Bookrunners.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.
32.11Lenders' indemnity to the Facility Agent
(a)Save to the extent that the same are recovered from the Company or any other Obligor, each Lender shall, from time to time on demand by the Facility Agent, indemnify the Facility Agent, in the proportion that its share of the Total Commitments at the time of such demand bears to the aggregate amount of the Total Commitments at the time of such demand (or, if the Total Commitments are then zero, its share of the Total Commitments immediately prior to their reduction to zero), against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Facility Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Facility Agent under the Finance Documents or otherwise in the performance of its obligations thereunder.
(b)Subject to paragraph (c) below, the Company shall (or shall procure that an Obligor will) within five (5) Business Days of written demand, reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.
(c)Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which a Lender claims reimbursement relates to:
(i)a liability of the Facility Agent to the Company or an Obligor; or
(ii) a dispute between the Facility Agent and one or more other Finance Parties.
32.12Resignation of the Facility Agent
(a)The Facility Agent may resign and appoint one of its Affiliates acting through an office in the same jurisdiction as Facility Agent by giving notice to the Lenders and the Company.
(b)Alternatively, the Facility Agent may resign by giving not less than forty-five (45) days' prior written notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent with, so long as no Event of Default has occurred and is continuing, the Company's prior approval (such approval not to be unreasonably withheld or delayed) during the period of such notice, but if no successor is appointed, the Facility Agent may appoint such a successor itself.
(d)Notwithstanding the above, if there is failure to appoint a successor to the Facility Agent following the expiry of the relevant notice period, the Facility Agent shall be entitled to apply to a court of competent jurisdiction to seek its release from its appointment and the appointment of a successor.
(e)The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.
(f)The Facility Agent's resignation notice shall only take effect upon the appointment of a successor and provided that such successor has acceded to the Collateral Trust Agreement as Secured Debt Representative in respect of the Facilities.
(g)Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Facility Agent) and this Clause 32 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)the Facility Agent fails to respond to a request under Clause 18.7 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Facility Agent pursuant to Clause 18.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA

Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.
32.13Replacement of the Facility Agent
(a)After consultation with the Company, the Majority Lenders may, by giving not less than forty-five (45) days' prior written notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent).
(b)The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.
(c)The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent and provided that such successor has acceded to the Collateral Trust Agreement as Secured Debt Representative in respect of the Facilities. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Facility Agent) and this Clause 32 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).
(d)Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
32.14Confidentiality
(a)In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.
32.15Relationship with the Lenders
(a)Subject to Clause 29.11 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 38.2 (Addresses) and paragraph (a)(ii) of Clause 38.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
32.16Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders
(a)Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and each Ancillary Lender confirms to the Facility Agent, Issuing Bank, each Ancillary Lender, each Arranger and each Bookrunner that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(i)the financial condition, status and nature of each member of the Group;
(ii)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(iii)whether that Lender, Issuing Bank or Ancillary Lenders has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(iv)the adequacy, accuracy or completeness of the Information Package and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
32.17Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance

Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
32.18Role of Reference Banks
(a)No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.
(b)No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 32.18 subject to Clause 1.4 (Contracts (Rights of Third Parties) Act) and the provisions of the Third Parties Act.
32.19Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 32.18 (Role of Reference Banks), paragraph (a) of Clause 42.4 (Other exceptions) and Clause 44 (Confidentiality of Funding Rates) subject to Clause 1.4 (Contracts (Rights of Third Parties) Act) and the provisions of the Third Parties Act.
33.CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
34.SHARING AMONG THE FINANCE PARTIES
34.1Payments to Finance Parties
(a)Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount on account of any liability of the Company or any other Obligor under any Finance Document, whether directly or indirectly, whether by exercising a right of set-off, combination of accounts, banker's lien or counterclaim or by enforcing or exercising any other right or remedy under any Finance Document (including any payment required by applicable law to made to such Recovering Finance Party notwithstanding the terms of this Clause 34.1)

or other than in accordance with Clause 35 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(i)the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;
(ii)the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 35 (Payment mechanics) (without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution); and
(iii)the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments) so as to ensure that no Finance Party receives more than its pro rata share of any amount received or recovered from the Recovering Finance Party.
(b)Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.
34.2Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
34.3Recovering Finance Party's rights
On a distribution by the Facility Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
34.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
34.5Exceptions
(a)This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
(c)The provisions of Clause 34.1 (Payments to Finance Parties) shall not apply to any payments under this Agreement that are contemplated to be applied to the outstanding Utilisations on other than a pro rata basis including, for the avoidance of doubt, any prepayments made pursuant to Clause 11.1 (Illegality), Clause 12.1 (Change of Control) and Clause 11.4 (Right of cancellation and repayment in relation to a single Lender).
(d)This Clause 34 is subject to the provisions of Clause 35.12 (Subordinated Lenders).
34.6Ancillary Lenders
(a)This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Facility Agent exercising any of its rights under Clause 28 (Remedies following Default).
(b)Following the exercise by the Facility Agent of any of its rights under Clause 28 (Remedies following Default), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.
35.PAYMENT MECHANICS
35.1Payments to the Facility Agent
(a)On each date on which a Finance Document (excluding a payment under the terms of an Ancillary Document) requires an amount to be paid by an Obligor or a Lender, that Obligor or Lender (as the case may be) shall (unless a contrary indication appears in a Finance Document) make the same available to the Facility Agent for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in such Participating Member State or London, as specified by the Facility Agent) and with such bank as the Facility Agent, in each case, specifies.
35.2Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding), be made available by the Facility Agent as soon as reasonably practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than seven (7) calendar days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).
35.3Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
35.4Clawback and pre-funding
(a)Where a sum is to be paid to the Facility Agent under any Finance Document for any other person, the Facility Agent is not obliged to pay that sum to that other person (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent (together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds).
(c)If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)the Facility Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
35.5Impaired Agent
(a)If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 35.1 (Payments to the Facility Agent) may instead either:
(i)pay that amount direct to the required recipient(s); or
(ii)if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").
(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.
(c)A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(d)Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 35.2 (Distributions by the Facility Agent).
(e)A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)that it has not given an instruction pursuant to paragraph (d) above; and
(ii)that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
35.6Partial Payments
(a)If the Facility Agent at any time receives a payment or payments (as the case may be) properly for the account of the Lenders under any Facility, and such payments are, when aggregated, insufficient to discharge the aggregate of all amounts then due and payable by the Obligors under that Facility, such Facility Agent shall apply such payment or payments, as applicable, towards the obligations of the Obligors under the Finance Documents in respect of that Facility in the following order (subject to Clause 35.12 (Subordinated Lenders)):
(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)) under the Finance Documents in respect of that Facility;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents in respect of that Facility;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities) in each case, in respect of that Facility; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of that Facility.
(b)The Facility Agent shall, if so directed by the Finance Parties in respect of the relevant Facility, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)Paragraphs (a) and (b) above shall override any instruction or appropriation made by an Obligor.
35.7No Set–Off by the Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set–off or counterclaim.
35.8Business Days
(a)Any payment or calculation under the Finance Documents which is due to be made on or as of a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) and for the purposes of this Clause, "Business Day" means the Business Day applicable to the relevant payor or the person making the determination.
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
35.9Currency of account
(a)Subject to paragraphs (b) to (e) of this Clause 35.9, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
35.10Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
35.11Disruption to payment systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:
(a)the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;
(b)the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and Waivers);
(e)the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and
(f)the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
35.12Subordinated Lenders
(a)In this Clause 35.12:
"Distributed Amount" means the amount distributed or paid to the Finance Parties or to the Facility Agent on behalf of the Finance Parties (or any of them) by the person responsible for the distribution of the assets (including any payments) of an Obligor which is insolvent or otherwise subject to insolvency or similar proceedings.
"Maximum Amount" means the amount which would, but for any reduction or prohibition of payment or other distribution due to the relationship between any Subordinated Lender and an Obligor, have been distributed or distributable to the Finance Parties or to the Facility Agent on behalf of the relevant Finance Parties (or any of them).
"Shortfall Amount" means the amount by which the Maximum Amount exceeds the Distributed Amount.
"Subordinated Lender" means any Lender which has a relationship with an Obligor which leads to a reduction or prohibition of payment (including payments in form of an insolvency quota) or other distribution (including the proceeds from the enforcement of any Transaction Security) by that Obligor (including any administrator or insolvency administrator) to that Lender, including, without limitation, by reason of that Lender: (i) being a member of the Group, Sponsor Affiliate or Affiliate of any of those mentioned before; or (ii) having acquired (directly or indirectly) any Commitment, participation in any Utilisation and/or any other participation rights (including by way of sub-participation) in any Facility and/or any other rights and obligations under the Finance Documents from a member of the Group, Sponsor Affiliate or Affiliate of any of those mentioned before in accordance with Clause 29 (Changes to the Lenders) or otherwise.
(b)If the Distributed Amount is less than the Maximum Amount, then, (b) upon application of the Distributed Amount (or any part thereof) pursuant to Clause 35.6 (Partial payments) towards the discharge of the obligations of an Obligor under the Finance Documents (including principal, interest, fees and commissions), the amount which would otherwise be required to be applied towards any such obligations under the Finance Documents owed to a Subordinated Lender shall be reduced by the Shortfall Amount attributable to that Subordinated Lender and such amount shall in addition be applied towards the discharge of the obligations (including principal, interest, fees, commission) towards the other Finance Parties pro rata in accordance with Clause 35.6 (Partial payments).

(c)Any risk of a shortfall between the Maximum Amount and the Distributed Amount (whether arising from the prohibition and/or reduction of payments to the Subordinated Lender and/or from any contestation (Anfechtung) under applicable law) shall for all purposes of the Finance Documents be borne by the relevant Subordinated Lender.
(d)A Subordinated Lender shall not have the benefit, but only the obligations, of any sharing provisions under the Finance Documents, including under Clause 34 (Sharing among the Finance Parties), and shall not be entitled to receive any payment, and the Facility Agent shall not be required to make any payment to any Subordinated Lender under or in connection with the Finance Documents in respect of the Shortfall Amount.
(e)Each Equitably Subordinated Lender agrees that to the extent an Equitably Subordinated Lender's Commitment, participation in any Loan or sub-participation or other agreement or arrangement relating to a Commitment, including, without limitation, following a Debt Purchase Transaction could result in the subordination of claims of any other Lenders under the Facilities pursuant to any law regarding subordination of shareholder loans or prejudice or adversely affect the Transaction Security or guarantee and indemnity provided pursuant to Clause 22 (Guarantee and Indemnity) (or their enforceability) in any way it shall be deemed not to be a secured party under any Transaction Security Documents and shall not benefit from the guarantee and/or indemnity provided pursuant to Clause 22 (Guarantee and Indemnity) and no amount owing to it under any Finance Document shall be deemed secured by the Transaction Security Documents.
36.DATA PROTECTION
Where any of the Finance Parties (the "Processor") has been supplied by any Obligor with personal data of third party individuals (which may include, but is not limited to, the identity of the Borrowers and the Guarantors and directors, officers, employees and agents thereof) to fulfil its "know your customer" or anti-money laundering obligations, such Obligor confirms that:
(a)it has provided such individuals with the information as is required under data protection legislation, which includes but is not limited to: the identity of the Processor, the purpose for processing, how the Processor and/or such individuals might exercise their rights under the legislation and that the Processor as a global corporate may transfer their data to countries that do not offer the same level of protection as England or a member of the European Union;
(b)it has obtained the consent of such individual to the collection, processing, use and disclosure of his or her personal data by the Processor as required under applicable data protection legislation; and
(c)it shall notify the Processor promptly upon becoming aware of the withdrawal by the relevant individual of such consent.
37.SET-OFF
(a)At any time when an Event of Default is continuing (but not at any other time), a Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Such Finance Party shall promptly notify the Facility Agent and the Company in writing of any set-off made pursuant to this Clause 37.
(b)Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.
38.NOTICES
38.1Communications in writing
Any communication to be made under or in connection with any Finance Document shall be made in writing and, unless otherwise stated, may be made by fax or letter.
38.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with any Finance Document is:
(a)in the case of the Company and the Facility Agent, that identified with its name below:
Company
Address:    c/o Maples Corporate Services Limited
    P.O. Box 309, Ugland House
    Grand Cayman KY1-1104
    Cayman Islands
Fax:    +1 345 949 8080

with a copy to:
Address:    GLOBALFOUNDRIES U.S. Inc.
    400 Stone Break Rd. Ext.,
    Malta
    NY 12020
    USA

Email:    legal.notices@globalfoundries.com
Attention:     General Counsel
Facility Agent
Address:    EMEA Loans Agency
    Citibank Europe Plc, UK Branch
    5th Floor, Citigroup Centre
    25 Canada Square
    Canary Wharf

    London E14 5LB
Tel:    +44 20 7500 4402
Fax:    +44 20 7492 3980
(b)in the case of each Lender, each Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than seven (7) calendar days' notice.
38.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with any Finance Document will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or seven (7) calendar days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).
(c)All notices from or to an Obligor in respect of any Finance Document shall be sent through the Facility Agent.
38.4Notification of address and fax number
Promptly upon changing its own address or fax number, the Facility Agent shall notify the other Parties.
38.5Communication when Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

38.6Electronic communication
(a)Subject to paragraph (c) below, any communication to be made between the Facility Agent and another Party may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Party:
(i)agree that, unless and until notified to the contrary, this is to be an accepted form of communication (and the inclusion of electronic mail addresses in this Agreement or in any Transfer Certificate, Assignment Agreement or Accession Deed shall constitute such agreement);
(ii)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(iii)notify each other of any change to their address or any other such information supplied by them.
(b)Subject to paragraph (c) below, any electronic communication made between the Facility Agent and another Party will be effective only when actually received in readable form by the other and in the case of any electronic communication made by another Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.
(c)It is hereby acknowledged that the Facility Agent will make information available to the Finance Parties by posting the information on IntraLinks or another similar electronic system (the "Platform"). Each Finance Party hereunder agrees that any document or notice posted on the Platform by the Facility Agent shall be deemed to have been delivered to the Finance Parties provided that the Facility Agent has notified each of the other Finance Parties that a new posting has been made. Each Party agrees that, to the extent reasonably practicable, any document delivered to the Facility Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other Party shall be delivered to the Facility Agent in electronic form capable of being posted to the Platform. Each of the Parties understands and acknowledges that:
(i)the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks are associated with such electronic distribution, except to the extent caused by the wilful misconduct or gross negligence of the Facility Agent;
(ii)the Platform is provided "as is" and "as available" and neither the Facility Agent nor any of its affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform; and
(iii)no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Facility Agent or any of its affiliates in connection with the information contained on the Platform.

38.7Use of websites
(a)The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders who accept this method of communication (the "Website Lenders") by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:
(i)the Facility Agent expressly agrees (after consultation with each of the relevant Lenders) that it will accept communication of the information by this method;
(ii)both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)the information is in a format previously agreed between the Company and the Facility Agent.
If any Lender does not agree to the delivery of information electronically (a "Paper Form Lender"), then the Facility Agent shall notify the Company accordingly, and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.
(b)The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.
(c)The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)the password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)Any Website Lender may request, through the Facility Agent, one (1) paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.
38.8English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Facility Agent, accompanied by a certified English translation (at the expense of the Company) and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
39.CALCULATIONS AND CERTIFICATES
39.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
39.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is prima facie evidence of the matters to which it relates.
39.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) calendar days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.
40.PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
41.REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
42.AMENDMENTS AND WAIVERS
42.1Required consents
(a)Subject to Clause 42.2 (All Lender matters), Clause 42.3 (Super Majority matters) and Clause 42.4 (Other exceptions), any term of the Finance Documents may be amended, waived or modified only with the consent of the Majority Lenders and the Company and any such amendment, waiver or modification will be binding on all Parties.
(b)The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.
(c)Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 32.7 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
(d)Each Obligor agrees to any such amendment or waiver permitted by this Clause 42 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.
(e)Paragraph (c) of Clause 29.11 (Pro rata interest settlement) shall apply to this Clause 42.
42.2All Lender matters
Subject to Clause 42.5 (Replacement of Screen Rate) and Clause 42.6 (Structural Adjustment), an amendment, waiver or consent of, or determination under, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of "EU Obligor", "Majority Lenders", "Majority L/C Lenders", "Majority RCF Lenders", "Restricted Lender", "Super Majority Lenders" or "Sanctions" in Clause 1.1 (Definitions);
(b)permitting the Borrowers or Guarantors to assign its rights or delegate its duties under this Agreement other than in accordance with Clause 31 (Changes to the Obligors);
(c)an extension to the date of payment of any amount under the Finance Documents (other than in relation to Clause 10 (Repayment), Clause 11 (Illegality, Voluntary Prepayment and Cancellation) and Clause 12 (Mandatory prepayment and cancellation) or as permitted in accordance with paragraph (e) of Clause 42.3 (Super Majority matters));
(d)a reduction in the Margin or a reduction in the amount of any payment of principal or interest of any Utilisation;
(e)a change in currency of payment of any amount under the Finance Documents;
(f)other than as contemplated by Clause 2.2 (Increase), an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;
(g)any provision which expressly requires the consent of all the Lenders;
(h)paragraph (b) of Clause 24 (Representations) and Clauses 10 (Sanctions) and 18 (Pari Passu Ranking) of Schedule 12 (Representations) hereto, Clauses 3 (Compliance with Laws), 10 (Pari Passu Ranking), paragraph (b) of Clause 11 (Sanctions) of Schedule 14 (Affirmative Covenants), or Clause 5 (Insolvency Events) of Schedule 16 (Events of Default) in respect of any Borrower only; or
(i)Clause 2.3 (Finance Parties' rights and obligations), Clause 11.1 (Illegality), Clause 13.8 (Application of prepayments), Clause 29 (Changes to the Lenders) (to the extent further restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents), Clause 34 (Sharing among the Finance Parties), Clause 36 (Data Protection), this Clause 42.2 and Clause 48 (Governing law), shall not be made, or given, without the prior consent of all the Lenders.
42.3Super Majority matters
Subject to Clause 42.5 (Replacement of Screen Rate) and Clause 42.6 (Structural Adjustment), an amendment, waiver or consent of, or determination under, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)Clause 5 (Insolvency Events) in respect of an Obligor (other than any Borrower) or Clause 10 (Repudiation) of Schedule 16 (Events of Default);
(b)Clause 2 (Breach of Other Obligations) of Schedule 16 (Events of Default) hereto to the extent attributable to any breach of Clauses 1 (Financial Statements), 4 (Notification of Default) or Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants), Clause 1 (Maintenance of Existence) or 7 (Guarantor Coverage) of Schedule 14 (Affirmative Covenants), 1 (Negative Pledge), 2 (Disposals), Clause 3 (Merger), 5 (Financial Indebtedness), 6 (Acquisitions; Investments), 7 (Distribution) or 9 (Nature of Business) of Schedule 15 (Negative Covenants) hereto;
(c)Clause 3 (Misrepresentation) of Schedule 16 (Events of Default) hereto to the extent attributable to any breach of Clauses 1 (Status; Power), 2 (Legality; Validity and Enforceability), 3 (Authorisations), 4 (No Proceedings), 5 (Non-Conflict), 8 (Solvency), 10 (Sanctions), 14 (Corrupt Practices Laws) and 17 (Private and Commercial Purposes) of Schedule 12 (Representations) hereto;
(d)any waiver of any Event of Default or a Default arising under or relating to any provisions referred to in paragraphs (a), (b) and (c) above;
(e)any waiver of an Event of Default or Default arising under Clause 1 (Non-Payment) of Schedule 16 (Events of Default) hereto, including the postponement of any relevant payment due under this Agreement or decrease or forgiveness of any relevant amount due;
(f)(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under Clause 22 (Guarantee and Indemnity);

(g)the release of any guarantee and indemnity granted under Clause 22 (Guarantee and Indemnity);
(h)any provision which expressly requires the consent of the Super Majority Lenders; and
(i)any amendment or waiver having the effect of any of the foregoing, shall not be made, or given, without the prior consent of the Super Majority Lenders.
42.4Other exceptions
(a)An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arrangers, the Bookrunners, any Issuing Bank or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Arrangers, the Bookrunners, such Issuing Bank or such Ancillary Lender, as the case may be.
(b)Notwithstanding Clause 42.2 (All Lender matters) and Clause 42.3 (Super Majority matters) any amendment or waiver (other than an amendment or waiver to which Clause 42.6 (Structural Adjustment) applies or would, but for this paragraph (b), apply) which:
(i)relates only to the rights or obligations applicable to a particular Loan, Facility or class of Lender; and
(ii)does not materially and adversely affect the rights or interests of Lenders in respect of any other Loan or Facility or another class of Lender, may be made in accordance with this Clause 42 but as if references in this Clause 42 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to be that proportion of the Lenders participating in that particular Loan or forming part of that particular class of Lenders.
42.5Replacement of Screen Rate
Subject to paragraph (a) of Clause 42.4 (Other exceptions) if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Company.
42.6Structural Adjustment
(a)In this Agreement:
(i)"Adjustment" means:
(A)the introduction of a New Tranche into the Finance Documents;
(B)an increase in any Existing Tranche; or
(C)an extension of the Availability Period applicable to the Revolving Facility.

(ii)"Consequential Amendment" means, in relation to a Major Structural Adjustment, a Minor Structural Adjustment or a Payables Reduction, any amendment, waiver or consent of, or in relation to, any Finance Document consequential on, or required to implement or reflect, that Major Structural Adjustment, Minor Structural Adjustment or Payables Reduction.
(iii)"Existing Tranche" means any Commitment in respect of, and any Loan made under, an existing Facility.
(iv)"Facilities Amount" means at any time, the then aggregate (without double counting) of the amount in the Base Currency (as determined by the Agent by reference to the Facility Agent's Spot Rate of Exchange) of:
(A)the amounts borrowed and not repaid or prepaid; and
(B)the committed financial accommodation available (or potentially available), under the Finance Documents and, in the case of paragraph (B) above, by reference to the application, at that time, of any relevant limitation on the potential amount of that financial accommodation.
(v)"Facilities Increase" means, in relation to an Adjustment, the extent to which the Facilities Amount immediately after that Adjustment would (as a result of that Adjustment and after taking account of any repayment of any Utilisation, or any cancellation of any Commitment, to be effected at the same time as, or immediately following that Adjustment) exceed the Facilities Amount immediately before that Adjustment.
(vi)"Major Structural Adjustment" means an amendment, waiver or consent that is not a Minor Structural Adjustment and that results in, or is intended to result in:
(A)an Adjustment where the indebtedness in respect of any New Tranche introduced into the Finance Documents ranks pari passu with the indebtedness in respect of the Facilities;
(B)the introduction of a New Tranche into the Finance Documents where the indebtedness in respect of that New Tranche ranks junior to the indebtedness in respect of the Facilities;
(C)the transfer of an Existing Tranche (or any participation in an Existing Tranche) into any New Tranche described in paragraph (A) or paragraph (B) above; or
(D)a change in currency of any Existing Tranche or of any amount payable under any Finance Document.
(vii)"Minor Structural Adjustment" means an amendment, waiver or consent that results in, or is intended to result in:
(A)an Adjustment which would not result in a Facilities Increase or a change in currency of an Existing Tranche or of any amount payable under any

Finance Document and where the indebtedness in respect of any New Tranche introduced pursuant to that Adjustment ranks pari passu with, or junior to, the indebtedness in respect of the Facilities; or
(B)the transfer of an Existing Tranche (or any participation in an Existing Tranche) into any New Tranche introduced pursuant to paragraph (A) above where each Lender which has an Existing Tranche (or a participation in that Existing Tranche) has the opportunity (but not the obligation) to transfer that Existing Tranche (or that participation) into that New Tranche.
(viii)"New Tranche" means any additional tranche, loan, facility or commitment.
(ix)"Payables Reduction" means an amendment, waiver or consent that results in, or is intended to result in:
(A)an extension to the date of payment of any amount under the Finance Documents; or
(B)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable.
(b)If any amendment, waiver or consent is a Major Structural Adjustment, Minor Structural Adjustment or Payables Reduction (or, in each case, a Consequential Amendment relating to it) and would otherwise require the prior consent of all the Lenders pursuant to Clause 42.2 (All Lender matters) or Clause 42.3 (Super Majority matters), that amendment, waiver or consent may be made with the consent of the Company and:
(i)in the case of a Major Structural Adjustment (or a Consequential Amendment relating to it):
(A)each Lender that assumes a New Tranche or an increased Existing Tranche, whose Existing Tranche (or participation) is being transferred, whose Commitment is subject to an extended Availability Period or that has an Existing Tranche (or participation), or is owed any amount, which is subject, in each case, to a change in currency; and
(B)the Majority Lenders;
(ii)in the case of a Minor Structural Adjustment (or a Consequential Amendment relating to it):
(A)each Lender that assumes a New Tranche or an increased Existing Tranche, whose Existing Tranche (or participation) is being transferred or whose Commitment is subject to an extended Availability Period; and
(B)the Majority Lenders; or
(iii)in the case of a Payables Reduction (or a Consequential Amendment relating to it):

(A)each Lender to whom any amount is owing in respect of which the date of payment is being extended or which is being reduced or whose Margin, fee or commission is being reduced; and
(B)the Majority Lenders.
42.7Excluded Commitments
(a)If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days of that request being made (unless, the Company and the Facility Agent agree to a longer time period in relation to any request):
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(b)A Restricted Lender shall not have voting rights in relation to a specific vote of Lenders under the terms of this Agreement where the amendment or waiver relates to Clauses 10 (Sanctions) and/or 14 (Corrupt Practices Laws) of Schedule 12 (Representations) and/or Clause 11 (Sanctions) of Schedule 14 (Affirmative Covenants) to the extent that such Restricted Lender does not have the benefit of such provisions, and in such case:
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained; and
(ii)its status as Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained.
42.8Replacement of Lender
(a)The Company may, in the circumstances set out in paragraph (a) of Clause 11.1 (Illegality) or Clause 11.4 (Right of cancellation and repayment in relation to a single Lender), on ten (10) Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to a Lender or other Acceptable Transferee which is acceptable (in the case of any transfer of a Revolving Facility Commitment) to the relevant Issuing Bank and which:
(i)provides all "know your customer" information required by the Facility Agent in accordance with paragraph (b) of Clause 29.6 (Procedure for Transfer) or paragraph (b) of Clause 29.7 (Procedure for Assignment); and

(ii)confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders), for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Facility Agent has not given a notification under Clause 29.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)The replacement of a Lender pursuant to paragraph (a) above shall be subject to the following conditions:
(i)the Company shall have no right to replace the Facility Agent;
(ii)neither the Facility Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)the transfer must take place no later than ninety (90) calendar days after the notice referred to in paragraph (a) above;
(iv)in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)an Obligor shall pay (at the time of the relevant transfer under this Clause) to the transferring Lender the amount of its reasonable and documented costs and expenses (including legal fees but excluding any allocation of overhead or internal costs) incurred by it in effecting such transfer.
42.9Disenfranchisement of Defaulting Lenders
(a)In ascertaining:
(i)the Majority Lenders, Majority L/C Lenders, Majority RCF Lenders or the Super Majority Lenders; or
(ii)whether:
(A)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or
(B)the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, each Defaulting Lender's Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request and such Defaulting Lender's status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(b)For the purposes of this Clause 42.9, the Facility Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Facility Agent that it has become a Defaulting Lender;
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
42.10Replacement of a Defaulting Lender
(a)The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days' prior written notice to such Lender and the Facility Agent, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a "Replacement Lender") selected by the Company, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)the Company shall have no right to replace the Facility Agent;
(ii)neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)the transfer must take place no later than ninety (90) calendar days after the notice referred to in paragraph (a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)the Company shall pay (at the time of the relevant transfer under this Clause) to the Defaulting Lender the amount of its reasonable and documented costs and expenses

(including legal fees but excluding any allocation of overhead or internal costs) incurred by it in effecting such transfer.
43.CONFIDENTIAL INFORMATION
43.1Confidentiality
Save as permitted pursuant to the terms of the Finance Documents, any information, reports or documents furnished pursuant to the Finance Documents to the Finance Parties shall be kept confidential by the recipient and the Finance Parties agree not to disclose to any third party any of the information, reports or documents supplied by, or on behalf of, the Company under the Finance Documents without the prior consent of the Company (such consent not to be unreasonably withheld or delayed).
43.2Exceptions
(a)The provisions of Clause 43.1 (Confidentiality) shall not apply:
(i)to any information disclosed by a Finance Party to another Finance Party;
(ii)to any information which has already become public knowledge;
(iii)to prohibit disclosure of any information to the extent that the recipient is required to disclose the same pursuant to any law or order of any court or order of any governmental agency or regulatory or self-regulatory body or securities exchange with whose instructions the recipient habitually complies or by any applicable regulations;
(iv)to prohibit the supply of any information to its Affiliates and any of its or their officers, directors, employees, auditors, insurance advisors, tax advisors or professional advisers of any of the Finance Parties, a potential transferee, assignee or sub-participant if (A) in respect of any such Affiliate, auditor, insurance advisor, tax advisor or professional advisor, potential transferee, assignee or sub-participant, it has signed a Confidentiality Agreement or otherwise agreed to keep information confidential on terms reasonably acceptable to the Company; or (B) in respect of any other person, that person is informed of its confidential nature and that some or all of such information may be price-sensitive information;
(v)to prohibit the supply of any information to any insurer (solely in respect of credit risk insurance for a lending transaction) provided that (A) the relevant Lender will give prior notification of such proposed disclosure to the Company but, for the avoidance of doubt, will not be required to disclose the identity of such insurer, and (B) the relevant Lender confirms to the Company prior to such disclosure that the relevant insurer has entered into a confidentiality agreement with it on substantially the same terms as the Confidentiality Undertaking or as otherwise agreed with the Company;
(vi)to any information disclosed to any person to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.10 (Security over Lenders' rights); or

(vii)to any third party who has signed a confidentiality agreement on terms reasonably acceptable to the Company.
(b)The Finance Parties will not be precluded in any manner or in any way from providing, arranging or participating in any financing for, providing advisory or other services to third parties in, or acting as principal in, transactions which may involve the Company, any member of the Group or any other party, provided that the relevant Finance Party does not disclose any Confidential Information in connection therewith.
43.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)the Signing Date;
(v)Clause 48 (Governing law);
(vi)the names of the Facility Agent and the Arrangers;
(vii)date of each amendment and restatement of this Agreement;
(viii)amounts of, and names of, the Facilities (and any tranches);
(ix)amount of Total Commitments;
(x)currencies of the Facilities;
(xi)type of Facilities;
(xii)ranking of Facilities;
(xiii)Final Maturity Date for Facilities;
(xiv)changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Facility Agent shall notify the Company and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.
43.4Entire agreement
This Clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
43.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
43.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (a)(iii) of Clause 43.2 (Exceptions) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)    upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43.
43.7Survival of Obligations
The obligations in this Clause 43 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of two (2) years from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.

44.CONFIDENTIALITY OF FUNDING RATES
44.1Confidentiality and disclosure
(a)The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)The Facility Agent may disclose:
(i)any Funding Rate to the relevant Borrower pursuant to Clause 14.4 (Notification of rates of interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.
(c)The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.

44.2Related obligations
(a)The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(i) of Clause 44.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 44.
44.3No Event of Default
No Event of Default will occur under Clause 2 (Breach of Other Obligations) of Schedule 16 (Events of Default) by reason only of an Obligor's failure to comply with this Clause 44.
45.DISCLOSURE OF LENDER DETAILS BY FACILITY AGENT
45.1Supply of Lender details to the Company
The Facility Agent shall provide to the Company, within five (5) Business Days of a request by the Company (but no more frequently than once per calendar quarter), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.
45.2Supply of Lender details at Company's direction
(a)The Facility Agent shall, at the request of the Company, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:
(i)other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and
(ii)member of the Group.
(b)Subject to paragraph (c) below, the Company shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.
(c)The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.
46.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
47.USA PATRIOT ACT
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act
48.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
49.CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

50.ENFORCEMENT
50.1Jurisdiction of English courts
The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings and to settle any dispute, controversy or claim arising out of or in connection with this Agreement (including a dispute, controversy or claim regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").
50.2Appropriate forum
Each of the Parties hereby irrevocably and unconditionally submit and consent to the exclusive jurisdiction of the courts of England in respect of any Dispute and agree not to claim that any such court is not a convenient or appropriate forum.
50.3Non–exclusive submission
Notwithstanding Clause 50.1 (Jurisdiction of English courts) and Clause 50.2 (Appropriate forum) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
50.4Service of Process
(a)Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)confirms that it has irrevocably appointed Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly (and in any event within ninety (90) days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES
Part A

Original Guarantors
1.GLOBALFOUNDRIES Inc.
2.GLOBALFOUNDRIES Dresden Module One LLC & Co. KG
3.GLOBALFOUNDRIES Dresden Module Two LLC & Co. KG
4.GLOBALFOUNDRIES Singapore Pte. Ltd.
5.GLOBALFOUNDRIES U.S. Inc.
6.GLOBALFOUNDRIES Netherlands Holding B.V.
7.GLOBALFOUNDRIES Management Services Limited Liability Company & Co. KG
8.GLOBALFOUNDRIES Dresden Module One LLC
9.GLOBALFOUNDRIES Dresden Module One Holding GmbH
10.GLOBALFOUNDRIES Dresden Module Two LLC
11.GLOBALFOUNDRIES Dresden Module Two Holding GmbH
12.GLOBALFOUNDRIES (Netherlands) Cooperatief U.A.
13.GLOBALFOUNDRIES Netherlands B.V.
14.GLOBALFOUNDRIES U.S. 2 LLC

Part B

Original Borrowers
1.GLOBALFOUNDRIES Inc.
2.GLOBALFOUNDRIES Singapore Pte. Ltd.
3.GLOBALFOUNDRIES U.S. Inc.

Part C

Original Lenders

Name of Original Lenders	Revolving Facility Commitments	Additional L/C Facility Commitments
Bank of America, N.A.	$25,000,000	–
Citibank, N.A.	$70,000,000	$20,000,000
DBS Bank Ltd.	$90,000,000	–
JPMorgan Chase Bank, N.A.	$50,000,000	–

	__________
Total Commitments	$235,000,000	$20,000,000
	__________

SCHEDULE 2

CONDITIONS PRECEDENT
Part A

Conditions Precedent to Financial Close
1.Finance Documents
Copies of each of the following Finance Documents duly executed and delivered by each of the parties thereto:
(a)this Agreement;
(b)the Subordination Deed;
(c)any applicable Fee Letters; and
(d)the Closing Date Security Documents.
2.Obligors
(a)A copy of the constitutional documents of each Original Obligor (including for any German Original Obligor (i) an up-to-date electronic chronological commercial register extract (elektronischer chronologischer Handelsregisterausdruck), its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag), as applicable, as well as copies of any by-laws and (iii) if applicable, its list of shareholders).
(b)A copy of a good standing certificate with respect to each US Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each US Obligor's jurisdiction of incorporation or organisation.
(c)A copy of a resolution of in respect of any Original Obligor (other than in respect of a German Original Obligor), its board of directors or board of managers, as applicable:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;
(iv)authorising the Company to act as obligors' agent in connection with the Finance Documents.

(d)A specimen of the signature of person(s) authorised by the resolution referred to in paragraph (c) above or otherwise.
(e)If required, a copy of a resolution of the holders of the issued shares and/or interests, as applicable in each Original Obligor (and/or, if applicable, by the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such German Original Obligor), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.
(f)A certificate of each Original Obligor (other than in respect of a German Original Obligor) (signed by an Authorised Officer) confirming that borrowing, securing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, securing, guaranteeing or similar limit binding on such Original Obligor to be exceeded.
(g)A certificate of an Authorised Officer of the relevant Original Obligor certifying that each copy document relating to it specified in this paragraph 2 of Part A of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.
(h)A certificate of good standing of the Company as issued by the Registrar of Companies in the Cayman Islands and dated within thirty (30) days of the date of this Agreement.
(i)A certified copy of the updated register of mortgages and charges of the Company, updated to reflect any Security granted by the Company pursuant to the Finance Documents.
3.Legal Opinions
(a)A legal opinion of the following legal advisers to the Arrangers, as to the enforceability of the Finance Documents:
(i)Clifford Chance LLP as to the law of England & Wales;
(ii)Clifford Chance LLP as to New York law;
(iii)Clifford Chance Pte. Ltd. as to Singaporean law;
(iv)Clifford Chance Deutschland LLP as to German law,
each in a form reasonably satisfactory to the Original Lenders.
(b)A legal opinion of the following legal advisers to the Company and the Original Guarantors:
(i)Shearman & Sterling LLP as to German law;
(ii)Maples and Calder as to Cayman Islands law;
(iii)Dentons Rodyk & Davidson LLP as to Singaporean law;
(iv)Hogan Lovells International LLP as to Dutch law; and
(v)Richards, Layton & Finger, P.A. as to Delaware law,
each in a form reasonably satisfactory to the Original Lenders.

4.Other documents and evidence
(a)Evidence that the Existing BAML Facility and the Existing Citibank Facility have each been repaid and cancelled in full.
(b)Evidence that any process agent referred to in Clause 50.4 (Service of Process) has accepted its appointment.
(c)Copies of (A) the audited and consolidated financial statements and unaudited consolidating income statement and balance sheet for the financial year ended 31 December 2018 for the Company; (B) the unaudited and consolidated financial statements and unaudited consolidating income statement and balance sheet for the quarter ended 30 June 2019 for the Company and (C) the audited and consolidated financial statements for the financial year ended 31 December 2018 for GLOBALFOUNDRIES Singapore Pte. Ltd..
(d)A certificate substantially in the form of Schedule 9 (Form of Compliance Certificate) confirming compliance with Clause 7 (Guarantor Coverage) of Schedule 14 (Affirmative Covenants) and the financial covenants, in each case, as of 30 June 2019.
5.Fees, Costs and Expenses
Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 17 (Fees) have been paid or will be paid by or on the date of Financial Close in form and substance satisfactory to the Facility Agent or the Facility Agent has waived the requirement of receipt of such evidence.
6.Ancillary Collateral Trust Agreement Documentation
(a)The Reaffirmation Agreement.
(b)An additional secured debt designation in respect of the Collateral Trust Agreement executed by the Company.

Part B

Conditions Precedent required to be delivered by an Additional Guarantor
1.An Accession Deed, duly executed by the Additional Guarantor and the Company.
2.A copy of the constitutional documents of the Additional Guarantor. (including for any German Additional Guarantor (i) an up-to-date electronic chronological commercial register extract (elektronischer chronologischer Handelsregisterausdruck), its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag), as applicable, as well as copies of any by-laws and (iii) if applicable, its list of shareholders and including, in the case of a German Additional Guarantor in the form a partnership with limited liability (Kommanditgesellschaft), the constitutional documents of its general partner).
3.A copy of a good standing certificate with respect to each Additional Guarantor whose jurisdiction of organization is a state of the U.S. or the District of Columbia, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Guarantor's jurisdiction of incorporation or organisation
4.A copy of a resolution of the board of directors or similar managing body of the Additional Guarantor (other than in respect of a German Additional Guarantor):
(a)approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute the Accession Deed;
(b)authorising a specified person or persons to execute the Accession Deed on its behalf; and
(c)authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.
5.A specimen of the signature of person(s) authorised by the resolution referred to in paragraph 4 above or otherwise.
6.If required, a copy of a resolution of the holders of the issued shares and/ or interest of the Additional Guarantor (and/or, if applicable, by the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such German Additional Guarantor), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.
7.A certificate of the Additional Guarantor (other than in respect of a German Additional Guarantor) (signed by a director or chief financial officer) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.
8.A certificate of an Authorised Officer of the Additional Guarantor certifying that each copy document listed in this Part B of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Deed.
9.If available in the English language, the latest annual audited Financial Statements of the Additional Guarantor.
10.A legal opinion of the legal advisers to the Facility Agent in England.

11.If the Additional Guarantor is incorporated or formed in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Facility Agent (or, if consistent with market practice, the legal advisers to the Obligors) in the jurisdiction in which the Additional Guarantor is incorporated.
12.If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 50.4 (Service of Process) has accepted its appointment in relation to the proposed Additional Guarantor.

SCHEDULE 3

REQUESTS AND NOTICES
Part A

Utilisation Request
Loans
From:    GLOBALFOUNDRIES Inc. (as the "Company")
To:    [●] as Facility Agent
Dated:    [●]
Dear Sirs
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to borrow an Loan on the following terms:
Proposed Utilisation Date:    [●] (or, if that is not a Business Day under this Agreement, the next Business Day under this Agreement)
Facility:    Revolving Facility
Borrower:    [Company] / [Approved Borrower]
Currency of Loan    [Dollars] / [Euros]
Total Amount:    [●] or, if less, the Available Facility
Interest Period:    [●]
3.We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facilities Agreement is satisfied on the date of this Utilisation Request.
4.The proceeds of this Loan should be credited to [insert account details for the relevant account].
5.This Utilisation Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
GLOBALFOUNDRIES Inc.

Part B

Utilisation Request
Letters of Credit
From:    [Borrower]/[Company]*
To:    [●] as Facility Agent
Dated:
Dear Sirs
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower:	[Company] / [●][1]
(b)	Issuing Bank:	[●]
(c)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
(d)	Facility to be utilised:	[Revolving Facility / Additional L/C Facility]
(e)	Currency of Letter of Credit:	[●]
(f)	Amount:	[●] or, if less, the Available Facility in relation to the [Revolving Facility / Additional L/C Facility]
(g)	Beneficiary:	[●]
(h)	Term:	[●]
(i)	Expiry Date:	[●]
3.We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) of the Facilities Agreement is satisfied on the date of this Utilisation Request.
4.We attach a copy of the proposed Letter of Credit.
5.The purpose of this proposed Letter of Credit is [●].
1     This may be the Company, GLOBALFOUNDRIES U.S. Inc. (for an L/C to be issued under the Additional L/C Facility only) or shall otherwise be an Approved Borrower.

6.This Utilisation Request is irrevocable.
7.[Specify delivery instructions].

Yours faithfully

…………………………………
authorised signatory for
[Borrower] / [Company]
NOTES:
*    Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

SCHEDULE 4

SPECIFIED TIMES
PART I
Loans

	Loans in USD	Loans in EUR	Loans in other currencies
Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies).	-	-	U-4 as soon as possible
Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request).	U-3 10:00am London time	U-3 10:00am London time	U-3 10:00am London time
Facility Agent notifies the relevant Lenders of the Loan in accordance with paragraph (e) of Clause 5.4 (Lenders' Participation).	U-3 as soon as possible	U-3 as soon as possible	U-3 as soon as possible
LIBOR or EURIBOR is fixed.	Quotation Day as of 11:00am London time	Quotation Day as of 11:00am Brussels time in respect of EURIBOR	Quotation Day as of 11:00am London time
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 16.2 (Calculation of Reference Bank Rate).	Quotation Day as soon as possible	Quotation Day as soon as possible	Quotation Day as soon as possible

"U" =     date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.
"U – X" =     X Business Days prior to the proposed date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

PART II
Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-3 10:00am London time
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the relevant Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).
U-3 12:00pm London time
Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 10:00am London time

"U"	=
date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

"U-X"	=
Business Days prior to date of utilisation or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE
To:    [●] as Facility Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.We refer to Clause 29.6 (Procedure for transfer) of the Facilities Agreement:
(a)The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.6 (Procedure for transfer) of the Facilities Agreement.
(b)The proposed Transfer Date is [●].
(c)The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) of the Facilities Agreement are set out in the Schedule.
3.The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 29.5 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.
4.The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:
(a)in respect of a Lender to a Singapore Borrower:
(i)[a Singapore Qualifying Lender (other than a Singapore Treaty Lender)];
(ii)[a Singapore Treaty Lender];
(iii)[not a Singapore Qualifying Lender];
(b)in respect of a Lender to a US Borrower:
(i)[a US Qualifying Lender];
(ii)[not a US Qualifying Lender];
(c)in respect of a Lender to a German Borrower:

(i)[a German Qualifying Lender (other than a German Treaty Lender)];
(ii)[a German Treaty Lender];
(iii)[not a German Qualifying Lender];
(d)in respect of a Lender to an Other Borrower:
(i)[an Other Qualifying Lender (other than an Other Treaty Lender)];
(ii)[an Other Treaty Lender];
(iii)[not an Other Qualifying Lender].2
5.The New Lender confirms that it [is / is not] a Sponsor Affiliate.
6.The New Lender expressly confirms that it [can/cannot] exempt the Facility Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in paragraph (c) of Clause 32.1 (Appointment of the Facility Agent).
7.[The New Lender confirms that it [is / is not] a Non-Acceptable L/C Lender.]
8.[The New Lender confirms that it is not a Loan-to-Own/Distressed Investor or an Industry Competitor.]
9.This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
10.This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.This Transfer Certificate has been entered into on the date stated at the beginning of this transfer Certificate.

2     Delete as applicable - each New Lender is required to confirm which of these eight categories it falls within.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Lender]            [New Lender]
By:                By:
This Transfer Certificate is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Facility Agent and the Transfer Date is confirmed as [ ].

[Facility Agent]
By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT
To:    [●] as Facility Agent, and GLOBALFOUNDRIES Inc. as Company, for and on behalf of each Obligor
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This is an Assignment Agreement. Terms defined in the Facilities Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2.We refer to Clause 29.7 (Procedure for assignment) of the Facilities Agreement:
(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facilities Agreement as specified in the Schedule.
(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facilities Agreement specified in the Schedule.
(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.The proposed Transfer Date is [ ].
4.On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.
5.The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) of the Facilities Agreement are set out in the Schedule.
6.The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 29.5 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.
7.The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:
(a)in respect of a Lender to a Singapore Borrower:
(i)[a Singapore Qualifying Lender (other than a Singapore Treaty Lender)];
(ii)[a Singapore Treaty Lender];
(iii)[not a Singapore Qualifying Lender];

(b)in respect of a Lender to a US Borrower:
(i)[a US Qualifying Lender];
(ii)[not a US Qualifying Lender];
(c)in respect of a Lender to a German Borrower:
(i)[a German Qualifying Lender (other than a German Treaty Lender)];
(ii)[a German Treaty Lender];
(iii)[not a German Qualifying Lender];
(d)in respect of a Lender to an Other Borrower:
(i)[an Other Qualifying Lender (other than an Other Treaty Lender)];
(ii)[an Other Treaty Lender];
(iii)[not an Other Qualifying Lender].3
8.[The New Lender confirms that it [is / is not] a member of the Group/Sponsor Affiliate.]
9.The New Lender expressly confirms that it [can/cannot] exempt the Facility Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in paragraph (c) of Clause 32.1 (Appointment of the Facility Agent).
10.[The New Lender confirms that it [is / is not] a Non-Acceptable L/C Lender.]
11.[The New Lender confirms that it is not a Loan-to-Own/Distressed Investor or an Industry Competitor.]
12.This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) of the Facilities Agreement, to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
13.This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
14.This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
15.This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

3     Delete as applicable - each New Lender is required to confirm which of these eight categories it falls within.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Lender]            [New Lender]
By:                By:
This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [ ].
Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by each of them of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.
[Facility Agent]
By:

SCHEDULE 7

FORM OF ACCESSION DEED
To:    [●] as Facility Agent
From:    [Subsidiary] and GLOBALFOUNDRIES Inc.
Dated:
Dear Sirs
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This deed (the "Accession Deed") shall take effect as a Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.
2.[Subsidiary] agrees to become an Additional [Borrower / Guarantor] and to be bound by the terms of the Facilities Agreement as an Additional [Borrower / Guarantor] pursuant to [Clause 31.2 (Additional Borrowers) / Clause 31.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [limited liability company/specify other entity] and registered number [●].
3.[Subsidiary's] administrative details for the purposes of the Facilities Agreement and the other Finance Documents are as follows:
Address:        [●]
Fax No.:        [●]
Attention:    [●]
4.[Subsidiary] intends to give a guarantee, indemnity or other assurance against loss in respect of liabilities under the following document(s):
[Insert details (date, parties and description) of relevant documents]
the "Relevant Documents".
5.[Insert details of any applicable guarantee limitations required in accordance with Schedule 11 (Guarantee limitations in general)]
6.As of the date of this Accession Deed, [Subsidiary] makes the representations set out under Clauses 1 (Status; Power), 2 (Legality; Validity and Enforceability), 3 (Authorisations), 4 (No Proceedings), 5 (Non-Conflict), 8 (Solvency), 10 (Sanctions), 11 (Applicable Laws), 12 (Choice of Law), 17 (Private and Commercial Purposes) and 18 (Pari Passu Ranking) of the Facilities Agreement in respect of itself.

7.This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of GLOBALFOUNDRIES Inc. and executed as a deed by [Subsidiary] and is delivered on the date stated above.
[Subsidiary]    )
EXECUTED AS A DEED    )
By: [Subsidiary]
_________________________________    Director
_________________________________    Director/Secretary
OR

[Subsidiary]    )
EXECUTED AS A DEED    )
By: [Subsidiary]
_________________________________    Signature of Director
_________________________________    Name of Director
in the presence of
_________________________________    Signature of Witness
_________________________________    Name of Witness
_________________________________    Address of Witness
_________________________________
_________________________________
_________________________________    Occupation of Witness
OR

[Subsidiary]    )
EXECUTED AS A DEED    )
By: [Subsidiary]
_________________________________    Signature of Authorised Signatory
_________________________________    Name of Authorised Signatory
_________________________________    [Signature of Authorised Signatory]
_________________________________    [Name of Authorised Signatory]

GLOBALFOUNDRIES Inc.
_________________________________
By:

SCHEDULE 8

FORM OF RESIGNATION LETTER
To:    [●] as Facility Agent
From:    [Resigning Guarantor] and GLOBALFOUNDRIES Inc.
Dated:
Dear Sirs
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.Pursuant to [Clause 31.3 (Resignation of a Borrower) / Clause 31.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower / Guarantor] under the Facilities Agreement and the Finance Documents.
3.We confirm that:
(a)no Default is continuing or would result from the acceptance of this request;
(b)no amount is currently due and payable and unpaid by [resigning Obligor]; and
(c)the aggregate EBITDA and Revenues of the Non-Obligors would not exceed twenty per cent. (20%) of the EBITDA and Revenues of the Adjusted Group, respectively, for the twelve calendar (12) month period ending on [specify test date] as a result of acceptance of this request (where the Revenues of the Adjusted Group means the Revenues of the Group calculated on a consolidated basis excluding the aggregate Revenues of the Excluded Guarantor Companies); and
(d)the aggregate Total Assets of the Non-Obligors would not exceed twenty per cent. (20%) of the Total Assets of the Adjusted Group on [specify test date] as a result of acceptance of this request (where the Total Assets of the Adjusted Group means the Total Assets of the Group calculated on a consolidated basis excluding the aggregate Total Assets of the Excluded Guarantor Companies).
4.This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
GLOBALFOUNDRIES Inc.    [Resigning Obligor]
By:    By:

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE
To:    [●] as Facility Agent
From:    GLOBALFOUNDRIES Inc.
Dated:
Dear Sirs
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.[We confirm that as at [specify test date], the Company is in compliance with the financial covenants set out in Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants) of the Facilities Agreement and the Schedule hereto attaches calculations confirming this.]
3.We confirm that:
(a)the aggregate EBITDA and Revenues of the Non-Obligors would not exceed twenty per cent. (20%) of the EBITDA and Revenues of the Adjusted Group, respectively, for the twelve (12) calendar month period ending on [specify test date] (where Revenues of the Adjusted Group means Revenues of the Group calculated on a consolidated basis excluding the aggregate Revenues of the Excluded Guarantor Companies); and
(b)the aggregate Total Assets of the Non-Obligors would not exceed twenty per cent. (20%) of the Total Assets of the Adjusted Group on [specify test date] (where the Total Assets of the Adjusted Group means the Total Assets of the Group calculated on a consolidated basis excluding the aggregate Total Assets of the Excluded Guarantor Companies).
4.We confirm that the Group's current Committed Debt Facilities are as follows:

Ref.	Committed Debt Facilities	Available and Undrawn Amounts as at [specify test date]
	[]	[]
	[]	[]
Signed    …………………..
Authorised Officer
of
GLOBALFOUNDRIES Inc.

SCHEDULE 10

FORM OF LETTER OF CREDIT
To:    [Beneficiary] (the "Beneficiary")
Date
Irrevocable Standby Letter of Credit no. [●]
At the request of [●], [Issuing Bank] (the "Issuing Bank") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:
1.Definitions
In this Letter of Credit:
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*
"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.
"Expiry Date" means [●].
"Total L/C Amount" means [●].
2.Issuing Bank's agreement
(a)The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [●] p.m. ([London] time) on the Expiry Date.
(b)Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten (10)] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.
(c)The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.
3.Expiry
(a)The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.
(b)Unless previously released under paragraph (a) above, on [●] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
4.Payments
All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.
5.Delivery of Demand
Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:
[
]
6.Assignment
The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.
7.ISP 98
Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.
8.Governing Law
This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.
9.Jurisdiction
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).
Yours faithfully

[Issuing Bank]
By:
NOTES:
*    This may need to be amended depending on the currency of payment under the Letter of Credit.

SCHEDULE
FORM OF DEMAND
To:    [ISSUING BANK]
[Date]
Dears Sirs
Standby Letter of Credit no. [●] issued in favour of [BENEFICIARY]
(the "Letter of Credit")
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.
1.We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
2.Payment should be made to the following account:
Name:
Account Number:
Bank:
3.The date of this Demand is not later than the Expiry Date.
Yours faithfully

(Authorised Signatory)    (Authorised Signatory)
    For
    [BENEFICIARY]

SCHEDULE 11

GUARANTEE LIMITATIONS IN GENERAL
In determining what guarantees will be provided in support of a Facility the following matters will be taken into account. Guarantees shall be limited to the extent that they would otherwise:
1.result in any breach of general statutory limitations, capital maintenance, financial assistance, corporate benefit, fraudulent preference, "thin capitalisation" rules, retention of title claims, regulatory restrictions and similar principles;
2.require any consent by law, statute, the terms of any applicable contract, instrument or constitutional document or otherwise from the minority shareholders in, or any relevant corporate body of, any member of the Group which is not wholly owned (directly or indirectly) by another member of the Group, provided that the relevant company and the Company have used reasonable endeavours to obtain such consent and it has not been obtained;
3.result in a risk to the officers of the relevant grantor of a guarantee of contravention of any statutory duty in such capacity or their fiduciary duties and/or which could reasonably be expected to result in personal, civil or criminal liability on the part of any such director or officer;
4.result in stamp duty, notarisation, registration or other applicable fees, taxes and duties that are disproportionate to the benefit of increasing the guaranteed amount and the maximum guaranteed amount shall be limited accordingly; or
5.would have a material adverse effect (i) on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement; or (ii) on the tax arrangements of the Group or any member of the Group, provided that, in each case, the relevant member of the Group shall use reasonable endeavours to overcome such obstacle. The guaranteed obligations will be limited where necessary to prevent any material additional tax liability of any member of the Group.

SCHEDULE 12

REPRESENTATIONS
1.Status; Power
(a)It is duly organised, formed or incorporated and validly existing and, if applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation or incorporation and has the power to conduct its business as currently conducted.
(b)It and each of its Subsidiaries has the power and authority and is duly authorised to enter into and comply with the Finance Documents to which it is a party.
2.Legality, Validity and Enforceability
(a)Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.
(b)The Finance Documents to which it is a party are admissible in evidence in its jurisdiction of incorporation.
3.Authorisations
All authorisations required to enable the lawful entry into and compliance with the Finance Documents to which it is a party have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect on the date such authorisations are required by the Finance Documents and/or as a matter of law.
4.No Proceedings
No litigation, arbitration or administrative proceedings (to the best of its knowledge and belief) have been started or are pending or threatened against it which could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
5.Non-Conflict
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:
(a)in any material respect, its constitutional documents;
(b)in any material respect, any law, rule, regulation or order; or
(c)to the extent such conflict has a Material Adverse Effect, any agreements binding on it or any of its subsidiaries (which are Obligors) or any of its or their assets.
6.No Default
No Default is continuing or will result from the entry into, or the performance of any transaction contemplated by, any Finance Document to which it is a party.

7.Provision of Information
(a)To the best of is knowledge and belief after such enquiry as it considers prudent, the factual information contained in the Information Package was correct in all material respects as at the date on which the relevant information was provided.
(b)Subject to any subsequent disclosure, the Information Package did not omit to state any material fact and no information has been given or withheld that results in the information contained in the Information Package, taken as a whole, being untrue or misleading in any material respect.
8.Solvency
On the Signing Date (or, in the case of an Additional Guarantor, but only in respect of such Additional Guarantor, on the date that it becomes an Additional Guarantor) no formal legal proceedings or other formal procedure or step as described in paragraph (b) of Clause 5 (Insolvency Events) of Schedule 16 (Events of Default) has been taken and is current (and has not been stayed or dismissed), other than such proceedings or steps that are frivolous or vexatious.
9.Financial Statements
The most recent consolidated Financial Statements of the Company delivered in accordance herewith were prepared in accordance with Approved Accounting Principles, consistently applied, and fairly represent its consolidated financial position as at the end of, and consolidated results of operations for, the period to which they relate.
10.Sanctions
Neither it nor, to its actual knowledge, any of its directors or officers are currently subject to any Sanctions.
11.Applicable Laws
Without limiting Clause 14 (Corrupt Practices Laws) of Schedule 12 (Representations), it is in compliance in all material respects with all applicable laws.
12.Choice of Law
Subject to any Legal Reservations, the choice of law under the Finance Documents is enforceable against it and foreign judgments rendered against it as a result of such choice of law would be recognised and enforceable in its jurisdiction of incorporation.
13.Taxes
(a)To the best of its knowledge, it has filed or caused to be filed all Tax returns and Tax information returns that are required to have been filed by it in any jurisdiction and has paid in full all Taxes due and payable on such returns and all other Taxes payable by it, to the extent that such Taxes have become due and payable, except for filings and Taxes that are being contested by it in good faith;

(b)All required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, recording, perfection, priority and/or admissibility in evidence of any Finance Document payable as of the date that this representation is given have been paid in full or an appropriate exemption therefrom has been obtained and all such filings, recordings or other acts have been made or will be duly made within the required time periods for so doing; and
(c)
(i)in respect of a payment made by the Company, no Tax Deduction is required to be made by the Company from any payment it may make to any Finance Party under any of the Finance Documents.
(ii)in respect of a payment made by a Borrower other than the Company, no Tax Deduction is required to be made by such Borrower from any payment it may make to any Finance Party under any of the Finance Documents which is a Qualifying Lender.
14.Corrupt Practices Laws
Neither it nor, to its actual knowledge, any of its directors or officers, acting on its behalf, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other payment prohibited under any Corrupt Practices Laws applicable to it concerning such payments or gifts and it has instituted and maintains policies and procedures designed to prevent violations of applicable anti-bribery and corruption laws and regulations.
15.Anti-Money Laundering
Its operations are and have been conducted at all times in compliance with the applicable financial record keeping and reporting requirements and anti-money laundering statutes in its jurisdiction of incorporation and in all other jurisdictions in which it conducts business (collectively "Anti-Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitration involving it with respect to Anti-Money Laundering Laws is pending and, to its knowledge, no such actions, suits or proceedings are threatened or contemplated.
16.Immunity
Subject to the Legal Reservations, neither it nor its respective assets has any, or is entitled to claim or assert any, right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court, suit, set-off, legal proceedings generally, attachment before judgment, attachment in aid of execution or other attachment or execution of judgment under the applicable laws of its jurisdiction of incorporation or any other jurisdiction in which its assets are located in connection with any action to enforce any Finance Document.
17.Private and Commercial Purposes
The execution, delivery and performance by it of each Finance Document to which it is a party are private and commercial acts performed for private and commercial purposes.

18.Pari Passu Ranking
Its payment obligations under the Finance Documents rank at least pari passu in right of payment with all its other unsecured and unsubordinated creditors (subject to applicable law).
19.Projections
Each of the financial and operating projections provided to any of the Finance Parties by or on behalf of the Company and contained in the Information Package:
(a)was prepared with due care and in good faith;
(b)represents a good faith, reasonable estimate as of the date such projection was provided, based on reasonable assumptions (where such assumptions are not stated to have been provided by a third party) as to all matters affecting the estimates therein; and
(c)was prepared on a basis substantially consistent with its Financial Statements.
20.Pension Liabilities
The Company and each other Obligor maintains and funds its pension schemes (if any) in accordance with all applicable laws in all material respects where failure to do so has or would reasonably be expected to have a Material Adverse Effect.
21.Times When Representations Made
(a)All the representations in this Schedule 12 are made by the Company in respect of itself and each other Obligor on the Signing Date to the Finance Parties.
(b)The Repeating Representations are deemed to be made by (i) the Company on each Utilisation Date under this Agreement in respect of itself and, where applicable, in respect of each other Obligor to the Finance Parties and (ii) each other Obligor on each Utilisation Date under this Agreement in respect of itself to the Finance Parties.
(c)The Repeating Representations are deemed to be made by the Company on the last day of each Interest Period under this Agreement in respect of itself and, where applicable, in respect of each other Obligor to the Finance Parties.
(d)If a member of the Group becomes an Additional Obligor after the Signing Date, the representations set out under Clauses 1 (Status; Power) to 5 (Non Conflict) (inclusive), 8 (Solvency), 10 (Sanctions) to 12 (Choice of Law) (inclusive), 17 (Private and Commercial Purposes) and 18 (Pari Passu Ranking) will be made by the Company in respect of such Additional Obligor and by such Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.
(e)The representations set out in Clause 9 (Financial Statements) are deemed given in respect of the most recent consolidated Financial Statements of the Company delivered in accordance with this Agreement on the date of such delivery.

(f)Each representation deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation is deemed to be made.

SCHEDULE 13

INFORMATION COVENANTS
1.Financial Statements
(a)The Company shall provide to the Facility Agent (with sufficient copies for each Lender):
(i)as soon as they are available, but in any event, within one hundred and twenty (120) calendar days after the end of each of its Financial Years, the audited and consolidated Financial Statements and unaudited consolidating income statement and balance sheet for that Financial Year for the Company; and
(ii)as soon as they are available, but in any event, within ninety (90) calendar days after the end of each of the first three quarters of each of its Financial Years, unaudited and consolidated Financial Statements and unaudited consolidating income statement and balance sheet for that quarter for the Company.
2.Compliance Certificate
(a)The Company shall provide the Facility Agent (with sufficient copies for each Lender), together with:
(i)the most recent Financial Statements delivered pursuant to (a)(i) of Clause 1 (Financial Statements) above; and
(ii)Financial Statements in respect of the second quarter of its Financial Year delivered pursuant to (a)(ii) of Clause 1 (Financial Statements) above, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants) and Clause 7 (Guarantor Coverage) of Schedule 14 (Affirmative Covenants) with respect to the relevant Calculation Date and the Calculation Period ending on such date.
(b)Each Compliance Certificate shall be signed by an Authorised Officer of the Company.
3.Information; Miscellaneous
The Company shall supply to the Facility Agent (with sufficient copies for each Lender):
(a)all material documents required by applicable law or regulation to be dispatched by the Company to its creditors generally at the same time as they are dispatched;
(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and
(c)promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

4.Notification of Default
(a)The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly (and in any event within fourteen (14) calendar days) upon becoming aware of its occurrence.
(b)Promptly upon a request by the Facility Agent, the Company shall provide to the Facility Agent a certificate signed by an Authorised Officer of the Company on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
5."Know your customer" checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;
(ii)any change in the status of an Obligor or the composition of its shareholders after the Signing Date; or
(iii)a proposed assignment or transfer pursuant to this Agreement by a Lender or the Facility Agent of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)The Company shall, by not less than ten (10) Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 31.4 (Additional Guarantors).
(d)Following the giving of any notice pursuant to paragraph (iii) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
6.Financial Covenants
(a)On each Calculation Date:
(i)the Debt Service Coverage Ratio shall be at least 1.1:1.0; and
(ii)the Obligors hold at least US$350,000,000 (less the aggregate of available and undrawn amounts under any Committed Debt Facilities) in Cash or Cash Equivalent Investments.
(b)The covenants contained in this Clause 6 will be tested semi-annually by reference to the consolidated Financial Statements of the Company for the relevant Calculation Period with such adjustments as are necessary to determine the consolidated position of the Adjusted Group from such consolidated Financial Statements, unless the annual Financial Statements of the Company for all of the relevant period are available, in which case those annual consolidated Financial Statements shall be used instead.
(c)The components of each definition used in this Clause 6 will be calculated in accordance with the Approved Accounting Principles.
7.Change of Financial Year
The Company shall not change its financial year end (other than due to it being a 52-week financial year or moving to a calendar year basis).
8.Acquisition, Merger or Reorganisation
The Company shall provide the Facility Agent with not less than thirty (30) calendar days prior notice (or, if shorter, such period of notice (if any) as the Company shall determine shall be the maximum notice that can be given without breaching legal, regulatory or confidentiality restrictions applicable to the relevant transaction) of the consummation of any material proposed acquisition, merger or Reorganisation (other than a transaction between Obligors, between Non-Obligors or between Obligors and Non-Obligors where the resulting entity or entities are each an Obligor), together with sufficient information (subject to applicable confidentiality requirements) regarding the proposed terms thereof to allow the Facility Agent to determine (acting reasonably) compliance with this Agreement.

SCHEDULE 14

AFFIRMATIVE COVENANTS
1.Maintenance of Existence
Save in accordance with any transaction permitted under Clause 3 (Merger) of Schedule 15 (Negative Covenants), each Obligor shall at all times preserve and maintain:
(a)its legal existence under applicable laws of the jurisdiction in which it is incorporated; and
(b)its qualifications to do business in full force and effect in the jurisdiction in which it is incorporated or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.
2.Authorisations
Each Obligor shall promptly obtain, comply with in all material respects and do all that is necessary to maintain in full force and effect any authorisation required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
3.Compliance with Laws
Each Obligor shall comply with all applicable laws to which it may be subject if failure to so comply would have or would be reasonably likely to have a Material Adverse Effect.
4.Books, Records and Inspections; Accounting and Audit Matters
(a)The Company shall maintain adequate management information and cost control systems and shall keep proper books of record and account adequate to reflect fairly the financial condition and results of its operations and shall implement and maintain all internal management and accounting practices and controls necessary to ensure compliance with and to Corrupt Practices Laws.
(b)The Company shall maintain copies of the books of records and accounts of each other Obligor at its offices and, subject to applicable safety procedures, upon reasonable notice at reasonable times and on no more than one occasion per year, unless an Event of Default is continuing (in which case, on any number of occurrences), shall give access to (or procure access to) any Finance Party (and any of its officers and designated representatives) to its property and its books of records and accounts and documents and such copies of the books of records and accounts of each other Obligor.
(c)Each Obligor shall, subject to applicable safety procedures, upon reasonable notice and at reasonable times, if a Default or Event of Default is continuing, give access to any Finance Party (and any of its officers and designated representatives) to its books of records and accounts and documents to the extent reasonably considered relevant in the context of such Default or Event of Default.

5.Taxes
Each Obligor shall ensure payment of all Taxes when due, except where the payment of such Taxes is being contested in good faith by the Obligor with appropriate reserves established in accordance with the Approved Accounting Principles and where such contest does not and could not reasonably be expected to result in a Material Adverse Effect.
6.Proper Legal Form
Each Obligor shall take all action within its control required to ensure that each Finance Document to which it is a party:
(a)is in proper legal form under applicable laws of the jurisdiction in which it is incorporated and (if different) of the jurisdiction by which it is governed; and
(b)(subject to the guarantee limitations in the case of the Obligors) is capable of enforcement in its jurisdiction of incorporation and such other jurisdiction (if applicable) without further action on the part of any Finance Party.
7.Guarantor Coverage
The Company shall ensure that the aggregate EBITDA, Revenues and Total Assets of the Non-Obligors does not exceed twenty per cent. (20%) of the EBITDA, Revenues and Total Assets of the Adjusted Group, respectively, where the Revenues and Total Assets of the Adjusted Group means the Revenues and Total Assets of the Group calculated on a consolidated basis excluding the aggregate Revenues and Total Assets of the Excluded Guarantor Companies.
8.Insurance
The Company shall procure that the members of the Group shall obtain and maintain insurance in respect of their business and assets, from financially sound and reputable insurers and in amounts and with coverages, deductibles and indemnities that are, in each case, consistent with Prudent Industry Practice.
9.Rights to Property
One or more members of the Group has and shall maintain such other rights to use the assets necessary to carry on the Group's business as it is currently being conducted and as conducted from time to time.
10.Pari Passu Ranking
Each Obligor shall take all actions necessary to ensure that its payment obligations under the Finance Documents rank at least pari passu in right of payment with the claims of all its other unsecured and unsubordinated creditors (subject to applicable law).
11.Sanctions
(a)Subject to paragraph (b) below, each Borrower shall ensure that proceeds of the Facilities made available to it will not directly nor indirectly be lent, contributed or otherwise made available to any person (whether or not related to such Borrower):

(i)for the purpose of financing the activity of any person currently subject to Sanctions;
(ii)for the benefit of any country currently subject to Sanctions; or
(iii)for the benefit of any person in any country currently subject to Sanctions, in a manner that would result in a violation of Sanctions applicable to such Borrower.
(b)The covenants in paragraph (a) above shall (A) be made by a EU Obligor or (B) apply for the benefit of a Restricted Lender only to the extent that giving, complying with or having the benefit of, as applicable, such covenants and undertakings would not result in any violation of, conflict with or liability under the EU Blocking Regulation.

SCHEDULE 15

NEGATIVE COVENANTS
The Company shall procure that:
1.Negative Pledge
(a)Except for Permitted Security, no member of the Group shall create or permit to subsist any Security securing Financial Indebtedness over any of its assets.
(b)Except for Permitted Security, no member of the Group shall:
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any member of the Group;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, each such arrangement being "Quasi-Security".
2.Disposals
No member of the Group shall sell, lease, license, transfer or otherwise dispose of any asset (each, a "disposition") other than Permitted Disposals.
3.Merger
No member of the Adjusted Group shall enter into any amalgamation, demerger, merger or Reorganisation other than:
(a)under an intra-Adjusted Group amalgamation, demerger, merger or Reorganisation on a solvent basis not involving an Obligor or, if it involves an Obligor, where paragraph (b) below is satisfied in relation to such Obligor;
(b)in the case of an Obligor, where the Obligor is the surviving entity and such transaction does not adversely affect the ability of that Obligor to perform its obligations under the Finance Documents, the validity and enforceability of the Finance Documents against that Obligor or any right or remedy of the Finance Parties in respect of the Finance Documents;
(c)in the case of a Guarantor, where the Guarantor is not the surviving entity, but where the surviving entity becomes a Guarantor within thirty (30) calendar days of the consummation of such transaction and where such event and accession does not materially adversely affect the ability of such Guarantor to perform its obligations under the Finance Documents;

(d)where it involves either (A) only Non-Obligors and would be either a permitted disposal under Clause 2 (Disposals) above or a permitted investment of the type described in paragraph (b) of the definition of "Permitted Investment" or (B) an Obligor and would be a permitted disposal under Clause 2 (Disposals) above; or
(e)any other transaction approved by the Facility Agent.
4.Immunity
In any proceedings, no Obligor shall claim or assert for itself or any of its material assets any immunity (including claims of sovereign immunity) as against any Finance Party from suit, execution, attachment or other legal process, whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise.
5.Financial Indebtedness
(a)Subject to paragraph (b) below, no member of the Adjusted Group shall incur any Financial Indebtedness, except to the extent that, on the date of the incurrence of any Financial Indebtedness (taking into account the incurrence of such Financial Indebtedness) the Leverage Ratio and Projected Leverage Ratio are not greater than forty per cent. (40%).
(b)The incurrence of Financial Indebtedness described at paragraphs (b), (g) (but only to the extent Cash belonging to an Obligor is pooled with that of any other member of the Adjusted Group), (i), (l), or (m) of the definition of "Permitted Indebtedness" shall not require compliance with, or be included in the calculation of, the Leverage Ratio or Projected Leverage Ratio.
6.Acquisitions; Investments
No member of the Adjusted Group shall acquire assets or make any investments on or after the Signing Date outside of the ordinary course of its business (it being understood that acquisitions or investments consisting of strategic acquisitions, joint ventures or partnerships, in each case related to the acquiror's or investor's business shall be deemed to be within the ordinary course of the acquiror's or investor's business) other than any Permitted Investment.
7.Distribution
The Company shall not pay any Distribution unless, on the date of such Distribution:
(a)after giving effect to such Distribution, the Obligors would hold at least US$350,000,000 (less the aggregate of available and undrawn amounts under any Committed Debt Facilities) in Cash or Cash Equivalent Investments;
(b)the Debt Service Coverage Ratio as at the most recent Calculation Date was at least 1.3:1.0;
(c)no Default has occurred and is continuing (or would occur as a result of such Distribution); and
(d)such Distribution is made in compliance with applicable law.

8.Corporate Documents; Capital Structure
(a)No Obligor shall amend or modify its constitutional documents or modify its legal form, except for any amendment or modification:
(i)in connection with any transaction permitted Clause 3 (Merger) of this Schedule; or
(ii)that does not materially and adversely affect the rights of the Finance Parties under the Finance Documents.
(b)Each Obligor shall promptly provide the Facility Agent with written notice of any change of its name or principal place of business.
9.Nature of Business
No material change shall be made to the general nature of the business of the Company or the Group from that carried on at the Signing Date.

SCHEDULE 16

EVENTS OF DEFAULT
The Company shall procure that:
1.Non-Payment
(a)Either Borrower or the Company does not pay on the due date any amount of principal, interest or Fees payable under the Finance Documents (unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date).
(b)Either Borrower or the Company does not pay any amount (other than principal, interest or Fees) payable to the Finance Parties under the Finance Documents within ten (10) Business Days after becoming due.
2.Breach of Other Obligations
(a)An Obligor fails to comply with any obligation set out in Clause 6 (Financial Covenants) of Schedule 13 (Information Covenants), Clauses 1 (Maintenance of Existence) and 3 (Compliance with Laws) (to the extent relating to any Sanctions, anti-bribery or anti-money laundering laws) of Schedule 14 (Affirmative Covenants) and 7 (Distribution) of Schedule 15 (Negative Covenants) hereto.
(b)An Obligor fails to comply with any obligation set out in Schedule 13 (Information Covenants), Schedule 14 (Affirmative Covenants) and Schedule 15 (Negative Covenants) hereto (other than those referred to in Clause 1 (Non-Payment) and paragraph (a) above) which is not remedied within thirty (30) calendar days after the earlier of:
(i)the date on which the Company becomes, or reasonably should have been, aware thereof; and
(ii)the date on which the Company receives written notice thereof from the Facility Agent.
(c)An Obligor fails to comply with any provision of the Finance Documents (other than those referred to in Clause 1 (Non-Payment) or paragraphs (a) and (b) above) which is not remedied within forty-five (45) calendar days after the earlier of:
(i)the date on which the Company becomes, or reasonably should have been, aware thereof; and
(ii)the date on which the Company receives written notice thereof from the Facility Agent.
(d)A Subordinated Creditor fails to comply with any provision of the Subordination Deed which is not remedied within forty-five (45) calendar days after the earlier of:
(i)the date on which such Subordinated Creditor becomes, or reasonably should have been, aware thereof; and

(ii)the date on which Subordinated Creditor receives written notice thereof from the Facility Agent.
3.Misrepresentation
Any representation made (or deemed to be made in accordance with Clause 21 (Times When Representations Made) of Schedule 12 (Representations)) by an Obligor under this Agreement is false or misleading in any material respect when made or repeated and, if the condition that renders such representation false or misleading is capable of being rectified, such condition is not rectified for a period of thirty (30) calendar days after the earlier of:
(a)the date the Company or, as applicable, the relevant Obligor, became aware, or reasonably should have become aware, of such misrepresentation; and
(b)the date on which the Facility Agent gives notice thereof to the relevant Obligor.
4.Cross-default
Any Financial Indebtedness of a member of the Adjusted Group (other than Financial Indebtedness under the Finance Documents or the Shareholder Loans) in excess of:
(a)US$50,000,000 (or its equivalent in any other currency or currencies) is not paid when due (or after giving effect to any applicable grace period); or
(b)US$50,000,000 (or its equivalent in any other currency or currencies) is declared to be due and payable prior to its specified maturity as a result of an event of default (howsoever described).
5.Insolvency Events
(a)An Obligor is unable or admits inability to pay its debts as they fall due or a Borrower incorporated in Germany is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).
(b)Any formal legal proceedings or other formal procedure or step (or any analogous procedure or step is taken in any jurisdiction) is taken in relation to:
(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or Reorganisation of any Obligor;
(ii)a composition, compromise, assignment or similar arrangement with any creditor of any Obligor (excluding the Finance Parties in their capacity as such under, and acting in accordance with this Agreement); or
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager or other similar officer in respect of any Obligor or its assets, and, in each case, in the event such procedure or step is initiated by any person other than an Obligor, such procedure or step is not stayed or dismissed within sixty (60) calendar days of commencement, provided that this shall not include an event arising as a consequence of a transaction permitted under paragraph (b) of Clause 3 (Merger) of Schedule 15 (Negative Covenants).
(c)The occurrence of any creditors' process affecting material assets of any Obligor which is not discharged within sixty (60) calendar days.
6.Illegality
It is or becomes unlawful for an Obligor to perform or otherwise comply with one or more of its material obligations under any Finance Document.
7.Invalidity; Unenforceability
Subject to any Legal Reservations, any material obligation of an Obligor under the Finance Documents is rendered invalid or unenforceable or is claimed by an Obligor not to be valid or enforceable and, such event is not remedied within thirty (30) calendar days after the earlier of (i) the date the Company or, as applicable, the relevant Obligor, became aware, or reasonably should have become aware, thereof and (ii) the date on which the Facility Agent gives notice thereof to the relevant Obligor.
8.Consents
Any authorisation required to be maintained pursuant to the Finance Documents is not obtained or effected, is revoked or is not renewed, and any such circumstance has or would be reasonably likely to have a Material Adverse Effect.
9.Judgment
A judgment against any Obligor in excess of US$50,000,000 (or its equivalent in any other currency or currencies) is rendered by a court or tribunal, is not subject to appeal and is not paid within ninety (90) calendar days of the date of its entry (subject to an extension of thirty (30) calendar days beyond any stay of the execution of such judgment within sixty (60) calendar days of its entry).
10.Repudiation
The Company or any other Obligor repudiates any of its respective obligations under any Finance Document to which it is a party.
11.Declared Company
Any Borrower incorporated in Singapore is declared by the Minister of Finance of Singapore to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

SCHEDULE 17

FORM OF CONFIDENTIALITY AGREEMENT
This document is intended to be used with all LMA Facility Agreements whether or not they contain the new LMA Confidentiality Undertaking.

For the avoidance of doubt, this document is in a non-binding, recommended form. Its intention is to be used as a starting point for negotiation only. Individual parties are free to depart from its terms and should always satisfy themselves of the regulatory implications of its use.
LMA CONFIDENTIALITY LETTER (SELLER). A SEPARATE LMA CONFIDENTIALITY LETTER IS AVAILABLE FOR USE BETWEEN A SELLER'S AGENT/BROKER AND A PURCHASER'S AGENT/BROKER.
THE CONFIDENTIALITY PROVISIONS CONTAINED IN THIS LETTER HAVE BEEN PRODUCED SPECIFICALLY FOR THE SECONDARY TRADING OF LOANS. THIS LETTER SHOULD NOT THEREFORE BE USED FOR PRIMARY SYNDICATION. A SEPARATE LMA CONFIDENTIALITY LETTER IS AVAILABLE FOR USE WITH PRIMARY SYNDICATION.
[Letterhead of Seller]
Date: [     ]
To:

[insert name of Potential Purchaser]

Re:    The Agreement

Company: (the "Company") Date: Amount: Agent:

Dear Sirs
We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.Confidentiality Undertaking
You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.
2.Permitted Disclosure
We agree that you may disclose:
2.1to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
2.2subject to the requirements of the Agreement, to any person:
(a)to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;
(b)with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;
(c)to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and
2.3notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.
3.Notification of Disclosure
You agree (to the extent permitted by law and regulation) to inform us:

3.1of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.Return of Copies
If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.
5.Continuing Obligations
The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a Lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a Lender of record, the date falling [twelve (12)] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve (12)] months after the date of your final receipt (in whatever manner) of any Confidential Information.
6.No Representation, Consequences of Breach, etc.
You acknowledge and agree that:
6.1neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
6.2we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.Entire Agreement: No Waiver, Amendments, etc.
7.1This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
7.3The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.
8.Inside Information
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.
9.Nature of Undertakings
The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.
10.Third Party Rights
10.1Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this letter.
10.2The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
10.3Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
11.Governing Law and Jurisdiction
11.1This letter (including the agreement constituted by your acknowledgement of its terms) (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.
11.2The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
12.Definitions
In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:
"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or
(b)is identified in writing at the time of delivery as non-confidential by us or our advisers; or
(c)is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
"Group" means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).
"Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

…................................
For and on behalf of
[Seller]
To:    [Seller]
The Company and each other member of the Group

We acknowledge and agree to the above:
…................................
For and on behalf of
[Potential Purchaser]

SCHEDULE 18
FORM OF INCREASE CONFIRMATION
To:    [●] as Facility Agent, [[●] as Issuing Bank]4 and GLOBALFOUNDRIES Inc. as Company, for and on behalf of each Obligor
From:    [the Increase Lender] (the "Increase Lender")
Dated:
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.We refer to Clause 2.2 (Increase) of the Facilities Agreement.
3.The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it had been an Original Lender under the Facilities Agreement in respect of the Relevant Commitment(s).
4.The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [     ].
5.On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.
6.The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 38.2 (Addresses) of the Facilities Agreement are set out in the Schedule.
7.The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (j) of Clause 2.2 (Increase) of the Facilities Agreement.
8.The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:
(a)in respect of a Lender to a Singapore Borrower:
(i)[a Singapore Qualifying Lender (other than a Singapore Treaty Lender)];
(ii)[a Singapore Treaty Lender];
(iii)[not a Singapore Qualifying Lender];
(b)in respect of a Lender to a US Borrower:
4     Only if there is an Issuing Bank in respect of the applicable Facility.

(i)[a US Qualifying Lender];
(ii)[not a US Qualifying Lender];
(c)in respect of a Lender to a German Borrower:
(i)[a German Qualifying Lender (other than a German Treaty Lender)];
(ii)[a German Treaty Lender];
(iii)[not a German Qualifying Lender];
(d)in respect of a Lender to an Other Borrower:
(i)[an Other Qualifying Lender (other than an Other Treaty Lender)];
(ii)[an Other Treaty Lender];
(iii)[not an Other Qualifying Lender].5
9.The Increase Lender confirms that it [is / is not] a Sponsor Affiliate.
10.The Increase Lender expressly confirms that it [can/cannot] exempt the Facility Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in paragraph (c) of Clause 32.1 (Appointment of the Facility Agent).
11.[The Increase Lender confirms that it [is / is not] a Non-Acceptable L/C Lender.]
12.[The Increase Lender confirms that it is not a Loan-to-Own/Distressed Investor or an Industry Competitor.]
13.This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
14.This Agreement and any non-contractual obligations arising out of or in connection with it governed by English law.
15.This Agreement has been entered into on the date stated at the beginning of this Agreement.

5     Delete as applicable - each Increase Lender is required to confirm which of these eight categories it falls within.

SCHEDULE
Relevant Commitment/rights and obligations
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent and the Increase Date is confirmed as [ ].

[Facility Agent]
By:

[Issuing Bank]
By:

SCHEDULE 19

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE
Part A

Form of Notice on entering into Notifiable Debt Purchase Transaction
To:    [] as Facility Agent
From:    [The Lender]
Dated:
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates or members of the Group) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.We have entered into a Notifiable Debt Purchase Transaction.
3.The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
Additional L/C Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
Revolving Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

PART B

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate
To:    [] as Facility Agent
From:    [The Lender]
Dated:
GLOBALFOUNDRIES Inc. – Revolving and L/C Facilities Agreement
dated [●] 2019 (the "Facilities Agreement")
1.We refer to paragraph (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates or members of the Group) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.
2.A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated / ceased to be with a Sponsor Affiliate].6
3.The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Currency)
Additional L/C Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
Revolving Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

6     Delete as applicable.

SCHEDULE 20

EXISTING FINANCE LEASES AND CAPITAL LEASES

As of June 30, 2019 for existing Finance Leases
Description of Finance Lease	Total Amount (US$ '000)
Germany:
Dresden EVCI original & extension Dresden EVCII original and extension Dresden M1_GasFarm_Original_new Dresden M2_GasFarm Amendment	54,983 60,304 21,143 31,120
United States: F8_GasFarm F8_GasFarm ext2 F8_GasFarm 3O2 F8_GasFarm LN2 F8_TDC Purifier F8_UPGR 16x Equip flow F8_UPGR He flow F8_Con BGY 1 BGY 2 F8_Hydrogen Amend6 F8_Oxygen Amend6 F8_Waste System F8_Tank Upgrade Amend9 F8_US Bulk Gas Yard 3	17,707 49,128 245 241 6,372 5,330 222 1,488 5,002 2,946 402 715 69,300

Singapore:
SNP Elect Gases FAB7 Phase1 SNP Bulk Gases SNP Elect Gases FAB7 Phase7Ca SNP Elect Gases FAB7 Phase7Cb	2,415 18,339 21,135 625
SNP SOXAL	37,743
TOTAL FINANCE LEASE OBLIGATIONS	406,905

SCHEDULE 21

EXISTING INVESTMENT COMMITMENTS
Part A

Existing loans and guarantees already made or committed to be made

[None as at the Signing Date]

Part B

Other investments already committed

[None as at the Signing Date]

SCHEDULE 22
FORM OF ACCEPTABLE LETTER OF CREDIT
To:    [Beneficiary]
IRREVOCABLE STANDBY LETTER OF CREDIT NO. [●]
We hereby establish our irrevocable standby Letter of Credit No. [●] (the "Letter of Credit") in favour of [●] (the "Beneficiary") at the request of [●], a company organized and existing under the laws of [●] (the "Principal"), in the maximum aggregate sum of [●]) (such amount being the "Stated Amount"), effective immediately and expiring as provided in paragraph 3 of this Letter of Credit, unless otherwise extended.
1.A drawing hereunder may be made on any Business Day prior to the expiration of this Letter of Credit by delivering no later than [11:00 a.m. (London time)] on [such Business Day], to [Name and Address of Issuing Bank] (the "Issuing Bank") (or at such other address as may be designated by the Issuing Bank in a written notice delivered to the Beneficiary), [(i)] a drawing statement of the Beneficiary, in the form of Annex 1 attached hereto, appropriately completed and duly signed by an authorized officer of the Beneficiary, [and (ii) a draft in the form of Annex 2 attached hereto].
2.We hereby agree to honour a drawing hereunder made in strict conformity with the terms and conditions of this Letter of Credit by transferring in immediately available funds in the amount specified in the drawing statement delivered to us in connection with such drawing request to such account at such bank as is specified in such drawing statement delivered to us pursuant to, and in accordance with, paragraph 1 hereof, by [1:00 p.m. (London time)], on [the Business Day] following the date of receipt of such drawing request.
3.This Letter of Credit shall expire at the close of banking hours at our office in [same address of Issuing Bank as specified above], on the date which is [one (1) year] from the date hereof (the "Stated Expiration Date"); [provided, however, that the Stated Expiration Date shall be automatically extended for a period of [one (1) year] effective upon the Stated Expiration Date and each [annual] anniversary of the Stated Expiration Date (each such annual anniversary date being referred to herein as the "New Stated Expiration Date")] unless, at least [sixty (60) days] prior to the Stated Expiration Date [or any such New Stated Expiration Date, as the case may be,] we notify the Beneficiary (with a copy to the Principal) by [registered mail or similar overnight courier service at the above addresses], that this Letter of Credit shall not be extended beyond the Stated Expiration Date [or the New Stated Expiration Date, as the case may be]. If the Beneficiary is so notified, the Beneficiary may at any time on or before the Stated Expiration Date [or the applicable New Stated Expiration Date, as the case may be,] draw the full amount available hereunder.
4.If a demand for payment made hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give prompt notice to the person delivering such drawing request that the demand for payment was not effective in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor, and that we will upon instructions from such person hold any documents at his disposal or return the same to him. Upon being notified that the drawing request was not effected in conformity with this Letter of Credit, the person who submitted the drawing request may attempt to correct any such non-conforming drawing request, provided conforming documents are presented by the Stated Expiration Date [or the applicable New Stated Expiration Date, as the case may be].
5.Partial and multiple drawings are permitted under this Letter of Credit.

6.Under no circumstances shall we be obliged to honour any drawing request which does not comply with the terms and conditions set forth herein, and the maximum liability with respect to any request for payment made hereunder shall be the Stated Amount. Upon the payment by us of the amount specified in a drawing statement presented to us in connection with any drawing request hereunder, we shall be fully discharged of our obligations in respect of such drawing request.
7.As used herein, "Business Day" shall mean [a day when banks are open for business in [●]].
8.This Letter of Credit is irrevocable and shall not be assigned by us or by the Beneficiary.
9.The Beneficiary shall have no obligation under or in connection with this Letter of Credit to make any payment or reimbursement to us with respect to any drawing hereunder or otherwise.
10.This Letter of Credit is subject to the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590. This Letter of Credit shall be deemed to be a contract made under the laws of [England and Wales] and shall, as to matters not governed by the International Standby Practices (ISP98), be governed by and construed in accordance with the laws of [England and Wales].
11.This is not a contract of guarantee and all payments which are to be made by us hereunder will be made free and clear of and without deduction for or as a result of any set-off or counterclaim or the raising of any defense which would be available to the Principal.
12.In the case of any drawing, as of the date any drawing is honoured, the Stated Amount shall automatically be reduced by an amount equal to 100% of such drawing. Reductions in the Stated Amount resulting from any drawing shall not be reinstated.
13.This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except for Annex 1 [and Annex 2] hereto and the notices referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for Annex 1 [and Annex 2] hereto.
Yours faithfully,

[Issuing Bank]
By:

ANNEX 1
DRAWING STATEMENT UNDER IRREVOCABLE STANDBY LETTER OF CREDIT

NO. [●]
_________________, 20__
[Issuing Bank]
Attention:
Re:    Irrevocable Standby Letter of Credit No. [●]
Ladies and Gentlemen:
The undersigned is making a drawing under the above-referenced Letter of Credit and hereby certifies to you as follows:
1.The person signing on behalf of the undersigned is a duly authorized officer of the undersigned.
2.The undersigned hereby makes demand under the above-referenced Letter of Credit for $[●], which amount is not in excess of the Stated Amount. Such amount is to be transferred to [insert wire transfer instructions for appropriate account with the Beneficiary].
3.The undersigned has concurrently presented to you its draft drawn in the amount specified in paragraph 2 above. The date of the draft is the date of this certificate, which is not later than the Stated Expiration Date [or the applicable New Stated Expiration Date, as the case may be].
All terms used herein which are defined in the Letter of Credit have the same meanings when used herein.
[Beneficiary]
as Beneficiary
By:

ANNEX 2
DRAFT UNDER IRREVOCABLE STANDBY LETTER OF CREDIT
NO. [●]
_________________, 20__
At sight pay to [●] at [Account Information] the amount of $[●] drawn on [Issuing Bank], as issuer of Irrevocable Standby Letter of Credit No. [●], dated _________, 20__.
[________________________]
By: __________________________
Authorised Signatory

EXECUTION PAGES
THE COMPANY
GLOBALFOUNDRIES INC.

By: /s/Douglas Devine
Name: Douglas Devine
Title: CFO

THE ORIGINAL GUARANTORS

GLOBALFOUNDRIES DRESDEN MODULE ONE LIMITED LIABILITY
COMPANY & CO. KG
represented by its general partner GLOBALFOUNDRIES Dreseden Module One LLC

By: /s/Thomas Morgenstern
Name: Dr. Thomas Morgenstern
Title: SVP and General Manager

GLOBALFOUNDRIES DRESDEN MODULE TWO LIMITED LIABILITY
COMPANY & CO. KG
represented by its general partner GLOBALFOUNDRIES Dreseden Module One LLC

By: /s/Thomas Morgenstern
Name: Dr. Thomas Morgenstern
Title: SVP and General Manager

GLOBALFOUNDRIES SINGAPORE PTE. LTD.

By: /s/Douglas Devine
Name: Douglas Devine
Title: Director
GLOBALFOUNDRIES U.S. INC.

By: /s/Douglas Devine
    [GF 2019 – RCF and LC Signature Page]

Name: Douglas Devine
Title: CFO

GLOBALFOUNDRIES NETHERLANDS HOLDING B.V.

By: /s/Cheryl Peck
Name: Cheryl Peck
Title: Director

GLOBALFOUNDRIES MANAGEMENT SERVICES LIMITED LIABILITY
COMPANY & CO. KG
represented by its general partner GLOBALFOUNDRIES Dreseden Module Two LLC

By: /s/Thomas Morgenstern
Name: Dr. Thomas Morgenstern
Title: SVP and General Manager

GLOBALFOUNDRIES DRESDEN MODULE ONE LLC

By: /s/Thomas Morgenstern
Name: Thomas Morgenstern
Title: Manager

GLOBALFOUNDRIES DRESDEN MODULE ONE HOLDING GMBH

By: /s/Thomas Morgenstern
Name: Dr. Thomas Morgenstern
Title: Managing Director (Geschäftsführer)

GLOBALFOUNDRIES DRESDEN MODULE TWO LLC

    [GF 2019 – RCF and LC Signature Page]

By: /s/Thomas Morgenstern
Name: Thomas Morgenstern
Title: Manager

GLOBALFOUNDRIES DRESDEN MODULE TWO HOLDING GMBH

By: /s/Thomas Morgenstern
Name: Dr. Thomas Morgenstern
Title: Managing Director (Geschäftsführer)

GLOBALFOUNDRIES (NETHERLANDS) COÖPERATIEF U.A.

By: /s/James Doyle
Name: James Doyle
Title: Board Member A

GLOBALFOUNDRIES NETHERLANDS B.V.

By: /s/Cheryl Peck
Name: Cheryl Peck
Title: Director

GLOBALFOUNDRIES U.S. 2 LLC

By: /s/James Doyle
Name: James Doyle
Title: Director
By: /s/Cheryl Peck Name: Cheryl Peck Title: Board Member B

    [GF 2019 – RCF and LC Signature Page]

THE ORIGINAL BORROWERS
GLOBALFOUNDRIES INC.

By: /s/Douglas Devine
Name: Douglas Devine
Title: CFO

GLOBALFOUNDRIES SINGAPORE PTE. LTD.

By: /s/Douglas Devine
Name: Douglas Devine
Title: Director

GLOBALFOUNDRIES U.S. INC.

By: /s/Douglas Devine
Name: Douglas Devine
Title: CFO

    [GF 2019 – RCF and LC Signature Page]

THE ARRANGERS

DBS BANK LTD. By: /s/Loy Hwee Chuan Name: Loy Hwee Chuan, Senior Vice President By: /s/Ong Yong Hong Name: Ong Yong Hong, Senior Vice President

    [GF 2019 – RCF and LC Signature Page]

CITIBANK, N.A., LONDON BRANCH

By: /s/Sahir Mudasar

Name: Sahir Mudasar, Vice President

    [GF 2019 – RCF and LC Signature Page]

THE BOOKRUNNERS

DBS BANK LTD. By: /s/Loy Hwee Chuan Name: Loy Hwee Chuan, Senior Vice President By: /s/Ong Yong Hong Name: Ong Yong Hong, Senior Vice President

    [GF 2019 – RCF and LC Signature Page]

CITIBANK N.A., LONDON BRANCH

By: /s/Sahir Mudasar

Name: Sahir Mudasar, Vice President

    [GF 2019 – RCF and LC Signature Page]

THE ORIGINAL REVOLVING LENDERS

BANK OF AMERICA, N.A. By: /s/Jakub Piasecki Name: Jakub Piasecki, Vice President

    [GF 2019 – RCF and LC Signature Page]

CITIBANK, N.A.

By: /s/Siddarth Bansal

Name: Siddarth Bansal, Director

    [GF 2019 – RCF and LC Signature Page]

DBS BANK LTD.

By: /s/Loy Hwee Chuan

Name: Loy Hwee Chuan, Senior Vice President

By: /s/Ong Yong Hong

Name: Ong Yong Hong, Senior Vice President

    [GF 2019 – RCF and LC Signature Page]

JPMORGAN CHASE BANK, N.A.

By: /s/Ilinca Mihaescu

Name: Ilinca Mihaescu, Vice President

    [GF 2019 – RCF and LC Signature Page]

THE ORIGINAL ADDITIONAL L/C LENDER

CITIBANK, N.A. By: /s/Siddarth Bansal Name: Siddarth Bansal, Director

    [GF 2019 – RCF and LC Signature Page]

THE FACILITY AGENT

CITIBANK EUROPE PLC, UK BRANCH By: /s/Jane Styles Name: Jane Styles

    [GF 2019 – RCF and LC Signature Page]